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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 5, 2014

Registration No. 333-196155

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CVSL Inc.
(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	5961 (Primary Standard Industrial Classification Code Number)	98-0534701 (I.R.S. Employer Identification Number)

2400 North Dallas Parkway, Suite 230
Plano, Texas 75093
(972) 398-7120
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John P. Rochon
CVSL Inc.
2400 North Dallas Parkway, Suite 230
Plano, Texas 75093
(972) 398-7120
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Hank Gracin, Esq. Leslie Marlow, Esq. Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 Phone: (212) 907-6457 Fax: (212) 208-4657	Daniel I. Goldberg, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 Phone: (212) 521-5400 Fax: (212) 521-5450

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $0.0001 par value(2)(3)	$69,000,000	$8,887.20(4)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)
Includes shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.

(4)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2014

PRELIMINARY PROSPECTUS

             Shares

Common Stock

We are offering             shares of our common stock. Our common stock is traded on the OTCQX Marketplace, operated by the OTC Markets Group, under the symbol "CVSL." Our common stock has been approved for listing on the NYSE MKT under the symbol "CVSL," subject to meeting all of the NYSE listing standards on the date of this offering and official notice of issuance. The last reported sale price of our common stock on the OTCQX Marketplace on                        , 2014 was $            per share.

We anticipate that the offering price of our common stock will be between $            and $            per share. For factors considered in determining the public offering price of the shares of common stock offered hereby, see "Determination of Offering Price Range." We expect to effect a            -for-            reverse stock split of our outstanding common stock just prior to the date of this prospectus.

Investing in our common stock involves risk. See "Risk Factors" beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
See "Underwriting" for a description of the compensation payable to the underwriters.

We have granted a 30-day option to the underwriters to purchase up to            additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about                        , 2014.

Cantor Fitzgerald & Co.

                        , 2014

TOMBOY TOOLS
Longaberger
Paperly
agel
My Secret Kitchen
Luzern, Switzerland
•International HQ
•Global expansion team, M&A, operational support
Central and Eastern Europe
W. Europe, Middle East and Africa
North America
Asia Pacific
Latin America
Dallas, TX
•Global HQ
•Office of the Chairman, Senior Mgt, Deal Shop and Strategic Operations
inspiration
CVSL Presence
CVSL HQ
CVSL Subsidiary HQ

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of common stock and the distribution of this prospectus outside of the United States.

This prospectus includes trademarks, service marks and trade names owned by CVSL and its subsidiaries. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

i

 PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under "Risk Factors" in this prospectus and our consolidated financial statements and notes thereto appearing at the end of this prospectus. Except where the context requires otherwise, in this prospectus the terms "CVSL," "our company," "we," "us" and "our" refer to CVSL Inc., a Florida corporation, and, where appropriate, its subsidiaries. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a pro forma basis as if a reverse stock split of our outstanding shares of common stock at a ratio of            -for-            that we expect to effect just prior to the date of this prospectus has occurred.

Overview

We operate a multi-brand direct selling/micro-enterprise company that employs innovative operational, marketing, social networking and e-commerce strategies to drive a high-growth global business. We are engaged in a long-term strategy to develop a large, global, diverse company that combines the entrepreneurship, innovation and relationship-based commerce of micro-enterprise with the infrastructure and operational excellence of a large scale company. We are building an online "community" consisting of a growing number of entrepreneurs and their customers, who can share various economic benefits of membership. Our growth is supported by a highly disciplined acquisition strategy focused on quality targets that can benefit from our significant operational expertise, turnaround strategies, financial resources, access to innovative technologies, and core infrastructure. We completed our first seven acquisitions of direct selling companies during 2013 and in the first quarter of 2014 and currently have a presence in seven major product categories: home décor, gourmet foods and spices, nutritional supplements, skin care, home improvement, stationery and home security. During 2013, we had $84.9 million in revenues. The following table sets forth our quarterly revenues for the fiscal year ended 2013, revenues for the first and second quarter of 2014 and aggregate revenues for our four most recent reported quarters:

	Fiscal Year 2013				Fiscal Year 2014
							Trailing Four Quarters
	Q1	Q2	Q3	Q4	Q1	Q2
Revenues	$4,268,010	$20,116,868	$23,750,749	$36,810,551	$26,670,921	$24,586,118	$111,818,339

Our disciplined acquisition strategy is derived from the industry knowledge and operating expertise of our management team, which we believe allows us to identify, evaluate and integrate premium micro-enterprise companies that can benefit from our company's resources, while contributing to our overall growth strategy. We have grown at a rapid pace as a result of our recent acquisitions and intend to continue to aggressively pursue additional acquisitions in the micro-enterprise space. As of the date of this prospectus, our micro-enterprise portfolio is comprised of the following seven businesses:

Business*	Date of Acquisition	Number of Countries with Sales Presence	Products
The Longaberger Company	March 18, 2013	2	Premium hand-crafted baskets and products for the home
Your Inspiration at Home	August 22, 2013	3	Hand-crafted spices from around the world
Project Home (formerly Tomboy Tools)	October 1, 2013	1	Tools designed for women, as well as home security systems
Agel	October 22, 2013	40	Nutritional supplements and skin care products
My Secret Kitchen	December 20, 2013	1	Unique line of gourmet food products
Paperly	December 31, 2013	1	Custom stationery and paper products
Uppercase Living	March 13, 2014	2	Customizable vinyl expressions for display on walls

*
We have signed a definitive acquisition agreement to acquire Golden Girls LLC ("Golden Girls"), an entity that exchanges gold, silver and platinum jewelry for cash; however, the transaction has not yet closed.

Each company we acquire maintains its own unique identity, sales force, leadership, brand and culture. CVSL provides each company it acquires with a common shared corporate infrastructure that provides operating efficiencies in areas such as sourcing, manufacturing, IT, distribution and administration. CVSL also provides operational expertise and cross-pollination of business ideas and best practices across companies. With each acquisition we expand our product and service base, our customer base and our geographic base, as well as our independent sales force. CVSL currently has sales in more than 40 countries on six continents around the world and has established a strong foundation for further international expansion for all of its companies. We believe we have an opportunity to leverage the resources, infrastructure and local market expertise we have in each of the countries where we have operations and sales.

In addition to the direct selling companies identified above, on September 25, 2012, we consummated a share exchange agreement (the "Share Exchange Agreement") with HCG and Rochon Capital Partners, Ltd. ("Rochon Capital"), an entity controlled by John Rochon, our Chief Executive Officer and Chairman of the Board, whereby Rochon Capital transferred 100% of the outstanding shares of Happenings Communications Group, Inc. ("HCG") to us in exchange for approximately 95% of the common stock (on a fully-diluted basis upon issuance) of CVSL, to be issued in two tranches, the first of which was issued on September 25, 2012, and the second of which will be issued on such future date as will be determined by Rochon Capital, in its sole discretion (as described further in this prospectus). The exchange resulted in HCG becoming our wholly-owned subsidiary.

From September 2012 until our first acquisition in March 2013, our primary focus was on the publishing business conducted by HCG, which until March 2013 was our sole revenue producing business. For the year ended December 31, 2012, we derived $0.9 million in revenue from the operations of HCG. Prior to our acquisition of HCG in September 2012, our primary business was the development of products for medical use. The medical products line of business was terminated in December 2012. HCG publishes a monthly magazine, Happenings Magazine, which references events and attractions, entertainment and recreation, and people and community in Northeast Pennsylvania. HCG also provides marketing and creative services to various companies, including direct selling companies. Such services may include creating brochures, sales materials, websites and other communications for independent sales representatives and ultimate customers. As a result, HCG is available to serve as an "in-house" resource for our current direct selling companies and the direct selling companies we hope to acquire in the future.

Because John Rochon, our Chief Executive Officer and Chairman of the Board, through his control of Rochon Capital, will continue to control more than 50% of the outstanding voting power of our common stock following the offering, we will be classified as a "controlled company" within the meaning of applicable NYSE MKT rules. In the event our common stock is listed on the NYSE MKT, we will qualify as a "controlled company" because Mr. Rochon, through his control of Rochon Capital, will continue to hold in excess of 50% of our voting securities. As a controlled company, we will qualify for certain exemptions to the NYSE MKT listing requirements, including the requirement that a majority of our directors be independent, and the requirements to have a compensation committee and a nominating and corporate governance committee, each composed of entirely independent directors.

Recent Developments

On July 31, 2014, TLC and CFI NNN Raiders, LLC ("CFI"), entered into an Agreement of Purchase and Sale (the "Sale Leaseback Agreement") pursuant to which TLC agreed to sell to CFI certain real estate owned by TLC and used by TLC in its manufacturing, distribution and showroom activities. The real estate described in the Sale Leaseback Agreement was purchased by CFI and the aggregate purchase price was $15,800,000 ($4,400,000 of which is held with CFI as a security deposit and will be released to TLC over time as certain targets are met).

Concurrently with entering into the Sale Leaseback Agreement, we entered into a Master Lease Agreement with CFI (the "Master Lease Agreement"). The Master Lease Agreement provides for a 15-year lease term and specifies the base quarterly rental for the real estate leased. The base quarterly rent in the first year is $551,772 and increases 3% annually each year thereafter. During the lease term, all of the costs, expenses and liabilities associated with the real estate are to be borne by us, and we are entitled to the unlimited use of the real estate. The Master Lease Agreement includes customary events of default, including non-payment by us of the quarterly rental or other charges due under any The Master Lease Agreement. We used the proceeds from the sale of the real estate to pay off outstanding bank debt and intend to use the remaining proceeds for working capital purposes.

Strengths and Competitive Advantages

We believe that the following sets us apart from our competitors:

  •
  Our experienced management team and board of directors.  Our management team and board of directors (the "Board") are comprised of highly experienced industry leaders, including John P. Rochon, our Chairman of the Board and Chief Executive Officer. Mr. Rochon has 35 years of experience in capital markets, finance, operations, mergers and acquisitions, business planning, technology, sales and brand building, including an ownership position and prior senior management experience as the Chairman and Chief Executive Officer of Mary Kay Inc., a company he led through global expansion to 37 countries, a major investment in technology and a successful management-led leveraged buyout. Other members of the senior management team and the Board have also had significant experience in the direct selling industry and other industries, including Russell Mack (Mary Kay, American and United Airlines, the White House), Kelly Kittrell (Bank of America, Ernst & Young, KPMG Peat Marwick), William Randall (Mary Kay, BeautiControl), and Julie Rasmussen (Mary Kay, Hertz Russia, with clients including RJR Nabisco, Johnson and Johnson). In addition, our team includes other employees and consultants with significant experience in the direct selling industry, including Thomas Reynolds, Ph.D. (Wirthlin Reynolds, clients including Coca Cola, Federal Express, Procter and Gamble) and Richard Holt (Amway, NuSkin).

  •
  Our diverse product offerings and large distributor and customer base.  Each company that we acquire adds to our diverse product offerings portfolio as well as to our large representative and customer base. Currently, we have over 40,000 active independent sales force members and numerous customers in our CVSL family. We currently offer products and services in the following categories: home décor, gourmet foods and spices, nutritional supplements, personalized stationery, skin care, home improvement and home security. We intend to grow our business into additional product and service categories.

  •
  A differentiated shopping experience integrating social media and other state of the art technologies.  We provide a differentiated shopping experience for our customers through our energized sales force and our innovative use of social media and other technologies for the sale of our products and services, which provides a multi-channel presence. For example, each of our independent sales representatives has his or her own personalized webpage which allows them to offer a convenient shopping experience and to establish a loyal customer base. We have invested in a state of the art IT system for use by our independent sales force members, as well as a new Enterprise Resource Planning ("ERP") system for operational use. Starting in April, 2014, CVSL began converting to its new, more modern and sophisticated IT platform for these functions, internally and externally. These systems are being implemented first at TLC. We plan to eventually use these systems at all of our other companies. This new IT system makes the shopping experience easier and more efficient for customers. Our technology upgrade at TLC has two distinct but related aspects, both of which are aimed at improving the company's efficiency as a business and making it more attractive to sellers and customers. The internal side of the upgrade, the ERP system, gives the company improved ability to manage all aspects of its operations and finance, including financial planning, regular reporting of daily financial metrics to management, ordering of components for manufacturing and vendor-sourced products, accounting, and similar aspects of monitoring the business in order to make better-informed business decisions. The external side of the upgrade is the IT platform on which TLC's sales force monitors their own businesses. It provides them with the information they need to track sales, their progress toward achievement and reward levels, and their downline recruits. The IT platform also includes a customer-facing side, which includes the individual web sites from which customers can shop and place orders. Independent sales representatives now have a centralized site for product information and placing orders, and customers can now more easily maneuver through the site from the home page to the order pages with less clicks. Separately, we have been developing, and have launched, a new website for our benefits program called "CVSL Connections," which seeks to bring all of our independent sales representatives, along with their respective customers, into our virtual community, where they can explore the offerings of all of our CVSL companies, view social media postings from all of our CVSL companies, and receive a range of discounts and other benefits from third-party partners.

  •
  Our ability to benefit from the brand recognition and loyal customers of each company we acquire.  We strive to acquire target companies with well established brands and loyal customers. We believe this approach allows us to maximize sales opportunities by increasing the chances that our customers will buy multiple products and services from our CVSL family of companies. We intend that each company that we bring into the CVSL community will maintain its own brand identity, independent sales representatives, key product lines and key leaders.

  •
  Our scalable business model.  CVSL provides each company it acquires with a common shared corporate infrastructure that provides operating efficiencies in sourcing, manufacturing, IT, distribution and administration. As noted above, a new IT system is being introduced at TLC for sales support and a new ERP system for operational use, and once fully implemented it is expected that the systems will be made available to all other CVSL companies. In addition, Your Inspiration at Home ("YIAH") has now begun operations in North America while continuing operations in Australia, operating out of our Newark, Ohio office building and Project Home, formerly conducting business under the name Tomboy Tools ("Project Home"), has shifted inventory and distribution from its facilities in Denver, Colorado to our Ohio facilities. YIAH's manufacturing facility in Australia has commenced production of certain products to be sold by My Secret Kitchen in the United Kingdom, allowing for both companies to benefit from economies of scale and best practices in manufacturing. We anticipate further integration over time of back-office functions by all our companies, resulting in what we expect to be additional cost synergies. "Shared services" are also being developed in areas such as marketing support, travel, distribution, customer care and legal support. CVSL also provides operational expertise and cross-pollination of business ideas across companies. Our role in managing our companies varies according to the needs and circumstances of each company. Our intention is that all of our companies will be able to operate in a relatively self-sufficient manner on a day-to-day basis, drawing upon our management as needed to set strategy, improve operations or solve problems, such as identifying suitable strategic business opportunities or other partnerships. However, companies may require varying levels of involvement from the CVSL management team from time to time. For example, TLC has required rather significant, hands-on management by members of the CVSL team in order to help it bring its costs under control and to ensure that it operates with best practices. Agel, on the other hand, sells products in approximately 40 countries and, because each international market tends to be comparatively self-contained from a management perspective, it has required less hands-on management from CVSL than TLC.

  •
  Our unique incentives program.  Through our CVSL Connections program, we are building an array of attractive benefits and other incentives for our independent sales representatives and their customers, including a range of useful discounts in areas such as travel, amenities, office supplies, entertainment, services and other benefits. The Hertz Corporation is the first partner, subsequently joined by Vivint, Inc. Home Automation, Bond Street Office Supplies, Square Inc. Payment Solution, Dynamics co-branded Visa credit cards, Protect America, Inc. Home Security and XOOM Energy, LLC. We are in various stages of discussion with a number of other partners. We have launched a web-based portal for members of the CVSL Connections program and will continue to build out features and offers available over time, which will allow members to access these exclusive benefits. As the CVSL Connections program grows over time, we believe it will have a powerful impact on customer and sales field loyalty.

Our Strategy

Our goal is to combine the power of micro-enterprise with the power of personal networks, linking millions of interpersonal relationships in a virtual "community." We are engaged in a long-term growth strategy to develop a large, diverse global company in the micro-enterprise sector. A core component is our ongoing acquisition strategy, which we expect will result in additional revenue being added as more companies are acquired. We intend to "build out" the CVSL family of companies across multiple dimensions by expanding in each of the following areas:

  •
  Product and Service Categories.  We seek to acquire micro-enterprise companies with diverse product and service offerings, which will allow us to gain a foothold in a fundamental category of products or services that has significant potential to grow over time. The size of a target company is not as important to us as gaining entry into a desirable new product or service category. We also believe that we will be able to grow each of our portfolio companies organically by our leveraging of operational infrastructure, as well as shared best practices in operations, sales and sales field recruiting. As described under "Strengths and Competitive Advantages-Our Scalable Business Model," we are already leveraging our operational infrastructure to support our current companies. For example, YIAH and Project Home use office and distribution space at our facilities in Ohio and the shared services events and marketing teams at our offices have helped multiple companies that previously used outside third parties with new catalogues and event planning. In addition to the shared operational resources currently being leveraged by the various companies, we have plans to continue to integrate the back-office. For example, the implementation of our new ERP system at TLC is expected to be rolled out to the other companies over time, which will be beneficial from a simplicity (single system to manage and operate) and cost (single system to host and maintain) standpoint.

  •
  Geography.  We seek to acquire companies in new geographic markets. Our major markets outside the United States currently are Australia, Italy, Russia and other Eastern European countries. Each time we acquire a company in a new geographic market, we gain a foothold in that country which represents additional growth potential. Each new geographic market we are able to penetrate becomes an established platform in which our other portfolio companies may conduct commerce, saving the investment of time and expense that would be otherwise necessary for each company to open new markets individually. Although we do not have any immediate plans to expand our sales or operations to any new countries and believe that there is ample room to expand our sales and operations within the countries in which we currently have a presence, should a business opportunity in a new country present itself, we would consider entering such geographic markets.

  •
  The "Consumer Cloud."  Every micro-enterprise company we acquire brings with it names and contacts that represent personal relationships with current sellers, former sellers, current customers and former customers. We intend to use social media as one method to reach and connect all of these people. There are numerous connections already within the CVSL family of companies and we intend to continue to add many more connections through organic growth and acquisitions. The "consumer cloud" refers to a database with a list of connections, including information regarding current and former sellers in our independent sales force, current and former customers, in some cases current and former hosts or hostesses (for party plan companies), and employees. The number of such connections varies according to the size of the company. From this database we are able to derive information regarding these individuals including names, addresses, email addresses, phone numbers and past selling or purchasing history. These persons can be reached via email, and in some cases by phone or in writing. They can also be reached when they visit the websites of any CVSL company, or the website for the CVSL Connections program, or the personalized website of any of our CVSL independent sales representatives.

    In the consumer cloud, CVSL can inform these contacts about opportunities or product or service offerings at all of our CVSL companies, it can engage them in dialog through social media (e.g., Facebook), and can provide them with benefits and privileges such as discounts on products or services offered by third-party partners—for example, rental cars, office supplies, a credit card offering, etc. Each time a CVSL company adds another seller or customer to its database, it obtains additional connections from that person (organic growth), and each time CVSL acquires another company, it adds to its database the total number of connections which that acquired company has already accumulated. These connections represent numerous personal relationships between family members, friends, neighbors, co-workers, etc. When a consumer recommends a product to a friend, family member or neighbor, that recommendation carries more credibility than even the most effective advertising. Our strategy is to build a virtual "community" which offers its members an attractive and growing array of benefits and privileges.

  •
  Gender Demographics.  Our collective sales forces of our companies, and their customers, represent both gender demographics, although the gender breakdown varies from company to company. We seek to acquire companies that will appeal to both gender demographics. For example, the sales force of TLC and its customer base is predominantly female, while the sales force and customer base of Agel, is comprised of more men than women. In general, the micro-enterprise/direct selling sector globally tends to be more female than male. According to a 2011 study by the Direct Selling Association, 78% of direct selling entrepreneurs were female. However, both genders are represented in varying proportions, depending on the nature of the product or service.

The Direct Selling Industry

Direct selling is a well-established sales channel where products are marketed directly to customers, eliminating the need for middlemen, wholesalers, advertisers and retailers. The global direct selling market is a growing $166 billion industry. The U.S. portion of the direct selling industry alone exceeds $31 billion in annual sales. Worldwide, more than 90 million people are estimated to participate in direct selling. According to the World Federation of Direct Selling Associations, the four largest direct selling markets are the United States, Japan, China and Brazil, but the direct selling industry has a strong presence in every region of the world.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to invest in our common stock. In particular, you should carefully consider the following risks, which are discussed more fully in "Risk Factors" beginning on page 12 of this prospectus.

  •
  We have suffered operating losses since inception and we may not be able to achieve profitability;

  •
  We may be unable to service, or upon maturity, refinance or repay, our current outstanding debt obligations or any future debt obligations, which require a significant amount of cash;

  •
  We may be unable to successfully implement our acquisitions strategy;

  •
  We may be unable to successfully integrate acquired companies;

  •
  We may have difficulty managing or supporting future growth;

  •
  A significant percentage of our voting securities are under the control of John Rochon;

  •
  We are dependent upon certain members of management and certain affiliated entities;

  •
  Each of our subsidiaries is dependent on its key personnel, the loss of which could have a significant adverse effect on the operations of the affected subsidiary;

  •
  We may be unable to attract and retain key employees and independent sales representatives;

  •
  We may be unable to compete in the market for the retention of independent sales representatives, acquisition candidates or product sales;

  •
  We may not satisfy U.S. and international regulatory requirements;

  •
  Our business depends upon our ability to gain market acceptance of our products;

  •
  Our business depends upon our information technology systems;

  •
  We are subject to certain risks of conducting business internationally;

  •
  We need to protect our intellectual property;

  •
  We need to protect against product liability claims or intellectual property claims; and

  •
  Our management will have broad discretion over our use of proceeds from this offering.

Our Business Philosophy: A Letter from the Chairman

We believe commerce has the power to serve high ideals, including prosperity and dignity for all humankind. We strive to employ micro-enterprise to generate opportunity that nurtures the human spirit. We believe that the desire for a life of self worth, freedom, a sense of belonging and financial security is an elemental force of human nature. If commerce taps into this force, we believe it can release energy that has the power to warm even the coldest community and satisfy the need for meaningful lives everywhere in the world.

All people crave a feeling of self worth. They want the freedom to use their talents productively. They desire a sense of belonging and financial security for their families. We believe that bringing these benefits to as many people as possible is a worthy goal that goes beyond just acquiring companies and growing successful businesses. As we see it, CVSL's true currency is human connection and fulfillment. Strong financial returns are a byproduct.

Commerce and communication technology should create new ways to connect people. Enlightened commerce is built upon meaningful connections. CVSL is acquiring, building and enlarging networks of connections that are rooted in family and friendships and served by social media and e-commerce. We see the micro-enterprise sector as the perfect convergence of these connections.

CVSL's goal is to use the power of micro-enterprise, harnessed to social media, to help bring self worth, freedom, a sense of belonging and economic security to millions of people around the world.

In pursuing this goal, CVSL is doing something profoundly important in addition to seeking to generate healthy results for our investors.

Sincerely,

John Rochon
Chairman, CVSL Inc.

Our Corporate Information

We were incorporated under the laws of Delaware in April 2007 under the name Cardio Vascular Medical Device Corporation. In June 2011, we converted to a Florida corporation and changed our name to Computer Vision Systems Laboratories, Corp. On May 27, 2013, we changed our name to CVSL Inc. Our principal offices are located at 2400 North Dallas Parkway, Suite 230, Plano, Texas 75093, and our telephone number at that office is (972) 398-7120. We maintain an Internet website at www.cvsl.us.com. The information on this website is not included or incorporated in and is not a part of this prospectus.

 The Offering

Common stock offered by us	shares
Over-allotment option

We have granted the underwriters a 30-day option to purchase up to            additional shares of our common stock from us at the public offering price less underwriting discounts and commissions. The option may be exercised only to cover any over-allotments.

Common stock outstanding after the offering	shares (or shares if the underwriters exercise their over-allotment option in full)
Use of Proceeds	We intend to use the proceeds from this offering for acquisitions of other synergistic direct selling companies and general working capital purposes. See "Use of Proceeds."
Risk Factors	See the section entitled "Risk Factors" beginning on page 12 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
OTCQX trading symbol	CVSL
Proposed NYSE MKT symbol

Our common stock has been approved for listing on the NYSE MKT under the symbol "CVSL," subject to meeting all of the NYSE listing standards on the date of this offering and official notice of issuance.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, will be based on 487,923,903 shares outstanding as of August 31, 2014 and:

  •
  excludes 1,375,000 shares of common stock issuable upon exercise of outstanding warrants, 375,000 of which have been issued to a potential supplier and have an exercise price of $0.55 per share and 1,000,000 of which have been issued to a consultant and have an exercise price of $0.64, which number of shares will be subject to adjustment in connection with the anticipated            -for-            reverse stock split of our issued and outstanding shares of common stock;

  •
  excludes 504,813,514 shares of our common stock issuable to Rochon Capital (the "Second Tranche Stock) in connection with the second tranche closing (the "Second Tranche Closing") under the Share Exchange Agreement upon its request, the timing of which is in Rochon Capital's sole discretion. Rochon Capital has advised that the shares to be issued in the Second Tranche Closing will be subject to adjustment in connection with the anticipated            -for-            reverse stock split of our issued and outstanding shares of common stock;

  •
  excludes 64,000,000 shares of our common stock issuable upon the mandatory conversion of a convertible promissory note in the principal amount of $20.0 million held by Richmont Capital Partners V LP ("RCP V"), on or about June 22, 2015 or such earlier date as may be mutually agreed by us and RCP V, which number of shares will be subject to adjustment in connection with the anticipated            -for-            reverse stock split of our issued and outstanding shares of common stock; and

  •
  excludes the exercise by the underwriters of their option to purchase up to            additional shares of common stock from us in this offering.

We anticipate effecting a            -for-            reverse stock split of our issued and outstanding shares of common stock just prior to the date of this prospectus. Unless we indicate otherwise, all references to share numbers in this prospectus reflect this reverse stock split.

 SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our consolidated financial data as of December 31, 2013 and for the years ended December 31, 2013 and 2012, derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus and our summary statement of operations data for the six months ended June 30, 2013 and 2014, and the balance sheet data as of June 30, 2014 from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. In our opinion, such unaudited consolidated financial statements include all adjustments consisting of only normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. Our historical results of operations and financial condition are not necessarily indicative of the results or financial condition that may be expected in the future. You should read the following summary financial data together with our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus together with the sections entitled "Capitalization," and "Risk Factors" included in this prospectus.

	Year Ended December 31,		Six months Ended June 30,
Statement of Operations Data	2013	2012	2014	2013
Revenues	$84,850,502	$930,073	$51,257,039	$24,843,804
Program costs and discounts	(20,139,341)	—	(10,196,353)	(6,358,982)

Net Revenues	64,711,161	930,073	41,060,686	18,484,822
Costs of sales	29,027,643	324,923	13,878,643	9,153,149

Gross profit	35,683,518	605,150	27,182,043	9,331,673
Gain on sale of assets			(406,912)
Impairment of goodwill	—	2,488,708	—	—
Commissions and incentives	16,432,061	—	12,978,029	3,203,947
Selling, general and administrative	27,918,877	2,291,991	21,455,360	10,454,806

Operating loss	(8,667,420)	(4,175,549)	(6,844,434)	(4,327,080)
(Gain) loss on marketable securities	(499,949)	—	552,085	—
Interest expense, net	1,609,313	42,673	479,378	604,048

Loss from continuing operations before income tax provision	(9,776,784)	(4,218,222)	(7,875,897)	(4,931,128)
Income taxes	273,000	—	491,921	—

Loss from continuing operations	(10,049,784)	(4,218,222)	(8,367,818)	(4,931,128)
Loss from discontinued operations, net of income taxes of $0	—	(184,725)	—	—

Net loss	(10,049,784)	(4,402,947)	(8,367,818)	(4,931,128)
Net income (loss) attributable to non-controlling interest	(1,518,719)	—	(1,686,020)	(784,672)

Net loss attributed to common stockholders'	$(8,531,065)	$(4,402,947)	$(6,681,798)	$(4,146,456)

Basic and diluted loss per share:
Weighted average common shares outstanding	994,102,491	451,274,391	992,882,941	992,525,840
Loss from continuing operations	(0.01)	(0.01)	(0.00)	(0.00)
Loss from discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)

Net loss attributable to common stockholders'	$(0.01)	$(0.01)	$(0.01)	$(0.00)

	As of June 30, 2014
	Actual (Unaudited)	As Adjusted(1)
Balance sheet data:
Cash and cash equivalents	$4,176,351
Marketable securities	5,223,472
Total current assets	30,769,384
Total assets	61,148,470
Total current liabilities	32,683,979
Long-term liabilities	26,583,396
Total stockholders' equity	$1,881,095

(1)
The as adjusted balance sheet data reflects the sale of             shares of our common stock in this offering at an assumed price of                         per share (the midpoint of the price range indicated on the cover page of this prospectus), and the application of the net proceeds therefrom after deducting underwriting discounts and commissions and other estimated offering expenses by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. Investors should carefully consider the risks described below in addition to the other information contained in this prospectus, including our financial statements and related notes included elsewhere in this prospectus before deciding whether to invest in our securities. If any of the following risks actually occurs, our business, consolidated financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus as a result of different factors, including the risks we face described below.

Risks Relating To Our Business

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of $(19,767,575) as of June 30, 2014 and $(13,085,777) as of December 31, 2013 and we expect to continue to incur increasing expenses in the foreseeable future related to our long-term growth strategy to develop a large, diverse global company in the micro-enterprise sector. As a result, we are sustaining operating and net losses, and it is possible that we will never be able to achieve or sustain the revenue levels necessary to attain profitability.

Because we have recently acquired a large number of businesses, it is difficult to predict if we will continue to generate our current level of revenue.

Prior to March 2013, our primary business was publishing a monthly magazine, Happenings Magazine, and prior to September 2012, we were engaged in the development and commercialization of medical devices. During 2013 and in the first quarter of 2014, we completed seven business acquisitions, changing our business focus away from that of the publishing business and medical devices business towards the direct selling business. It is too early to predict whether consumers will accept, and continue to use, on a regular basis, the products generated by the companies we acquired in these recent acquisitions or the direct selling companies we hope to acquire in the future. We have had a very limited operating history as a combined entity and the impact of our recent acquisitions is difficult to assess. Therefore, our ability to sustain our current revenue is uncertain and there can be no assurance that we will continue to be able to generate significant revenue or be profitable.

We rely upon our existing cash balances and cash flow from operations to fund our business and if our cash flow from operations is inadequate, we will need to raise money through a debt or equity financing, if available, or curtail operations.

The adequacy of our cash resources to continue to meet our future operational needs depends, in large part, on our ability to increase product sales and/or reduce operating costs. If we are unsuccessful in generating positive cash flow from operations, we could exhaust our available cash resources and be required to secure additional funding through a debt or equity financing, significantly scale back our operations, and/or discontinue many of our activities which could negatively affect our business and prospects. Additional funding may not be available or may only be available on unfavorable terms.

To service our debt obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. Any failure to meet our debt service obligations, or to refinance or repay our outstanding indebtedness as it matures, could materially adversely impact our business, prospects, financial condition, liquidity, results of operations and cash flows.

Our ability to satisfy our debt obligations and repay or refinance our maturing indebtedness will depend principally upon our future operating performance. We are required to make monthly payments under our promissory notes that mature on February 14, 2023 and October 22, 2018 in the principal amounts of $4.0 million and $1.7 million, respectively. In addition, we are obligated to repay the aggregate principal amount of $1,000,000 owed under three notes together with accrued interest in July 2015. As a result, prevailing economic conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make payments on and to refinance our debt. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, incurring additional debt, issuing equity or convertible securities, reducing discretionary expenditures and selling certain assets (or combinations thereof). Our ability to execute such alternative financing plans will depend on the capital markets and our financial condition at such time. In addition, our ability to execute such alternative financing plans may be subject to certain restrictions under our existing indebtedness. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants compared to those associated with any debt that is being refinanced, which could further restrict our business operations. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or our inability to refinance our debt obligations on commercially reasonable terms or at all, would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operations and cash flows.

Our investments in marketable securities are subject to market risks, which may result in losses.

As of June 30, 2014, we had $5,223,472 in marketable securities, invested primarily in a diversified portfolio of corporate and government bonds. At June 30, 2014 we did not have any investments in equity securities. However, we have from time to time and may in the future invest in equity securities. During the three and six months ended June 30, 2014, our loss on marketable securities was $58,289 and $0.6 million, respectively. At December 31, 2013, the fair market value of equity securities totaled $1,390,355 and the fair market value of the fixed income securities totaled $10,439,897. These investments are subject to general credit, liquidity, market and interest rate risks that could have a negative impact on our results of operations.

Our business is difficult to evaluate because we have recently expanded, and intend to continue to expand, our product offerings and customer base.

Although our business has grown rapidly, we are still in the early stages of the implementation of our primary growth strategy, which is to increase our acquisitions of, and our number of strategic transactions with, other direct selling companies, and potentially companies engaged in other direct selling related businesses. As such, it may be difficult for investors to analyze our results of operation, to identify historical trends or even to make quarter-to-quarter comparisons because we have operated many of these newly-acquired businesses for a relatively limited time and intend to continue to expand our product offerings. Our growth strategy, as well as each business we acquire, is subject to many of the risks common to new enterprises, including the ability to implement a business plan, market acceptance of proposed products and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources, competition from better funded and experienced companies, and the ability to generate profits. In light of the stage of our development, no assurance can be given that we will be able to consummate our business strategy and plans, as described herein, that our activities will be successful or that financial, technological, market, or other limitations will not force us to modify, alter, significantly delay, or significantly impede the implementation of our plans.

We may be unsuccessful in identifying suitable acquisition candidates which may negatively impact our growth strategy.

There can be no assurance that we will be able to identify additional suitable acquisition candidates or consummate future acquisitions or strategic transactions on acceptable terms. Our failure to successfully identify suitable acquisition candidates or consummate future acquisitions or strategic transactions on acceptable terms could have an adverse effect on our prospects, business activities, cash flow, financial condition, results of operations and stock price as our primary growth strategy is based on increasing our acquisitions of, or entering into strategic transactions with direct selling companies, and potentially companies engaged in other direct selling related businesses. We are continually evaluating acquisition opportunities available to us that we believe will fit our acquisition strategy, namely companies that can increase the size and geographic scope of our operations or otherwise offer us growth and operating efficiency opportunities.

We may seek to finance acquisitions or develop strategic relationships which may dilute the interests of our shareholders.

The financing for future acquisitions could dilute the interests of our shareholders, result in an increase in our indebtedness, or both. In addition, an acquisition or other strategic transaction could adversely impact our cash flows and/or operating results, and dilute shareholder interests, for a number of reasons, including:

  •
  interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture; and

  •
  any issuance of securities in connection with an acquisition or other strategic transaction which dilutes the current holders of our common stock.

We may be unable to successfully integrate the businesses we have recently acquired and may acquire in the future with our current management and structure.

Our failure to successfully complete the integration of the businesses we acquire could have an adverse effect on our prospects, business activities, cash flow, financial condition, results of operations and stock price. Integration challenges may include the following:

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  assimilating the acquired business' operations products and personnel with our existing operations, products and personnel;

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  estimating the capital, personnel and equipment required for the acquired businesses based on the historical experience of management with the businesses they are familiar with;

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  minimizing potential adverse effects on existing business relationships with other suppliers and customers;

  •
  successfully developing and marketing the new products and services;

  •
  entering markets in which we have limited or no prior experience; and

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  coordinating our efforts throughout various distant localities and time zones, such as Italy and Australia currently.

The diversion of management's attention and costs associated with acquisitions may have a negative impact on our business.

If management's attention is diverted from the management of our existing businesses as a result of its efforts in evaluating and negotiating new acquisitions and strategic transactions, the prospects, business activities, cash flow, financial condition and results of operations of our existing businesses may suffer. We also may incur unanticipated costs in connection with pursuing acquisitions and strategic transactions.

Acquisitions may subject us to additional unknown risks which may affect our customer retention and cause a reduction in our revenues.

In completing prior acquisitions and any future acquisition, we have and will rely upon the representations and warranties and indemnities made by the sellers with respect to each such acquisition as well as our own due diligence investigation. We cannot assure you that such representations and warranties will be true and correct or that our due diligence will uncover all materially adverse facts relating to the operations and financial condition of the acquired companies or their customers. To the extent that we are required to pay the debt obligations of an acquired company, or if material misrepresentations exist, we may not realize the expected benefit from such acquisition and we will have overpaid in cash and/or stock for the value received in that acquisition.

We may have difficulty managing future growth.

Since we commenced operations in the direct selling business, our business has grown significantly. This growth has placed substantial strain on our management, operational, financial and other resources. If we are able to continue to expand our operations, we may experience periods of rapid growth, including increased resource requirements. Any such growth could place increased strain on our management, operational, financial and other resources, and we may need to train, motivate, and manage additional employees, as well as attract new management, sales, finance and accounting, international, technical, and other professionals in order to oversee our expanded operations. Any failure to expand our workforce and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

The beneficial ownership of a significant percentage of our common stock gives John Rochon effective control of us, and limits the influence of other shareholders on important policy and management issues.

John P. Rochon, as our Chief Executive Officer and Chairman of our Board, and through his control of Rochon Capital, controls our company and important matters relating to us. As a result of his positions with our company and his voting control of our company, John P. Rochon controls the outcome of all matters submitted to our shareholders for approval, including the election of our directors, our business strategy, our day-to-day operations and any proposed merger, consolidation or sale of all or substantially all of our assets. John P. Rochon's control of our company could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, preventing a change in control of our company that might be otherwise beneficial to our shareholders, and possibly depressing the trading price of our common stock. There can be no assurance that conflicts of interest will not arise with respect to John P. Rochon's ownership and control of our company or that any conflicts will be resolved in a manner favorable to the other shareholders of our company. In connection with the Share Exchange Agreement pursuant to which we acquired HCG, Rochon Capital acquired and has the right to receive an additional 504,813,514 shares of our common stock upon its request, the timing of which is in Rochon Capital's sole discretion. In addition, RCP V, an entity controlled by John Rochon, Jr., was issued a convertible note that converts into 64,000,000 shares of our common stock on or about June 22, 2015 or such earlier date as may be mutually agreed by us and RCP V. If the additional 504,813,514 and 64,000,000 shares are issued, John P. Rochon together with John Rochon, Jr. will control approximately 86% of our outstanding shares of common stock.

The issuance of the shares of our common stock in accordance with the Share Exchange Agreement and the conversion of any of our Convertible Notes into common shares will have a dilutive effect that could cause the share price of our common stock to decline.

Following the issuance of the Second Tranche Stock and conversion of the convertible note described above, the number of outstanding shares of our common stock will increase to in excess of

1,000,000,000, with approximately 4,000,000,000 shares of our common stock available for issuance and John P. Rochon together with John Rochon, Jr. will beneficially own approximately 86% of our outstanding shares of common stock. When the Second Tranche Stock is issued and the convertible note is converted into common stock, our existing shareholders will experience immediate dilution of voting rights and our common stock price may decline. Furthermore, the perception that such dilution could occur may cause the market price of our common stock to decline.

We depend heavily on John P. Rochon, and we may be unable to find a suitable replacement for Mr. Rochon if we were to lose his services.

We are heavily dependent upon John P. Rochon, our Chief Executive Officer and Chairman of our Board. The loss or unavailability of Mr. Rochon could have a material adverse effect on our prospects, business activities, cash flow, financial condition, results from operations and stock price.

We are dependent upon affiliated parties for the provisions of a substantial portion of our administrative services as we do not have the internal capabilities to provide such services, and many of our employees are also employees of such affiliated entities.

During the fourth quarter of 2013, we renewed a reimbursement of services agreement for a minimum of one year with Richmont Holdings, Inc. ("Richmont Holdings"), a private investment and business management company owned 100% by John Rochon, pursuant to which Richmont Holdings provides administrative services to us. CVSL has entered into an agreement with Richmont Holdings to reimburse Richmont Holdings for a portion of its expenses incurred by us in connection with our use of its office space, access to its office equipment, access to certain of its personnel, financial analysis personnel, strategy assistance, marketing advice and assorted other services related to our day-to-day operations and our efforts to acquire direct-selling companies. Although we have begun to establish an infrastructure of personnel and resources necessary to identify, analyze, negotiate and conduct due diligence on direct selling acquisition candidates, we have generally relied upon Richmont Holdings for advice and assistance in areas related to identification, analysis, financing, due diligence, negotiations and other strategic planning, accounting, tax and legal matters associated with potential acquisitions. Richmont Holdings and its affiliates have experience in the above areas. There can be no assurance that we can successfully develop the necessary infrastructure on our own without the assistance of these affiliated entities.

Each of our subsidiaries is dependent on its key personnel.

The loss of the key executive officers of any of our subsidiaries would have a significant adverse effect on the operations of the affected subsidiary and its prospects, business activities, cash flow, financial condition and results of operations. Although major decision making policies are handled by CVSL's senior management, each subsidiary is primarily dependent upon its founder and/or Chief Executive Officer for their leadership roles with the respective sales forces. For example, TLC is particularly dependent upon Tami Longaberger as the face of the Longaberger brand and her close interaction with the sales field. Agel is particularly dependent upon its Co-Chief Executive Officers, Jeff Higginson and Jeremiah Bradley, who represent the Agel brand to their sales force and likewise YIAH is dependent upon Colleen Walters, its Chief Executive Officer and founder. The loss of any of these individuals could have a negative impact on sales field recruiting and sales, which ultimately would impact our revenue. We believe it is critical to retain key leaders of each of the businesses we acquire, however there can be no assurance that any business or company acquired by us will be successful in attracting and retaining its key personnel.

We experience a high level of competition for qualified representatives in the direct selling industry and the loss of key high-level independent sales representatives could negatively impact our growth and our revenue.

As of June 30, 2014, we had over 40,000 active independent sales representatives, of which more than 600 were at the highest level under our various compensation plans. These independent sales leaders are important in maintaining and growing our revenue. As a result, the loss of a high-level independent sales representative or a group of leading representatives could negatively impact our growth and our revenue.

In the direct selling industry, sales are made to the ultimate consumer principally through independent sales representatives. Generally, there can be a high rate of turnover among a direct selling company's independent sales representatives. Our independent sales representatives may terminate their service at any time.

Our ability to remain competitive and maintain and expand our business depends, in significant part, on the success of our subsidiaries in recruiting, retaining, and incentivizing their independent sales representatives through an appropriate compensation plan, the maintenance of an attractive product portfolio and other incentives, and innovating the direct selling model. We cannot ensure that our strategies for soliciting and retaining the representatives of our subsidiaries or any direct selling company we acquire in the future will be successful, and if they are not, our prospects, business activities, cash flow, financial condition, results of operations and stock price could be harmed.

Several factors affect our ability to attract and retain independent sales representatives, including:

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  on-going motivation of our independent sales representatives;

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  general economic conditions;

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  significant changes in the amount of commissions paid;

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  public perception and acceptance of the industry, our business and our products;

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  our ability to provide proprietary quality-driven products that the market demands; and

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  competition in recruiting and retaining an independent sales representatives.

Changes to our compensation arrangements could be viewed negatively by some independent sales representatives and could cause failure to achieve desired long-term results and increases in commissions paid could have a negative impact on profitability.

The payment of commissions and incentives, including bonuses and prizes, is one of our most significant expenses. We closely monitor the amount of the commissions and incentives we pay as a percentage of net revenues, and may periodically adjust our compensation plan to better manage these costs.

We modify components of our compensation plans from time to time in an attempt to remain competitive and attractive to existing and potential independent sales representatives including modifications to:

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  address changing market dynamics;

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  provide incentives to independent sales representatives that are intended to help grow our business;

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  conform to local regulations; and

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  address other business needs.

Because of the size of our sales force and the complexity of our compensation plans, it is difficult to predict how independent sales representatives will view such changes and whether such changes will achieve their desired results. Furthermore, any downward adjustments to commissions and incentives may make it difficult to attract and retain our independent sales representatives or cause us to lose some of our existing independent sales representatives. There can be no assurance that changes to our compensation plans will be successful in achieving target levels of commissions and incentives as a percentage of net revenues and preventing these costs from having a significant adverse effect on our earnings.

Our business operates in an industry with intense competition.

Our business operates in an industry with numerous manufacturers, distributors and retailers of consumer goods. The market for our products is intensely competitive. Many of our competitors, such as Avon Products Inc., Tupperware Brands Corp. and others are significantly larger, have greater financial resources, and have better name recognition than we do. We also rely on our independent sales representatives to market and sell our products through direct marketing techniques. Our ability to compete with other direct marketing companies depends greatly on our ability to attract and retain qualified independent sales representatives. In addition, we currently do not have significant patent or other proprietary protection, and our competitors may introduce products with the same or similar ingredients that we use in our products. As a result, we may have difficulty differentiating our products from our competitors' products and other competing products that enter the market. There can be no assurance that our future operations would not be harmed as a result of changing market conditions and future competition.

We and our subsidiaries generally conduct business in one channel.

Our principal business is conducted worldwide in one channel, the direct selling channel. Products and services of direct selling companies are sold to retail consumers. Spending by retail consumers is affected by a number of factors, including general economic conditions, inflation, interest rates, energy costs, gasoline prices and consumer confidence, all of which are beyond our control. Our subsidiaries may face economic challenges because customers may continue to have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices, among other things.

Changes in consumer purchasing habits, including reducing purchases of a direct selling company's products, or reducing purchases from representatives or buying products in channels other than direct selling, such as retail, could reduce our sales, impact our ability to execute our business strategy or have a material adverse effect on our prospects, business activities, cash flow, financial condition, and results of operations.

Direct selling companies are subject to numerous laws.

The direct selling industry is subject to a number of federal and state regulations administered by the Federal Trade Commission (the "FTC") and various state agencies in the United States, as well as regulations regarding direct selling activities in foreign markets. Laws specifically applicable to direct selling companies generally are directed at preventing deceptive or misleading marketing and sales practices, and include laws often referred to as "pyramid" or "chain sales" scheme laws. These "anti-pyramid" laws are focused on ensuring that product sales ultimately are made to end consumers and that advancement within a sales organization is based on sales of products and services rather than investments in the organization, recruiting other participants, or other non-retail sales-related criteria. The regulatory requirements concerning direct selling programs involve a high level of subjectivity and are subject to judicial interpretation. We and our subsidiaries are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. Any direct selling company that we own or we acquire in the future, could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could prevent us from conducting our business in these markets and harm our prospects, business activities, cash flow, financial condition, results of operations and stock price. We are aware of pending judicial actions and investigations against other companies in the direct selling industry. Adverse decisions in these cases could impact our business if direct selling laws or anti-pyramid laws are interpreted more narrowly or in a manner that results in additional burdens or restrictions on direct selling. The implementation of such regulations may be influenced by public attention directed toward a direct selling company, its products or its direct selling program, such that extensive adverse publicity could result in increased regulatory scrutiny. If any government were to ban or restrict our business model, our prospects, business activities, cash flows, financial condition and results of operations may be materially adversely affected.

We are subject to numerous government regulations.

Our products and related promotional and marketing activities are subject to extensive governmental regulation by numerous governmental agencies and authorities, including the Food and Drug Administration (the "FDA"), the FTC, the Consumer Product Safety Commission, the Department of Agriculture, State Attorney Generals and other state regulatory agencies in the United States, and similar government agencies in each market in which we operate. Government authorities regulate advertising and product claims regarding the efficacy and benefits of our products. These regulatory authorities typically require adequate and reliable scientific substantiation to support any marketing claims. What constitutes such reliable scientific substantiation can vary widely from market to market and there is no assurance that the research and development efforts that we undertake to support our claims will be deemed adequate for any particular product or claim. If we are unable to show adequate and reliable scientific substantiation for our product claims, or our marketing materials or the marketing materials of our sales force make claims that exceed the scope of allowed claims for spices, dietary supplements or skin care products that we offer, the FDA or other regulatory authorities could take enforcement action requiring us to revise our marketing materials, amend our claims or stop selling certain products, which could harm our business.

For example, the FDA recently issued warning letters to several cosmetic companies alleging improper structure/function claims regarding their cosmetic products, including, for example, product claims regarding gene activity, cellular rejuvenation, and rebuilding collagen. There is a degree of subjectivity in determining whether a claim is an improper structure/function claim. Given this subjectivity and our research and development focus on skin care products and dietary supplements, there is a risk that we could receive a warning letter, be required to modify our product claims or take other actions to satisfy the FDA if the FDA determines any of our marketing materials include improper structure/function claims for our cosmetic products. In addition, plaintiffs' lawyers have filed class action lawsuits against some of our competitors after our competitors received these FDA warning letters. There can be no assurance that we will not be subject to governmental actions or class action lawsuits, which could harm our business.

There are an increasing number of laws and regulations being promulgated by the U.S. government, governments of individual states and governments overseas that pertain to the Internet and doing business online. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local, and foreign governments and agencies.

As a U.S. entity operating through subsidiaries in foreign jurisdictions, we are subject to foreign exchange control, transfer pricing and customs laws that regulate the flow of funds between us and our subsidiaries and for product purchases, management services and contractual obligations, such as the payment of sales commissions.

The failure of the representatives of our subsidiaries to comply with laws, regulations and court decisions creates potential exposure for regulatory action or lawsuits against us.

Because the representatives that market and sell our products and services are independent contractors, and not employees, we and our subsidiaries have limited control over their actions. In the United States, the direct selling industry and regulatory authorities have generally relied on the implementation of a company's rules and policies governing its direct sellers, designed to promote retail sales, protect consumers, prevent inappropriate activities and distinguish between legitimate direct selling plans and unlawful pyramid schemes, to compel compliance with applicable laws. We maintain formal compliance measures to identify specific complaints against our representatives and to remedy any violations through appropriate sanctions, including warnings, suspensions and, when necessary, terminations. Because of the significant number of representatives our subsidiaries have, it is not feasible for our subsidiaries to monitor the representatives' day-to-day business activities. We and our subsidiaries must maintain the "independent contractor" status of our representatives and, therefore, have limited control over their business activities. As a result, we cannot insure that our representatives will comply with all applicable rules and regulations, domestically or globally. Violations by our representatives of applicable laws or of our policies and procedures in dealing with customers could reflect negatively on our prospects, business activities, cash flow, financial condition and results of operations, including our business reputation, and could subject us to fines and penalties. In addition, it is possible that a court could hold us civilly or criminally accountable based on vicarious liability because of the actions of our representatives.

Although the physical labeling of our products is not within the control of our representatives, our representatives must nevertheless advertise our products in compliance with the extensive regulations that exist in certain jurisdictions, such as the United States, which considers product advertising to be labeling for regulatory purposes.

Our foods, nutritional supplements and skin care products are subject to rigorous FDA and related legal regimens limiting the types of therapeutic claims that can be made about our products. The treatment or cure of disease, for example, is not a permitted claim for these products. While we train our independent sales representatives and attempt to monitor our sales representatives' marketing materials, we cannot ensure that all such materials comply with applicable regulations, including bans on therapeutic claims. If our independent sales representatives fail to comply with these restrictions, then we and our independent sales representatives could be subjected to claims, financial penalties, mandatory product recalls or relabeling requirements, which could harm our financial condition and operating results. Although we expect that our responsibility for the actions of our independent sales representatives in such an instance would be dependent on a determination that we either controlled or condoned a noncompliant advertising practice, there can be no assurance that we could not be held vicariously liable for the actions of our independent sales representatives.

Our operations could be harmed if we are found not to be in compliance with Good Manufacturing Practices.

In the United States, FDA regulations on Good Manufacturing Practices and Adverse Event Reporting requirements for the nutritional supplement industry require us and our vendors to maintain good manufacturing processes, including stringent vendor qualifications, ingredient identification, manufacturing controls and record keeping. The ingredient identification requirement, which requires us to confirm the levels, identity and potency of ingredients listed on our product labels within a narrow range, is particularly burdensome and difficult for us with respect to our cosmetic products which contains many different ingredients. We are also required to report serious adverse events associated with consumer use of our products. Our operations could be harmed if regulatory authorities make determinations that we, or our vendors, are not in compliance with these regulations or public reporting of adverse events harms our reputation for quality and safety. A finding of noncompliance may result in administrative warnings, penalties or actions impacting our ability to continue selling certain products. In addition, compliance with these regulations has increased and may further increase the cost of manufacturing certain of our products as we work with our vendors to assure they are qualified and in compliance.

Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies could harm our prospects, business activities, cash flow, financial condition and results of operations.

Our number of representatives and the results of our operations may be affected significantly by the public's perception of our subsidiaries and of similar companies. This perception is dependent upon opinions concerning:

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  the safety and quality of our products, components and ingredients, as applicable;

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  the safety and quality of similar products, components and ingredients, as applicable, distributed by other companies' representatives;

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  our marketing program; and

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  the business of direct selling generally.

Adverse publicity concerning any actual or purported failure of our subsidiaries or of their representatives to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, the regulation of our marketing program, the licensing of our products for sale in our target markets or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect the ability to attract, motivate and retain representatives, which would negatively impact our ability to generate revenue.

If we are unable to develop and introduce new products that gain acceptance from our customers and representatives, our business could be harmed.

Our continued success depends on our ability to anticipate, gauge, and react in a timely and effective manner to changes in consumer spending patterns and preferences. We must continually work to discover and market new products, maintain and enhance the recognition of our brands, achieve a favorable mix of products, and refine our approach as to how and where we market and sell our products. A critical component of our business is our ability to develop new products that create enthusiasm among our independent sales representatives and ultimate customers. If we are unable to introduce new products, our independent sales representatives' productivity could be harmed. In addition, if any new products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, this would harm our results of operations. Factors that could affect our ability to continue to introduce new products include, among others, government regulations, the inability to attract and retain qualified research and development staff, the termination of third-party research and collaborative arrangements, proprietary protections of competitors that may limit our ability to offer comparable products, and the difficulties in anticipating changes in consumer tastes and buying preferences.

A general economic downturn, a recession globally or in one or more of our geographic regions or other challenges may adversely affect our business and our access to liquidity and capital.

A downturn in the economies in which we sell our products, including any recession in one or more of our geographic regions, or the current global macro-economic pressures, could adversely affect our business and our access to liquidity and capital. We could experience a decline in revenues, profitability and cash flow due to reduced orders, payment delays, supply chain disruptions or other factors caused by economic or operational challenges. Any or all of these factors could potentially have a material adverse effect on our liquidity and capital resources, including our ability to raise additional capital and maintain credit lines and offshore cash balances.

Consumer spending is also generally affected by a number of factors, including general economic conditions, inflation, interest rates, energy costs, gasoline prices and consumer confidence generally, all of which are beyond our control. Consumer purchases of discretionary items, such as beauty and related products, tend to decline during recessionary periods, when disposable income is lower, and may impact sales of our products. We could face continued economic challenges in fiscal 2014 if customers continue to have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit or sharply falling home prices, among other things.

Nutritional supplement products may be supported by only limited availability of conclusive clinical studies.

Some of the nutritional supplements we offer are made from vitamins, minerals, herbs, and other substances for which there is a long history of human consumption. Other nutritional supplements we offer contain innovative ingredients. Although we believe that all of our products are safe when taken as directed, there is little long-term experience with human consumption of certain of these ingredients or combinations of ingredients in concentrated form. We conduct research and test the formulation and production of our products, but we have not performed or sponsored any clinical studies. Furthermore, because we are highly dependent on consumers' perception of the efficacy, safety, and quality of our products, as well as similar products distributed by other companies, we could be adversely affected in the event that these products prove or are asserted to be ineffective or harmful to consumers or in the event of adverse publicity associated with any illness or other adverse effects resulting from consumers' use or misuse of our products or similar products of our competitors.

We frequently rely on outside suppliers and manufacturers, and if those suppliers and manufactures fail to supply products in sufficient quantities and in a timely fashion, our business could suffer.

We depend on outside suppliers for raw materials and finished goods. We also may use outside manufacturers to make all or part of our products. Our profit margins and timely product delivery may be dependent upon the ability of our outside suppliers and manufacturers to supply us with products in a timely and cost-efficient manner. Our contract manufacturers acquire all of the raw materials for manufacturing our products from third-party suppliers. We do not believe we are materially dependent on any single supplier for raw materials or finished goods, with the exception of Innovative FlexPak, LLC, which produces substantially all of Agel's finished goods. We believe that there are other suppliers who could produce these products for Agel, if necessary; however, transitioning to other suppliers could result in delays or additional expense. In order to mitigate this risk, Agel has developed relationships with two additional suppliers and has begun diversifying the source of its finished goods. In the event we were to lose any significant suppliers and experience delays in identifying or transitioning to alternative suppliers, we could experience product shortages or product back orders, which could harm our business. There can be no assurance that suppliers will be able to provide our contract manufacturers the raw materials or finished goods in the quantities and at the appropriate level of quality that we request or at a price that we are willing to pay. We are also subject to delays caused by any interruption in the production of these materials including weather, crop conditions, climate change, transportation interruptions and natural disasters or other catastrophic events. Our ability to enter new markets and sustain satisfactory levels of sales in each market may depend on the ability of our outside suppliers and manufacturers to provide required levels of ingredients and products and to comply with all applicable regulations.

We are dependent upon the uninterrupted and efficient operation of our manufacturers and suppliers of products. Those operations are subject to power failures, the breakdown, failure, or substandard performance of equipment, the improper installation or operation of equipment, natural or other disasters, and the need to comply with the requirements or directives of government agencies, including the FDA. There can be no assurance that the occurrence of these or any other operational problems at our facilities would not have a material adverse effect on our business, financial condition, or results of operations.

Disruptions to transportation channels that we use to distribute our products to international warehouses may adversely affect our margins and profitability in those markets.

We may experience disruptions to the transportation channels used to distribute our products, including increased airport and shipping port congestion, a lack of transportation capacity, increased fuel expenses, and a shortage of manpower. Disruptions in our container shipments may result in increased costs, including the additional use of airfreight to meet demand. Although we have not recently experienced significant shipping disruptions, we continue to watch for signs of upcoming congestion. Congestion to ports can affect previously negotiated contracts with shipping companies, resulting in unexpected increases in shipping costs and reduction in our profitability.

A failure of our information technology systems would harm our business.

Our IT systems are vulnerable to a variety of potential risks, including damage or interruption resulting from natural disasters, telecommunication failures, and human error or intentional acts of sabotage, vandalism, break-ins and similar acts. Although we have adopted and implemented a business continuity and disaster recovery plan, which includes routine back-up, off-site archiving and storage, and certain redundancies, the occurrence of any of these events could result in costly interruptions or failures adversely affecting our business and the results of our operations.

Our business is subject to online security risks, including security breaches.

Our businesses involve the storage and transmission of users' proprietary information, and security breaches could expose us to a risk of loss or misuse of this information, litigation, and potential liability. An increasing number of websites, including those of several large companies, have recently disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their sites. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. A party that is able to circumvent our security measures could misappropriate our or our customers' proprietary information, cause interruption in our operations, damage our computers or those of our customers, or otherwise damage our reputation and business. Any compromise of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

Our servers are also vulnerable to computer viruses, physical or electronic break-ins, "denial-of-service" type attacks and similar disruptions that could, in certain instances, make all or portions of our websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult as we expand the number of places where we operate. Security breaches, including any breach by us or by parties with which we have commercial relationships that result in the unauthorized release of our users' personal information, could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

Our web customers, as well as those of other prominent companies, may be targeted by parties using fraudulent "spoof" and "phishing" emails to misappropriate passwords, credit card numbers, or other personal information or to introduce viruses or other malware through "trojan horse" programs to our customers' computers. These emails appear to be legitimate emails sent by us, but they may direct recipients to fake websites operated by the sender of the email or request that the recipient send a password or other confidential information via email or download a program. Despite our efforts to mitigate "spoof" and "phishing" emails through product improvements and user education, "spoof" and "phishing" remain a serious problem that may damage our brands, discourage use of our websites, and increase our costs.

Our ability to conduct business in international markets may be affected by political, legal, tax and regulatory risks.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is exposed to risks associated with our international operations, including:

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  the possibility that a foreign government might ban or severely restrict our business method of direct selling, or that local civil unrest, political instability or changes in diplomatic or trade relationships might disrupt our operations in an international market;

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  the lack of well-established or reliable legal systems in certain areas where we operate;

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  the presence of high inflation in the economies of international markets in which we operate;

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  the possibility that a government authority might impose legal, tax or other financial burdens on us or our sales force, due, for example, to the structure of our operations in various markets;

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  the possibility that a government authority might challenge the status of our sales force as independent contractors or impose employment or social taxes on our sales force; and

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  the possibility that governments may impose currency remittance restrictions limiting our ability to repatriate cash.

Currency exchange rate fluctuations could reduce our overall profits.

In 2013, we recognized 16% of net revenues in markets outside of the United States. This percentage will likely increase in 2014 when we include a full year of results from our international acquisitions. For the six months ended June 30, 2014, we recognized 32% of net revenues in markets outside of the United States. In preparing our consolidated financial statements, certain financial information is required to be translated from foreign currencies to the United States dollar using either the spot rate or the weighted-average exchange rate. If the United States dollar changes relative to applicable local currencies, there is a risk our reported sales, operating expenses, and net income could significantly fluctuate. We are not able to predict the degree of exchange rate fluctuations, nor can we estimate the effect any future fluctuations may have upon our future operations. To date, we have not entered into any hedging contracts or participated in any hedging or derivative activities.

Taxation and transfer pricing affect our operations and we could be subjected to additional taxes, duties, interest, and penalties in material amounts, which could harm our business.

As a multinational corporation, in many countries, including the United States, we are subject to transfer pricing and other tax regulations designed to ensure that our intercompany transactions are consummated at prices that have not been manipulated to produce a desired tax result, that appropriate levels of income are reported as earned by the local entities, and that we are taxed appropriately on such transactions. Regulators closely monitor our corporate structure, intercompany transactions, and how we effectuate intercompany fund transfers. If regulators challenge our corporate structure, transfer pricing methodologies or intercompany transfers, our operations may be harmed and our effective tax rate may increase.

A change in applicable tax laws or regulations or their interpretation could result in a higher effective tax rate on our worldwide earnings and such change could be significant to our financial results. In the event any audit or assessments are concluded adversely to us, these matters could have a material impact on our financial condition.

Non-compliance with anti-corruption laws could harm our business.

Our international operations are subject to anti-corruption laws, including the Foreign Corrupt Practices Act (the "FCPA"). Any allegations that we are not in compliance with anti-corruption laws may require us to dedicate time and resources to an internal investigation of the allegations or may result in a government investigation. Any determination that our operations or activities are not in compliance with existing anti-corruption laws or regulations could result in the imposition of substantial fines, and other penalties. Although we have implemented anti-corruption policies, controls and training globally to protect against violation of these laws, we cannot be certain that these efforts will be effective. We are aware that one of our competitors is under investigation in the United States for allegations that its employees violated the FCPA in China and other markets. If this investigation causes adverse publicity or increased scrutiny of our industry, our business could be harmed.

We may own, obtain or license intellectual property material to our business, and our ability to compete may be adversely affected by the loss of rights to use that intellectual property.

The market for our products may depend significantly upon the value associated with product innovations and our brand equity. Many direct sellers own, obtain or license material patents and trademarks used in connection with the marketing and distribution of their products. Those companies must expend time and resources in developing their intellectual property and pursuing any infringers of that intellectual property. The laws of certain foreign countries may not protect a company's intellectual property rights to the same extent as the laws of the United States. The costs required to protect a company's patents and trademarks may be substantial.

Challenges by private parties to the direct selling system could harm our business.

Direct selling companies have historically been subject to legal challenges regarding their method of operation or other elements of their business by private parties, including their own representatives, in individual lawsuits and through class actions, including lawsuits claiming the operation of illegal pyramid schemes that reward recruiting over sales. We can provide no assurance that we would not be harmed if any such actions were brought against any of our current subsidiaries or any other direct selling company we may acquire in the future.

As a direct selling company, we may face product liability claims and could incur damages and expenses, which could affect our prospects, business activities, cash flow, financial condition and results of operations.

As a direct selling company we may face financial liability from product liability claims if the use of our products results in significant loss or injury. A substantial product liability claim could exceed the amount of our insurance coverage or could be excluded under the terms of our existing insurance policy, which could adversely affect our prospects, business activities, cash flow, financial condition and results of operations.

Selling products for human consumption such as nutritional supplements and spices as well as the sale of skin care products involve a number of risks. We may need to recall some of our products if they become contaminated, are tampered with or are mislabeled. A widespread product recall could result in adverse publicity, damage to our reputation, and a loss of consumer confidence in our products, which could have a material adverse effect on our business results and the value of our brands. Even if a product liability or consumer fraud claim is unsuccessful or without merit, the negative publicity surrounding such assertions regarding our products could adversely affect our reputation and brand image.

If we fail to protect our trademarks and tradenames, then our ability to compete could be negatively affected, which would harm our financial condition and operating results.

The market for our products depends upon the goodwill associated with our trademark and tradenames. We own, or have licenses to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our products in the markets where those products are sold. Therefore, trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The loss or infringement of our trademarks or tradenames could impair the goodwill associated with our brands and harm our reputation, which would harm our financial condition and operating results.

We permit the limited use of our trademarks by our representatives to assist them in the marketing of our products. It is possible that doing so may increase the risk of unauthorized use or misuse of our trademarks in markets where their registration status differs from that asserted by our independent sales representatives, or they may be used in association with claims or products in a manner not permitted under applicable laws and regulations. Were this to occur, it is possible that this could diminish the value of these marks or otherwise impair our further use of these marks.

Our business is subject to intellectual property risks.

Many of our products are not protected by patents. Restrictive regulations governing the precise labeling of ingredients and percentages for nutritional supplements, the large number of manufacturers that produce products with many active ingredients in common and the rapid change and frequent reformulation of products make patent protection impractical. As a result, we enter into confidentiality agreements with certain of our employees in our research and development activities, our independent sales representatives, suppliers, directors, officers and consultants to help protect our intellectual property, investment in research and development activities and trade secrets. There can be no assurance that our efforts to protect our intellectual property and trademarks will be successful, nor can there be any assurance that third parties will not assert claims against us for infringement of intellectual property rights, which could result in our business being required to obtain licenses for such rights, to pay royalties or to terminate our manufacturing of infringing products, all of which could have a material negative impact on our financial position, results of operations or cash flows.

We have identified material weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. Our stated growth strategy is to acquire companies, some of which may not have invested in adequate systems or staffing to meet public company financial reporting standards. We review the financial reporting and other systems that each company has. However, in many cases, especially in the case of private companies we acquire, the financial systems that are in place may not be as robust as needed. We have identified material weaknesses in our internal controls with respect to our financial statement closing process of our financial statements for the year ended December 31, 2013. Our management discovered certain conditions that we deemed to be material weaknesses and significant deficiencies in the internal controls of TLC, which was acquired during 2013 and which failed to employ a sufficient number of staff in its finance and accounting department to maintain optimal segregation of duties and to provide optimal levels of oversight. This lack of personnel was acute during our 2013 audit which resulted in certain audit adjustments.

We have taken actions that we believe will substantially remediate the material weaknesses identified above. In response to the identification of these material weaknesses, we: (1) have appointed a controller for all CVSL subsidiaries as well as the parent company; (2) hired additional staff at TLC; (3) arranged for key managers and accounting personnel to work closely with our independent audit firm in evaluating our progress in remediating our material weaknesses with oversight by the audit committee; (4) evaluated control procedures and where possible modified those control procedures to improve oversight; and (5) purchased and begun implementation of a new global ERP system which will provide accounting for all of our current and future subsidiaries. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future. We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our finance and accounting staff.

We may be held responsible for certain taxes or assessments relating to the activities of our independent sales representatives, which could harm our financial condition and operating results.

Our independent sales representatives are subject to taxation and, in some instances, legislation or governmental agencies impose an obligation on us to collect taxes, such as value added taxes, and to maintain appropriate tax records. In addition, we are subject to the risk in some jurisdictions of being responsible for social security and similar taxes with respect to our representatives. In the event that local laws and regulations require us to treat our independent sales representatives as employees, or if our representatives are deemed by local regulatory authorities to be our employees, rather than independent contractors, we may be held responsible for social security and related taxes in those jurisdictions, plus any related assessments and penalties, which could harm our financial condition and operating results.

A majority of our directors will not be required to be "independent" and several of our directors and officers have other business interests.

We are not currently listed on a national securities exchange or an inter-dealer quotation system that requires a majority of our directors to be independent. In the event our common stock is listed on the NYSE MKT, we will qualify as a "controlled company" because Mr. Rochon, through his control of Rochon Capital, will continue to hold in excess of 50% of our voting securities. As a controlled company, we will qualify for certain exemptions to the NYSE MKT listing requirements, including the requirement that a majority of our directors be independent, and the requirements to have a compensation committee and a nominating/corporate governance committee, each composed of entirely independent directors. Although a majority of our directors are currently "independent" under the NYSE MKT independence standards and our compensation committee and nominating and corporate governance committee are currently composed of only independent directors, this may not always be the case. If at any point in the future, a majority of our directors are not independent, this lack of "independence" may interfere with our directors' judgment in carrying out their responsibilities as directors.

Several of our directors have other business interests, including Mr. Rochon, who controls Richmont Holdings. Those other interests may come into conflict with our interests and the interests of our shareholders. Mr. Rochon and several of our other directors serve on the boards of directors of several other companies and, as a result of their business experience, may be asked to serve on the boards of other companies. We may compete with these other business interests for such directors' time and efforts.

CVSL officers are currently working for us on a part-time basis and also work for Richmont Holdings or its affiliated entities. These part-time employees also work at other jobs and have discretion to decide what time they devote to our activities, which may result in a lack of availability when needed due to their responsibilities at other jobs.

Impairment of goodwill and intangible assets is possible, depending upon future operating results and the value of our common stock.

We will test our goodwill and intangible assets for impairment during the fourth quarter of the current fiscal year and in future fiscal years, and on an interim basis, if indicators of impairment exist. Factors which influence the evaluation of impairment of our goodwill and intangible assets include the price of our common stock and expected future operating results. If the carrying value of a reporting unit or an intangible asset is no longer deemed to be recoverable, we potentially could incur material impairment charges. Although we believe these charges would be non-cash in nature and would not affect our operations or cash flow, these charges would adversely affect shareholders' equity and reported results of operations in the period charged.

Risks Related to our Securities and This Offering

There currently is a limited liquid trading market for our common stock and we cannot assure investors that a robust trading market will ever develop or be sustained.

To date there has been a limited trading market for our common stock on the OTC Markets OTCQX. We cannot predict how liquid the market for our common stock may become. Our common stock has been approved for listing on the NYSE MKT under the symbol "CVSL," subject to meeting all of the NYSE listing standards on the date of this offering and official notice of issuance. We believe the listing of our common stock on the NYSE MKT will be beneficial to us and our shareholders. However, while we believe that the NYSE MKT listing will improve the liquidity of our common stock, it may not improve trading volume, reduce volatility or stabilize our share price. We currently do not satisfy the initial listing standards of any exchange, and we cannot assure investors that we will be able to satisfy the listing standards of the NYSE MKT. Should we fail to satisfy the initial listing requirements of the NYSE MKT, or if our common stock is otherwise rejected for listing and remains listed on the OTC Markets OTCQX, the trading price of our common stock could be subject to increased volatility and the trading market for our common stock may be less liquid. A lack of an active market may impair investors' ability to sell their shares at the time they wish to sell them or at a price they consider reasonable. The lack of an active trading market may impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using our common stock as consideration.

For companies whose securities are traded in the OTC Markets OTCQX, it is generally more difficult to obtain accurate quotations, to obtain coverage for significant news events (because major wire services generally do not publish press releases about such companies) and to obtain needed capital.

The NYSE MKT may not list our securities for quotation on its exchange which could limit investors' ability to make transactions in our securities and subject us to additional trading restrictions.

We anticipate that our securities will be listed on the NYSE MKT, a national securities exchange, upon consummation of this offering. Although, after giving effect to this offering, we expect to meet, on a pro forma basis, the NYSE MKT's minimum initial listing standards, which generally mandate that we meet certain requirements relating to shareholders' equity, market capitalization, aggregate market value of publicly held shares and distribution requirements and minimum share price, we cannot assure you that we will be able to meet those initial listing requirements. If the NYSE MKT does not list our securities for trading on its exchange, we could face significant material adverse consequences, including:

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  a limited availability of market quotations for our securities;

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  reduced liquidity with respect to our securities;

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  a determination that our shares of common stock are "penny stock" which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

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  a limited amount of news and analyst coverage for our company; and

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  a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities."

Because we expect that our common stock will be listed on the NYSE MKT, our common stock will be covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we are not listed on the NYSE MKT or another national securities exchange, then our common stock would not be considered covered securities and we would be subject to regulation in each state in which we offer our securities.

Our failure to meet the continued listing requirements of the NYSE MKT could result in a de-listing of our common stock.

If after listing we fail to satisfy the continued listing requirements of the NYSE MKT, such as the corporate governance requirements or the minimum stockholder's equity requirement, the NYSE MKT may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair our shareholders' ability to sell or purchase our common stock when they wish to do so. In the event of a de-listing, we would take actions to restore our compliance with the NYSE MKT's listing requirements, but we can provide no assurance that any action taken by us would result in our common stock becoming listed again, or that any such action would stabilize the market price or improve the liquidity of our common stock.

There is no assurance of an established public trading market and our limited trading market may cause volatility in our share price.

The OTCQX, where our common stock is currently quoted, is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NYSE MKT. Our stock is thinly traded due to the limited number of shares available for trading on the OTCQX market thus causing large swings in price. As such, investors and potential investors may find it difficult to obtain accurate stock price quotations, and holders of our common stock may be unable to resell their securities at or near their original offering price or at any price. Our public offering price per share may vary from the market price of our common stock after the offering. If an active market for our stock develops and continues, our stock price may nevertheless be volatile. If our stock experiences volatility, investors may not be able to sell their common stock at or above the public offering price per share. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short period of time. As a result, our shareholders could suffer losses or be unable to liquidate their holdings. Although our common stock has been approved for listing on the NYSE MKT under the symbol "CVSL," subject to meeting all of the NYSE MKT listing standards on the date of this offering and official notice of issuance, no assurance can be given that the price of our common stock will become less volatile when listed.

Market prices for our common stock will be influenced by a number of factors, including:

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  the issuance of new equity securities pursuant to a future offering, including issuances of preferred stock;

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  the introduction of new products or services by us or our competitors;

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  the acquisition of new direct selling businesses;

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  changes in interest rates;

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  significant dilution caused by the anti-dilutive clauses in our financial agreements;

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  competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  variations in quarterly operating results;

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  change in financial estimates by securities analysts;

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  a limited amount of news and analyst coverage for our company;

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  the depth and liquidity of the market for our shares of common stock;

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  sales of large blocks of our common stock, including sales by Rochon Capital, any executive officers or directors appointed in the future, or by other significant shareholders;

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  investor perceptions of our company and the direct selling segment generally; and

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  general economic and other national and international conditions.

Market price fluctuations may negatively affect the ability of investors to sell our shares at consistent prices.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our common stock price and trading volume.

Securities research analysts, including those affiliated with our underwriters, establish and publish their own periodic projections for our business. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match securities research analysts' projections. Similarly, if one or more of the analysts who writes reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business or if one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect securities research analyst coverage following this offering, if no securities or industry analysts begin to cover us, the trading price for our stock and the trading volume could be adversely affected.

Class action litigation due to stock price volatility or other factors could cause us to incur substantial costs and divert our management's attention and resources.

It is not uncommon for securities class action litigation to be brought against a company following periods of volatility in the market price of such company's securities. Companies in certain industries are particularly vulnerable to this kind of litigation due to the high volatility of their stock prices. Our common stock has experienced substantial price volatility in the past. This may be a result of, among other things, variations in our results of operations and announcements by us and our competitors, as well as general economic conditions. Our stock price may continue to experience substantial volatility. Accordingly, we may in the future be the target of securities litigation. Any securities litigation could result in substantial costs and could divert the attention and resources of our management.

We are obligated to issue additional securities in the future, which will reduce investors' ownership percentage in our outstanding securities and will dilute our share value.

If future operations or acquisitions are financed through issuing equity securities, shareholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. The issuance of shares of our common stock upon the exercise of options, which we may grant in the future, may result in dilution to our shareholders. Our articles of incorporation currently authorize us to issue 5,000,000,000 shares of common stock. Following the issuance of the Second Tranche Stock and the 64,000,000 shares of our common stock upon conversion of the convertible note, the number of outstanding shares of our common stock will increase to in excess of 1,000,000,000, with approximately 4,000,000,000 shares of our common stock available for issuance. The future issuance of our common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may issue common stock in the future, including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our shareholders, and might have an adverse effect on any trading market for our common stock.

Shareholders purchasing shares in this offering will experience immediate and substantial dilution, causing their investment to immediately be worth less than their purchase price.

If you purchase common stock in this offering, you will experience immediate and substantial dilution in the projected book value of the common stock you purchase from the price you pay in this offering.

After consummation of this offering at the assumed offering price per share of common stock of $            (the midpoint of the range indicated on the cover page of this prospectus), exclusive of the over-allotment option, you will incur immediate dilution of $        per common share, resulting from an immediate increase in net tangible book value per share of $        to $        .

We have not paid and do not anticipate paying any dividends on our common stock.

We have not paid any dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of our businesses, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business strategy. Our shareholders will not realize a return on their investment in us unless and until they sell shares after the trading price of our common stock appreciates from the price at which a shareholder purchased shares of our common stock. As an investor, you should consider that a lack of a dividend can further affect the market value of our common stock and could significantly affect the value of any investment in our company.

Complying with federal securities laws as a publicly traded company is expensive. Any deficiencies in our financial reporting or internal controls could adversely affect our financial condition, ability to issue our shares in acquisitions and the trading price of our common stock.

Companies trading on the OTCQX, such as our company, must be reporting issuers under Section 12 of the Exchange Act, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges. We file quarterly and annual reports containing our financial statements with the SEC. We may experience difficulty in meeting the SEC's reporting requirements. Any failure by us to timely file our periodic reports with the SEC could harm our reputation, reduce the trading price of our common stock, result in removal from the over-the-counter markets and cause sanctions or other actions to be taken by the SEC against us. A failure to timely file our periodic reports with the SEC could cause additional harm, such as a default under an indenture or loan covenant that we may enter into from time to time. We will incur significant legal, accounting and other expenses related to compliance with applicable securities laws.

Our management will have broad discretion over the use of the proceeds we receive in this offering, and may not apply the proceeds in ways that increase the value of your investment.

If the underwriters exercise their option to purchase additional shares in this offering in full, we estimate that net proceeds of the sale of the common stock that we are offering will be approximately $         million. Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Although we intend to use a portion of the net proceeds from this offering for acquisitions of other businesses in the direct selling line of business, because of the number and variability of factors that will determine our use of the net proceeds from this offering, we cannot specify with certainty the particular use of the net proceeds that we will receive from this offering, and we cannot assure you that we will use the proceeds in a manner that will increase the value of your investment or of which you would approve. Moreover, you will not have the opportunity to influence our decision on how to use the proceeds from this offering. We may use the proceeds for corporate purposes that do not immediately enhance our prospects for the future or increase the value of your investment. See the section of this prospectus entitled "Use of Proceeds."

Our articles of incorporation, bylaws and Florida law have anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our articles of incorporation, bylaws and Florida law contain provisions which could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our shareholders. We are authorized to issue up to 10,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board without further action by shareholders. The terms of any series of preferred stock may include preferential voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Provisions of our articles of incorporation, bylaws and Florida law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a shareholder might consider favorable. Such provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. In particular, the articles of incorporation, bylaws and Florida law, as applicable, among other things, provide the

Board with the ability to alter the bylaws without shareholder approval, and provide that vacancies on the Board may be filled by a majority of directors in office, although less than a quorum.

Risks Related to our Reverse Stock Split

We anticipate effecting a        -for-        reverse stock split of our outstanding common stock prior to this offering. However, the reverse stock split may not increase our stock price sufficiently and we may not be able to list our common stock on the NYSE MKT in which case this offering may not be completed.

We expect that the reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum market price requirement of the listing rules of the NYSE MKT. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum market price requirement of the NYSE MKT, or if it does, that such price will be sustained. If we are unable to meet the minimum market price requirement, we may be unable to list our shares on the NYSE MKT, in which case this offering may not be completed.

Even if the reverse stock split achieves the requisite increase the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of the NYSE MKT.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum market price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on the NYSE MKT. Our failure to meet these requirements may result in our common stock being delisted from the NYSE MKT.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of shareholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are, or may be deemed "forward-looking statements," including statements regarding our expected future revenues, operations and expenditures, future acquisitions and projected cash needs. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," and "Business." These statements relate to future events of our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential," or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. You should read this prospectus and the documents referenced in this prospectus and filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Some of the factors that we believe could cause actual results to differ from those anticipated or predicted in any forward-looking statement include:

  •
  Our dependence upon certain members of management;

  •
  Our ability to raise additional financing to fund our acquisitions and meet our liquidity requirements;

  •
  Our ability to attract acquisition candidates;

  •
  Our ability to successfully integrate acquired companies;

  •
  Our ability to adequately support our growth;

  •
  Our ability to compete in the market;

  •
  Our ability to attract and retain key employees and sales representatives;

  •
  Our ability to satisfy U.S. and international regulatory requirements;

  •
  Our ability to protect our intellectual property;

  •
  Our ability to protect against product liability claims or intellectual property claims;

  •
  Our ability to gain market acceptance of our products;

  •
  Our dependence upon suppliers and manufacturers;

  •
  Our dependence upon our information technology systems; and

  •
  Our ability to apply the proceeds of this offering as contemplated by this prospectus.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

 USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $             million from the sale of shares of common stock offered in this offering, or approximately $             million if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $             per share of common stock, based on an assumed offering price of $            per share, the midpoint of the range indicated on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. For purposes of estimating net proceeds, we are assuming that the public offering price will be $             per share, which is the midpoint of the range indicated on the cover page of the prospectus.

Each $            increase (decrease) in the assumed offering price of $            per share would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting fees and estimated offering expenses payable by us, by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 100,000 shares in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting fees and estimated offering expenses payable by us, by approximately $            million, assuming the offering price stays the same. An increase of 100,000 shares in the number of shares we are offering, together with a $            increase in the assumed offering price per share, would increase the net proceeds to us from this offering, after deducting the estimated placement agent fees and estimated offering expenses payable by us, by approximately $            million. A decrease of 100,000 shares in the number of shares we are offering, together with a $            decrease in the assumed offering price per shares, would decrease the net proceeds to us from this offering, after deducting the estimated underwriting fees and estimated offering expenses payable by us, by approximately $            million. We do not expect that a change in the offering price or the number of shares by these amount would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We intend to use a substantial portion of the net proceeds from this offering to acquire other businesses that we believe will be synergistic with our current businesses. As of the date of this offering, we have no current definitive agreements or commitments with respect to any acquisition other than the Golden Girls acquisition for which we have signed a definitive agreement; however, the conditions to closing have not yet been satisfied as of the date of this prospectus. The remaining net proceeds will be used for general corporate purposes, including ongoing operations, expansion of the business, further research and development, and potential acquisitions.

The expected use of the net proceeds from this offering represents our current intentions based on our present plans and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received from this offering. The amounts and timing of our actual expenditures will depend on numerous factors including costs of any companies we acquire. Accordingly, our management will have broad discretion over the application of the net proceeds from this offering, and investors will be relying on the judgment of management regarding the application of the net proceeds from the offering. We may find it necessary or advisable to reallocate the net proceeds of this offering; however any such reallocation would be substantially limited to the categories set forth above as we do not intend to use the net proceeds for other purposes. Pending use of the proceeds from this offering, we plan to invest the net proceeds in government securities and other short-term investment grade, marketable securities.

 DETERMINATION OF OFFERING PRICE RANGE

The offering price range set forth on the cover of this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the offering price range for our shares of common stock to be offered in this offering were:

  •
  the price and trading history of our common stock on the OTCQX Marketplace;

  •
  our history and our prospects;

  •
  the industry in which we operate;

  •
  the status and development prospects of our services and proposed services;

  •
  the previous experience of our executive officers; and

  •
  the general condition of the securities markets at the time of this offering.

The offering price range stated on the cover page of this prospectus should not be considered as an indication of the actual value of our shares. The price of our shares is subject to change as a result of market conditions and other factors, and we cannot assure you that shares purchased in this offering can be resold at or above their public offering prices.

PRICE RANGE OF OUR COMMON STOCK AND OTHER RELATED INFORMATION

Since February 2014 our common stock has been traded on the OTC Markets OTCQX under the symbol "CVSL." From February 2008 until February 2014, our common stock had been traded on the OTC Bulletin Board and the OTC Markets OTCQB under the symbol "CVSL." The last reported sale price of our common stock on the OTCQX on            was $            . Our common stock has been approved for listing on the NYSE MKT under the symbol "CVSL," subject to meeting all of the NYSE listing standards on the date of this offering and official notice of issuance.

The following table sets forth, for the periods indicated, the high and low closing bid price quotations for our common stock. The quotes represent inter-dealer prices, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
Quarterly Periods for the Year 2014
Ended March 31	$.55	$.35
Ended June 30	$.70	$.35
Quarterly Periods for the Year 2013
Ended March 31	$.63	$.06
Ended June 30	$.35	$.20
Ended September 30	$.38	$.22
Ended December 31	$.73	$.36
Quarterly Periods for the Year 2012
Ended March 31	$.40	$.10
Ended June 30	$.25	$.05
Ended September 30	$.13	$.04
Ended December 31	$24	$.02

Holders

As of August 31, 2014, we had 487,712,326 shares of common stock outstanding held by approximately 54 holders of record. This amount excludes 504,813,514 shares contingently issuable under the Second Tranche Closing.

Transfer Agent

We have retained Fidelity Transfer Company as our transfer agent. They are located at 8915 South 700 East, Suite 102, Sandy, Utah 84070. Their telephone number is (801) 562-1300.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain all available funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our common stock will be at the discretion of our Board and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

 CAPITALIZATION

You should read this table in conjunction with the sections of this prospectus entitled "Summary Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements, and in each case, the related notes included elsewhere in this prospectus. The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public price.

The following table sets forth our capitalization as of June 30, 2014:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give further effect to the issuance and sale of             shares of our common stock in this offering at an assumed offering price of $            per share (the midpoint of the price range indicated on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the receipt by us of the proceeds of such sale.

	Actual	As Adjusted(1)
Long-term debt, including current portion	$27,294,794
Common stock, $0.0001 par value: 5,000,000,000 shares authorized, 487,712,326 shares issued and outstanding, actual; 5,000,000,000 shares authorized, shares issued and outstanding, as adjusted	48,771
Additional paid in capital	15,052,359
Accumulated deficit	(19,767,575)
Accumulated other comprehensive loss	(80,481)

Total shareholders' equity attributable to CVSL	(4,746,927)
Stockholders' equity attributable to non-controlling interest	6,628,022

Total shareholders' equity	1,881,095

Total capitalization	$29,175,889

(1)
A $1.00 increase (decrease) in the assumed public offering price of $            per share of our common stock (the midpoint of the range indicated on the cover page of this prospectus), would increase (decrease) each of cash, total shareholders' deficit and total capitalization by $            assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 100,000 shares in the number of shares offered by us would increase (decrease) the as adjusted amount of cash, total shareholders' equity and total capitalization by approximately $             million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of August 31, 2014 and does not include:

  •
  1,375,000 shares of common stock issuable upon exercise of outstanding warrants, 375,000 of which have been issued to a potential supplier and have an exercise price of $0.55 per share and 1,000,000 of which have been issued to a consultant and have an exercise price of $0.64;

  •
  504,813,514 shares of common stock issuable to Rochon Capital in connection with the Second Tranche Closing under the Share Exchange Agreement upon its request, the timing of which is in Rochon Capital's sole discretion;

  •
  64,000,000 shares of our common stock upon mandatory conversion of the convertible promissory note issued to RCP V in the principal amount of $20.0 million on or about June 22, 2015 or such earlier date as may be mutually agreed by us and RCP V; and

  •
  the exercise by the underwriters of their option to purchase up to            additional shares of common stock from us in the offering.

 DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after the offering.

Our historical net tangible book value as of June 30, 2014 was ($             million), or ($            ) per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

After giving effect to our issuance and sale of             shares of our common stock in this offering at an assumed offering price of $            per share (which is the midpoint of the price range indicated on the cover page of this prospectus), less underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2014 would have been $             million, or $            per share. This represents an immediate increase in net tangible book value per share of $             to our existing shareholders and immediate dilution of $            in as adjusted net tangible book value per share to new investors purchasing common stock in this offering. The following table illustrates this dilution on a per share basis.

Assumed Offering Price Per Share
Historical Net Tangible Book Value Per Share as of June 30, 2014
Increase in Net Tangible Book Value Attributable To New Investors participating in this offering
As Adjusted Net Tangible Book Value Per Share as of June 30, 2014, after giving effect to this offering

Dilution Per Share to New Investors participating in this offering

If the underwriters exercise their option to purchase additional shares of our common stock at an assumed offering price of $            per share (which is the midpoint of the price range indicated on the cover page of this prospectus), the as adjusted net tangible book value after this offering would be $            per share, representing an increase in net tangible book value of $            per share to existing shareholders and immediate dilution in net tangible book value of $            per share to purchasers in this offering at the assumed offering price.

The following table summarizes, on an as adjusted basis as of June 30, 2014, the total number of shares purchased from us, the total consideration paid, or to be paid, and the average price per share paid or to be paid, by existing shareholders and by new investors in this offering at the assumed public offering price of $            per share (which is the midpoint of the price range indicated on the cover page of this prospectus), before deducting underwriting discounts and commissions and estimate offering expenses payable by us. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing shareholders paid.

	Shares purchased		Total consideration
Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing shareholders
New investors

Total

The table above is based on shares of our common stock outstanding as of June 30, 2014.

The table above excludes:

  •
  1,375,000 shares of our common stock issuable upon exercise of outstanding warrants, 375,000 of which have been issued to a potential supplier at an exercise price of $0.55 per share and 1,000,000 of which have been issued to a consultant at an exercise price of $0.64;

  •
  504,813,514 shares of our common stock issuable to Rochon Capital in connection with the Second Tranche Closing under the Share Exchange Agreement upon its request, the timing of which is in Rochon Capital's sole discretion;

  •
  64,000,000 shares of our common stock issuable upon the mandatory conversion of the convertible promissory note issued to RCP V in the principal amount of $20.0 million on June 22, 2015 or such earlier date as may be mutually agreed by us and RCP V; and

  •
  the exercise by the underwriters of their option to purchase up to            additional shares of common stock from us in the offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of certain events may differ materially from those discussed in these forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Overview

We operate a multi-brand direct selling/micro-enterprise company that employs innovative operational, marketing, social networking and e-commerce strategies to drive a high-growth global business. We are engaged in a long-term strategy to develop a large, global diverse company that combines the entrepreneurship, innovation and relationship-based commerce of micro-enterprise with the infrastructure and operational excellence of a large scale company.

We seek to acquire companies primarily in the direct selling (micro-enterprise) business and companies potentially engaging in businesses related to micro-enterprise and to build within this sector an interconnected "network of networks," in which social connections aided by the power of social media will be combined with relationship-based commerce (that is, commerce conducted between friends, neighbors, relatives and colleagues). Our goal is to form a virtual, online economy with the sellers and customers from the businesses we acquire, which will offer its members a myriad of benefits and advantages. Our acquisitions form the platform for this growing online economy.

Through a series of seven recent acquisitions of direct selling companies offering a diverse product mix, we have expanded our product offerings as well as our base of sales representatives and customers. In addition to our acquisition of TLC, we completed the acquisition of the assets or stock of the following companies in 2013 and during the first quarter of 2014: Your Inspiration at Home, Ltd., an Australian company ("YIAH") (a direct seller of hand-crafted spices from around the world), Tomboy Tools, Inc., a Colorado company ("TBT") (a direct seller of a line of tools designed for women as well as home security monitoring services), Agel Enterprises, LLC ("Agel") (a direct seller of nutritional supplements and skin care products), My Secret Kitchen Limited ("MSK"), (a direct seller of a unique line of gourmet food products), Paperly, LLC ("Paperly"), (a direct seller of custom stationery and paper products), and Uppercase Living, LLC ("Upper Case") (a direct seller of customizable vinyl expressions for display on walls). During the first quarter of 2014, we entered into a definitive agreement to acquire Golden Girls LLC ("Golden Girls") (a direct seller and purchaser of jewelry for cash), but have not yet closed this transaction. Each company we acquire maintains its own unique product line, independent sales representatives and culture. Our objective with each acquisition is to maintain these unique elements, while reducing the cost of operations and goods for each acquired company through economies of scale, operating efficiencies.

We have grown at a rapid pace as a result of our recent acquisitions. With each acquisition we have expanded our product base and our base of independent sales representatives and potential customers. In this respect, we believe we have something valuable that social media companies wish they had. Social media companies help people stay connected, but have been unable to fully translate these connections directly into commerce. In contrast, our companies' virtual communities of sellers and customers are already conducting commerce, much of it using our online business tools, such as personalized web sites. This convergence of personal relationships, social media and relationship-based commerce is what gives us our unique blend of attributes for growth. As we scale up through additional acquisitions and organic growth, we expect these attributes will be magnified.

Our combined revenues have increased significantly as a result of the acquisitions we have made in the past 15 months. Our revenues increased by $84.0 million for the year ended December 31, 2013 as compared to our revenues for the year ended December 31, 2012 and our operating losses for the year ended December 31, 2013 increased by $4.5 million as compared to our operating losses for the year ended December 31, 2012. Our revenues were $24.6 million and $51.3 million for the three and six months ended June 30, 2014, respectively, as compared to our revenue of $20.6 million and $24.8 million for the three and six months ended June 30, 2013, respectively. Our operating losses for the three and six months ended June 30, 2014 increased by $0.8 million and $2.5 million, respectively, as compared to our operating losses for the three and six months ended June 30, 2013. Collectively, TLC, Agel and YIAH represented over 90% of our reported revenues in 2013. For the year ended December 31, 2013, approximately $74.1 million or 87% of our revenues were derived from the sale of non-consumable products and $10.8 million or 13% of our revenues were derived from the sale of consumable products. For the six months ended June 30, 2014, approximately $22.8 million or 45% of our revenues were derived from the sale of consumable products and $28 million or 55% of our revenues were derived from the sale of non-consumable products.

We expect that our revenue will continue to increase as we continue to acquire companies and we continue to integrate the companies we have acquired with newly-acquired companies. We believe that our visibility in the direct selling industry increased during 2013, as news about us circulated through the industry and increasing numbers of people in the industry became more familiar with CVSL's strategy and progress. We also believe that this visibility has made us more attractive to potential acquisition targets. At the same time, however, the costs of growth through acquisition, such as legal costs and other due diligence-related costs, have been significant and have affected CVSL's profitability. In addition, conditions affecting each individual company have posed challenges to our company as a whole. We anticipate that our operating losses and net loss will decrease over time as we are able to implement certain operating and administrative efficiencies for the acquired companies as a whole.

Our results are impacted by economic, political, demographic and business trends and conditions in the United States as well as globally. A rise or fall in economic conditions, including such factors as inflation, economic confidence, recession and disposable income can affect the direct selling industry, as the independent sales representatives who comprise the sales forces of our various companies make decisions based, at times, on those economic factors. A weak economy historically has been favorable to micro-enterprise/direct selling companies, because in times of economic distress, increasing numbers of individuals look for ways to supplement or replace their income and becoming an independent sales representative can provide supplemental income. Similarly, when jobs are lost, many are forced to seek independent means of earning a living or supplementing family income. However, economic distress can reduce customers' disposable income, making it more difficult to convince a customer to buy a non-essential product or service from a direct seller and therefore negatively impacting our revenue.

Political changes in a stable country like the United States do not generally have much impact on a direct selling business, unless there are significant regulatory changes that make it more difficult for our companies to do business. Outside the United States, political instability can have a potential effect on our business in any particular country, if that country is a significant market for one of our companies. For example, Ukraine and Russia are markets for one of our companies, Agel. To date, the instability in those countries has not had a major impact on Agel's ability to do business; however, there can be no assurance that it will not have a negative impact in the future. As we grow, our presence in various international markets could be affected by instability in any of those markets. Even amid instability, consumers still tend to buy and sell products.

The largest demographic factor affecting our business is the aging of the population. As a sales force and customer base ages, in some cases their selling or buying power could decrease. Offsetting this is the fact that aging also allows more free time to carry on a part-time business, and aging consumers often make purchases for children and grandchildren. As a sales force ages, it is necessary to try to replace retiring members with younger recruits. We are attempting to do this by marketing more effectively to younger demographics, such as through the use of technology. The male/female demographic's affect on our business depends upon the company: some CVSL companies are predominantly male, others female.

Various business trends can affect our companies. For example, tightening of credit availability can affect our ability to raise capital for growth. In addition, tighter credit availability can impact customer disposable income, thus negatively impacting spending. The trend toward greater reliance on Internet technology requires us to continually keep our internal and external Internet-based tools in good order (financial management/web sites for sales forces, etc.). The trend toward greater speed and personalization in business (through social media) requires us to put more emphasis on communicating within our businesses through those methods.

The micro-enterprise sector also has the benefit of diversity, in the sense that it includes many different categories of products and services, spread across different demographics and across global markets. When one segment of our direct selling company weakens, it is likely that another will strengthen or remain unaffected as independent sales representatives move around and follow opportunities. We believe this diversification is a particular strength of ours, as we already have sales from seven different product categories and in multiple global markets. We expect that this diversification should enable us to take advantage of changing trends in the industry. Further acquisitions are expected to increase this diversification.

In considering appropriate acquisition targets, we anticipate that we will evaluate companies of varying sizes in our targeted space. We do not plan to limit our acquisition opportunities to companies of any particular size, and we will periodically evaluate smaller companies in our targeted space, particularly companies that management believes are accretive or would otherwise add value to one or more of our businesses. We will consider companies that are currently profitable and that are looking to enhance their growth by leveraging the global foundation for growth we have built, as well as companies that can, in our opinion, be strengthened by improved strategic and tactical guidance. Companies that have experienced financial and operational difficulties are the best candidates to benefit almost immediately from cost reductions that our shared resources can provide. All of the acquisitions, large or small, profitable or otherwise, will add additional coordinates of sellers and customers, thereby adding size and continually increasing the scope of our network of networks.

Overview of Recently Acquired Companies and Companies to be Acquired

Happenings Communications Group

On September 25, 2012, we acquired 100% of HCG as part of the Share Exchange Agreement. HCG publishes a monthly magazine, Happenings Magazine that highlights events and attractions, entertainment and recreation, and people and community in Northeast Pennsylvania. HCG also provides marketing and creative services to various companies, and can provide such services to direct selling businesses. Services HCG provides may include creating brochures, sales materials, websites and other communications for independent sales representatives and ultimate customers. As a result, HCG is available to serve as an "in-house" resource for providing marketing and creative services to the direct selling companies that we have acquired and hope to acquire in the future.

The Longaberger Company

In March 2013, we acquired a 51.7% controlling interest in TLC. TLC is a direct selling business based in Newark, Ohio which sells premium hand-crafted baskets and a line of products for the home, including pottery, cookware, wrought iron and other home décor products, through a nationwide network of independent sales representatives. TLC also has showrooms in various states, which offer merchandise and serve as support centers for independent sales representatives. We acquired, in two separate transactions, a total of 1,616 shares of TLC's Class A common stock ("TLC Class A Common Stock"), representing 64.6% of the issued and outstanding TLC Class A Common Stock, which class has sole voting rights at TLC, and acquired 968 shares of TLC's Class B common stock, which are non-voting shares ("TLC Class B Common Stock" and, together with the TLC Class A Common Stock, the "TLC Stock"). Together, the two transactions resulted in CVSL acquiring 51.7% of all issued and outstanding TLC Stock. As consideration, we issued to a trust of which Tamala Longaberger is the trustee (the "Trust"), a Convertible Subordinated Unsecured Promissory Note, dated March 15, 2013, in the original principal amount of $6.5 million (the "Convertible Note"), and, to TLC, we issued a ten year, $4.0 million unsecured promissory note, dated March 14, 2013, payable in monthly installments. On June 14, 2013, the Convertible Note was converted into 32,500,000 shares of our common stock. At the time of the acquisition, TLC had $22.9 million in liabilities, which after the transaction were reflected in our financial statements in addition to the additional debt incurred as a result of the issuance of the notes to the Trust and TLC.

Along with its well-respected brand, its hand-crafted products and its loyal sales force, one of the many aspects of TLC's operation that was attractive to us was its abundance of assets. TLC had $15.6 million in inventory as of December 31, 2013, compared to $19.3 million at December 31, 2012, with further reductions planned in future quarters. We have worked with TLC to begin reducing its inventory through selling more items online, through TLC's showrooms (which provide commissioned sales to members of its independent sales force) and by expanding into new territories. Another challenge we have faced with TLC is bringing its costs and selling, general and administrative expenses under control. We believe the sale of excess inventory will help us to generate cash, which will help us to reduce our liabilities and fund our operations.

Another characteristic of TLC which we found attractive was the variety of fixed assets and real estate that were being underutilized in TLC's operations. We intend to make use of these assets at our other CVSL companies (including those we own now and those we will acquire in the future). For example, YIAH has begun operations in North America, operating out of TLC's Newark, Ohio office building and Project Home has shifted inventory and distribution to TLC's Ohio facilities. While we intend to find new uses for certain under-utilized assets, other assets owned by TLC are non-core assets which can be sold to further reduce our liabilities and generate positive cash.

Your Inspiration At Home

In August 2013, we formed Your Inspiration At Home, Pty. Ltd., an Australian corporation, which acquired substantially all of the assets of YIAH. YIAH is an innovative and award-winning direct seller of hand-crafted spices from around the world. YIAH originated in Australia and has expanded its operations to North America during the third quarter of 2013. We acquired substantially all the assets of YIAH in exchange for total consideration of 4,512,975 shares of our common stock and the assumption of liabilities of $140,647 in connection with the acquisition.

Project Home

In October 2013, we formed CVSL TBT, LLC, a Texas limited liability company, which acquired substantially all of the assets of Tomboy Tools, Inc., a direct seller of a line of tools designed for women as well as home security systems. We acquired substantially all the assets of Tomboy Tools, Inc. in exchange for total consideration of 1,766,979 shares of our common stock and the assumption of liabilities of $471,477 in connection with the acquisition.

Agel Enterprises

In October 2013, we formed Agel Enterprises, Inc., a Delaware corporation which acquired substantially all of the assets of Agel Enterprises, LLC. Agel is a direct selling business based in Utah that sells nutritional supplements and skin care products through a worldwide network of independent sales representatives. Agel's products are sold in over 40 countries. Agel acquired substantially all the assets of Agel Enterprises, LLC in exchange for total consideration of 7,446,600 shares of our common stock (of which 572,549 shares were issued in January 2014), the delivery of a purchase money note, dated the closing date, in the original principal amount of $1.7 million and the assumption of $9.1 million in liabilities, which after the transaction were reflected in our financial statements in addition to the additional $1.7 million purchase money note.

Paperly

In December 2013, we formed Paperly, Inc., a Delaware corporation, which acquired substantially all of the assets of Paperly , a direct seller that allows its independent sales representatives to work with customers to design and create custom stationery through home parties, events and individual appointments. We acquired substantially all the assets of Paperly in exchange for total consideration of 155,926 shares of our common stock and payment of an earn out of 10% of earnings before interest, taxes, depreciation and amortization ("EBITDA") from 2014 to 2016. The shares of our common stock for this acquisition were issued in 2014. We assumed liabilities of $110,022 in connection with the acquisition.

My Secret Kitchen

In December 2013, we formed CVSL A.G., a Switzerland company, which acquired a 90% controlling interest of MSK, an award-winning United Kingdom-based direct seller of a unique line of food products. We acquired substantially all the stock of MSK in exchange for total consideration of 317,804 shares of our common stock and payment of an earn-out of 5% of MSK's EBITDA from 2014 to 2016. The shares of our common stock for this acquisition were issued in January 2014. At the time of the acquisition, MSK had $168,515 in liabilities, which after the transaction were reflected in our financial statements.

Uppercase Living

In March 2014, we formed Uppercase Acquisition, Inc. a Delaware corporation which acquired substantially all the assets of Uppercase Living, a direct seller of customizable vinyl expressions for display on walls. Consideration consisted of 28,920 shares of our common stock and payment of an earn out equal to 10% of the EBITDA of the subsidiary that acquired the assets for the years ended December 31, 2014, 2015 and 2016 payable in cash or shares of our common stock at our discretion. The shares of common stock for this acquisition were issued in April and June 2014. We assumed liabilities of $471,445 in connection with the acquisition.

Golden Girls

During the first quarter of 2014, we entered into a definitive agreement to acquire Golden Girls, a direct seller and purchaser of jewelry for cash. Upon the closing of the acquisition, we will acquire substantially all the assets of Golden Girls in exchange for shares of our common stock. As of the date of this filing, this transaction has not yet closed and there can be no assurance that it will close. We do not expect to assume any liabilities in connection with this acquisition.

Recent Developments

On July 31, 2014, TLC and CFI entered into the Sale Leaseback Agreement pursuant to which TLC agreed to sell to CFI certain real estate owned by TLC and used by TLC in its manufacturing, distribution and showroom activities. The real estate described in the Sale Leaseback Agreement was purchased by CFI and the aggregate purchase price was $15,800,000 ($4,400,000 of which is held with CFI as a security deposit and will be released to TLC over time as certain targets are met).

Concurrently with entering into the Sale Leaseback Agreement, we entered into the Master Lease Agreement with CFI. The Master Lease Agreement provides for a 15-year lease term and specifies the base quarterly rental for the real estate leased. The base quarterly rent in the first year is $551,772 and increases 3% annually each year thereafter. During the lease term, all of the costs, expenses and liabilities associated with the real estate are to be borne by us, and we are entitled to the unlimited use of the real estate. The Master Lease Agreement includes customary events of default, including non-payment by us of the quarterly rental or other charges due under the Master Lease Agreement. We used the proceeds from the sale of the real estate to pay off outstanding bank debt and intend to use the remaining proceeds for working capital purposes.

Results of Operations for the Three and Six Months Ended June 30, 2014 and 2013

Revenues

Our substantial growth during 2013 results in significant challenges in the comparison of year-over-year results. As described above, we acquired TLC during the first quarter of 2013, YIAH during the third quarter of 2013, Project Home, AEI, MSK and Paperly during the fourth quarter of 2013 and Uppercase Living in the first quarter of 2014. As such, we caution that a comparative discussion of our results of operations for the three and six months ended June 30, 2014 and 2013 may not be meaningful on a quantitative or qualitative basis.

In addition, our consolidated financial statements for the six months ended June 30, 2013 reflect only partial-quarter revenue for TLC and no revenue for any other companies we acquired in 2013, as these companies were all acquired after June 30, 2013.

During the three and six months ended June 30, 2014, our revenues were $24.6 million and $51.3 million, respectively, as compared to $20.6 million and $24.8 million for the three and six months ended June 30, 2013, respectively. For the three and six months ended June 30, 2014, TLC, Agel and YIAH collectively represented over 90% of the reported revenues. For the six months ended June 30, 2014, approximately $22.8 million or 45% of our revenues were derived from the sale of consumable products and $28 million or 55% of our revenues were derived from the sale of non-consumable products. All of our revenues were derived from the sale of non-consumable products during the six months ended June 30, 2013.

Operating Losses

Our operating losses were $4.1 million and $6.8 million for the three and six months ended June 30, 2014, respectively, as compared to $3.3 million and $4.3 for the three and six months ended June 30, 2013, respectively. The increase in operating losses was the result of the six acquisitions completed in 2013.

Operating Expenses

Commissions and Incentives

Commissions and incentives represent costs to compensate and incentivize members of our independent sales force. These expenses may include costs for certain corporate sponsored events that contain qualification requirements in order for individuals to attend. During the three and six months ended June 30, 2014, we incurred approximately $6.0 million and $13.0 million in commissions and incentives costs, respectively, as compared to $2.7 million and $3.2 million for the three and six months ended June 30, 2013, respectively. The increase is primarily due to increased commissions paid as a result of the numerous companies that we acquired.

Selling, General and Administrative

Our selling, general and administrative costs were $11.7 million and $21.5 million for the three and six months ended June 30, 2014, respectively, as compared to $8.1 million and $10.5 million for the three and six months ended June 30, 2013, respectively. The increase is primarily the result of the addition of various administrative departments at each of the acquired companies, including human resources, legal, information technology, finance and executive, as well as costs associated with leased buildings. Additionally, we incurred professional and legal fees associated with the acquisitions and the pursuit of potential acquisitions. Included in selling, general and administrative expenses are fees paid to Richmont Holdings pursuant to a Reimbursement of Services Agreement for services provided by Richmont Holdings incurred in identifying, analyzing, performing due diligence, structuring and negotiating potential transactions. For the three and six months ended June 30, 2014, we recorded $0.5 million and $1.0 million in reimbursement expenses, respectively, as compared to $0.5 million and $0.9 million for the three and six months ended June 30, 2013, respectively.

Loss on Marketable Securities

Our loss on marketable securities for the three and six months ended June 30, 2014 totaled $58 thousand and $0.6 million, respectively. We did not have any investments for the three and six months ended June 30, 2013.

Non-controlling Interest

Non-controlling interest was a net loss of $1.0 million and $1.7 million for three and six months ended June 30, 2014, respectively, as compared to $0.8 million and $0.8 million for the three and six months ended June 30, 2013, respectively. The increase is primarily the result of losses generated at TLC. Additionally, the six months ended June 30, 2013 only included TLC results for the period beginning March 19, 2013 through June 30, 2013, which was the acquisition date of TLC.

Results of Operations and Financial Condition for the Years Ended December 31, 2013 and 2012

As noted elsewhere in this prospectus, we acquired six direct selling companies in 2013, which had a dramatic impact on our results of operations. As such, we caution that a comparative discussion of our results of operations for the years ended December 31, 2013 and 2012, may not be meaningful on a quantitative or qualitative basis.

In addition, our consolidated financial statements for the year ended December 31, 2013 reflect only partial-year revenue for those companies we acquired in 2013, following their acquisition by us, and these results do not reflect the operations of Uppercase Living, which we did not acquire until March 2014.

Revenues

For the year ended December 31, 2013, our gross sales increased $84.0 million to $84.9 million, compared to $0.9 million for the year ended December 31, 2012. The $0.9 million in revenue was primarily attributable to the advertising revenue we derived from the operations of HCG.

Operating Losses

Our operating losses were $8.7 million compared to $4.2 million for the years ended December 31, 2013 and 2012, respectively. The increase in operating losses was the result of the six acquisitions completed in 2013.

Operating Expenses

Commissions and Incentives

We incurred $16.4 million in commissions and incentives costs for the year ended December 31, 2013. The costs represent commissions and incentive trips earned by the independent sales representatives. Inasmuch as we did not acquire any companies in the direct selling business prior to 2013, we did not have any commission payments in 2012. Commissions and incentives represented 37% of our operating expenses for the year ended December 31, 2013.

Selling, General and Administrative Expenses

Our selling, general and administrative costs increased by $25.6 million to $27.9 million for the year ended December 31, 2013, as compared to $2.3 for the year ended December 31, 2012. The year-over-year increase was primarily the result of the costs associated with various administrative departments at each of the companies we have acquired, including human resources, legal, information technology, finance and executive, as well as costs associated with leased buildings. We also incurred professional consulting fees associated with our consideration and pursuit of potential acquisition targets. Selling, general and administrative expenses represented 63% of our operating expenses for the year ended December 31, 2013 as compared to 246% for the year ended December 31, 2012. Included in selling, general and administrative expenses for the years ended December 31, 2013 and 2012 are $1.9 million and $450,000, respectively, of fees paid to Richmont Holdings pursuant to a reimbursement of services agreement for due diligence, financial analysis, legal, travel and other expenses incurred by Richmont Holdings in connection with identifying, analyzing, performing due diligence, structuring and negotiating potential transactions and management of certain of our operations for us. For the year ended December 31, 2012, HCG's largest expenses were its printing costs of $0.3 million and its compensation costs of $0.4 million.

Interest expense

We incurred interest expense of $1.6 million for the year ended December 31, 2013 compared to $43,000 for the year ended December 31, 2012. Our increase in interest expense was primarily associated with the $20.0 million convertible note issued to RCP V and debt assumed in the TLC acquisition. The $20.0 million convertible note and accrued interest will likely be converted to common stock during the second quarter of 2015.

Liquidity and Capital Resources

The table below reflects our highly liquid assets as of June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
Cash	$4,176,351	$3,876,708
Marketable Securities	5,223,472	11,830,252
Accounts Receivable, net	777,871	780,237

Total	$10,177,694	$16,487,197

At June 30, 2014 we had cash and marketable securities of $9.4 million. In December 2012, we received $20.0 million in proceeds from the sale of a convertible note to RCP V which provided working capital for our current operations and smaller acquisitions. Our investments in marketable securities enable us to also provide needed liquidity for acquisitions, debt service and operating expenses.

Our principal uses of cash have included legal and professional fees associated with our acquisitions, legal, due diligence and other fees related to other potential acquisitions and the cost of buying inventory. We plan to continue acquiring additional businesses engaged in direct selling and intend to fund such acquisitions primarily by issuing shares of our common stock as consideration. To the extent that we need to pay cash as a portion of the acquisition consideration, we expect to use our cash on hand and, to the extent necessary, to raise any additional cash through debt and/or equity financing. We expect to fund any large acquisitions from a combination of the proceeds of this offering and potentially through other public or private equity or debt offerings. We believe that additional debt or equity financing will be available to us based on the assets and financials of any potential acquisition candidate we would consider and based on management's experience with debt and equity financings. We expect to be able to raise capital from lenders and equity investors who will understand our direct selling acquisition strategy, but there is no assurance that we will be able to raise the capital.

Cash Flows

Cash used in operating activities for the six months ended June 30, 2014 was $5.0 million, as compared to net cash used in operating activities of $0.4 million for the six months ended June 30, 2013. Our principal uses of cash have included legal and professional fees associated with our acquisitions, legal, due diligence and other fees related to other potential acquisitions, the cost of buying inventory, labor and benefits costs and commissions and incentives.

Net cash provided by investing activities for the six months ended June 30, 2014 was $7.4 million, as compared to $84 thousand for the six months ended June 30, 2013. Net cash provided by investing activities was the result of $6.2 million in sales of marketable securities in addition to $1.8 million associated with TLC's sale of a building in the ECO Business Park in Frazeysburg, Ohio and three properties in Dresden, Ohio. The cash inflows were offset by $0.6 million in capital expenditures primarily associated with our information technology implementation.

Net cash used in financing activities was $2.6 million for the six months ended June 20, 2014 as we paid down $1.9 million on our lines of credit and paid $0.8 million in debt primarily related to the payoff of the term loan with Key Bank. During the six months ended June 30, 2013, we used $0.2 million, primarily related to long-term debt payments.

The Company's long-term borrowing consisted of the following:

Description	Interest rate	June 30, 2014	December 31, 2013
Convertible Subordinated Unsecured Promissory Note—Richmont Capital Partners V L.P. (including accrued interest)	4.00%	$21,281,097	$20,881,096
Promissory Note—payable to former shareholder of TLC	2.63%	3,555,293	3,734,695
Promissory Note—Lega Enterprises, LLC (formerly Agel Enterprises, LLC)	5.00%	1,496,996	1,649,880
Promissory Note—payable to Tamala L. Longaberger	10.00%	42,000	—
Term loan—KeyBank		—	427,481
Other, equipment notes		30,244	30,244

Total debt		26,405,630	26,723,396
Less current maturities		711,398	1,128,674

Long-term debt		$25,694,232	$25,594,722

Subsequent to June 30, 2014, Agel issued two promissory notes in the aggregate principal amount of $958,000 to Tamala L. Longaberger. The two notes issued by Agel to Tamala L. Longaberger and the note issued by TLC to Tamala L. Longaberger bear interest at 10% per annum. The note in the principal amount of $42,000 matures on June 27, 2015 and the other notes in the principal amounts of $158,000 and $800,000 mature on July 1, 2015 and July 11, 2015, respectively. The notes may be prepaid in whole or in part at any time without premium or penalty. The notes also provide for a cure period for any nonpayment default that is curable so long as a notice of breach of the same provision has not been given within the preceding 12 months. Upon default, the note holder may accelerate the time of payment of the notes.

On July 31, 2014, we entered into the Master Lease Agreement in connection with the Sale Leaseback Agreement. TLC used approximately $6.2 million from the proceeds of the sale of certain real estate owned by TLC to repay the outstanding balance owed under the Key Bank Line of Credit.

At December 31, 2013, we had cash and cash equivalents of approximately $3.9 million, marketable securities of $11.8 million, total current assets of $38.2 million and working capital of approximately $3.3 million, as compared to cash and cash equivalents of $19.0 million, no marketable securities, total current assets of $19.2 million and working capital of approximately $18.2 million as of December 31, 2012. The 2012 cash and cash equivalents reflect the $20.0 million proceeds we received in the sale of a convertible note to RCP V in December 2012 referenced above.

Net cash used by operating activities for the year ended December 31, 2013 was $4.6 million, as compared to net cash used in operating activities of $1.0 million for the year ended December 31, 2012.

Our principal uses of cash have included legal and professional fees associated with the acquisitions, legal, due diligence and other fees related to our consideration of other potential acquisitions as well as the cost of buying inventory, all of which increased for the year ended December 31, 2013. We plan to acquire additional businesses in 2014 and beyond that are engaged in direct selling and intend to fund such acquisitions through a variety of means, including by issuing shares of our common stock as consideration, using our cash on hand and if necessary raising cash through debt and/or equity financing. We believe that additional debt or equity financing will be available to us to be used for future acquisitions, the amount of such financing to be based on the assets and financials of the acquisition candidate and based on management's experience with respect to debt and equity financing.

As of December 31, 2013, we had $11.8 million invested in marketable securities. The investments are readily available to provide liquidity for acquisitions, debt service and operating expenses.

Net cash used in investing activities for the year ended December 31, 2013 was approximately $5.7 million, as compared to $0 for the year ended December 31, 2012. Net cash used in investing activities consisted primarily of investments in marketable securities of $16.5 million offset primarily by proceeds from the sale of a golf course owned by TLC and the sale of marketable securities. We also sold certain marketable securities and obtained cash through our acquisitions.

Net cash used in financing activities was $4.8 million for the year ended December 31, 2013, as we paid down the term loan with the sale of the TLC golf course, as compared to net cash provided by financing activities of $20.0 million for the year ended December 31, 2012. During 2012, we received $20.0 million from RCP V through the sale of Convertible Notes.

At December 31, 2013, we had the following total long-term borrowings:

Description	Interest rate	December 31, 2013	December 31, 2012
Convertible Subordinated Unsecured Promissory Note—RCP V (including accrued interest)	4.00%	$20,881,096	$20,041,644
Promissory Note—payable to former shareholder of TLC	2.63%	3,734,695	—
Promissory Note—Lega Enterprises, LLC (formerly Agel Enterprises, LLC)	5.00%	1,649,880	—
Term loan—KeyBank	7.70%	427,481	—
Other, equipment notes		30,244	—

Total debt		26,723,396	20,041,644
Less current maturities		1,128,674	—

Long-term debt		$25,594,722	$20,041,644

The schedule of maturities of our long-term debt is as follows:

2014	$1,128,674
2015	696,406
2016	722,928
2017	750,565
2018	714,939
Thereafter	1,828,788

Total excluding convertible note	5,842,300
Convertible note	20,881,096

Total long-term debt including current maturities	$26,723,396

Convertible Subordinated Unsecured Promissory Note—Richmont Capital Partners V LP

On December 12, 2012 (the "Issuance Date"), we received cash proceeds of $20.0 million and issued to RCP V, a Convertible Subordinated Unsecured Promissory Note, in the original principal amount of $20.0 million. The note is an unsecured obligation and subordinated to any bank, financial institution, or other lender providing funded debt to us (or any direct or indirect subsidiary of ours), including any debt financing provided by the sellers of any entity(ies) that we may acquire in the future. Principal payments of $1,333,333 are due and payable on each anniversary of the Issuance Date beginning on the third anniversary of the Issuance Date. A final principal payment, equal to the then unpaid principal balance of the note, is due and payable on the tenth anniversary of the Issuance Date. The note bears interest at an annual rate of 4%, which interest is payable on each anniversary of the Issuance Date; provided, however, that interest payable through the third anniversary of the Issuance Date may, at our option, be paid in kind ("PIK Interest"), and any such PIK Interest will be added to the outstanding principal amount of the note. Beginning 380 days from the Issuance Date, the note may be prepaid, in whole or in part, at any time, without premium or penalty.

On June 17, 2013, the note was amended to extend the date of mandatory conversion of the note from a date that was 380 days from the Issuance Date to provide that the note be mandatorily convertible into shares of our common stock (subject to a maximum of 364,000,000 shares being issued) within ten days of June 17, 2014. On June 12, 2014, the note was amended to extend the mandatory conversion date to within ten days of June 12, 2015 or such earlier date as may be mutually agreed by us and RCP V. The full amount of the note (including any and all accrued interest thereon, whether previously converted to principal or otherwise) will be converted into no more than 64,000,000 shares of common stock at a price of $0.33 per share of our common stock.

John Rochon, Jr., our Vice Chairman and one of our directors and the son of our Chief Executive Officer, is the 100% owner and is in control of Richmont Street LLC ("Richmont Street"), the sole general partner of RCP V. Michael Bishop, one of our directors, is a limited partner of RCP V.

Promissory Note—Lega Enterprises, LLC

On October 22, 2013, we issued a $1.7 million Promissory Note to Lega Enterprises, LLC pursuant to the terms of the Asset Purchase Agreement between AEI and Agel Enterprises, LLC. The Promissory Note bears interest at 5% per annum, matures on October 22, 2018 and is payable in equal monthly installments of outstanding principal and interest.

Promissory Note—payable to former shareholder of TLC

On March 14, 2013, we issued a $4.0 million Promissory Note pursuant to the terms of the Purchase Agreement with TLC. The Promissory Note bears interest at 2.63% per annum, has a ten-year maturity, and is payable in equal monthly installments of outstanding principal and interest.

Promissory Note—payable to Tamala L. Longaberger

On June 27, 2014, Tamala L. Longaberger lent TLC $42,000 and in connection therewith TLC issued a promissory note in the principal amount of $42,000 to her. The note bears interest at the rate of 10% per annum and matures on June 27, 2015. The company's failure to attain certain milestones, including specified operational cost-savings, are considered a default under the note as is a default under other loan, security or similar agreements of TLC if the default materially affects any of TLC's property, or ability to repay the note or perform its obligations under the note or any related document. The note may be prepaid in whole or in part at any time without premium or penalty. The note also provides for a cure period for any nonpayment default that is curable so long as a notice of breach of the same provision has not been given within the preceding 12 months. Upon default, the note holder may accelerate the time of payment of the note.

Line of Credit Payable—Key Bank

In July 2014, we used the proceeds that we received under the Sale Leaseback Agreement to repay all amounts owed under the TLC line of credit with Key Bank. TLC had a line of credit agreement through October 23, 2015. Under the agreement with Key Bank, TLC had available borrowings of up to $12.0 million, calculated in accordance with a formula primarily based on accounts receivable and inventory. The interest rate for the line of credit was based on Key Bank's prime rate plus 1.75%, or LIBOR plus 3.50%. Interest at June 30, 2014 and December 31, 2013 was 3.94%. The line of credit balance was $6,633,250, $8,067,573 at June 30, 2014, and December 31, 2013, respectively. The line of credit was collateralized by substantially all of the assets of TLC. Under the agreement, TLC was subject to certain financial covenants, including a fixed charge coverage ratio and limitations on capital expenditures, additional indebtedness, and incurrence of liens. TLC was not in compliance with the fixed charge covenant for the period ended June 30, 2014. TLC obtained a waiver for the fixed charge coverage calculation, as the term loan had been paid in full, and was in compliance with all other the financial covenants at June 30, 2014. The loan is included in the lines of credit on our consolidated balance sheets.

Term loan—Key Bank

In conjunction with the Key Bank line of credit described above, on October 23, 2012, TLC obtained a $6.5 million term loan from Key Bank. The interest rate on the term loan was either Key Bank's prime rate plus 5.75%, or LIBOR plus 7.50%. The term loan was repayable in monthly installments beginning April 1, 2013 and was repayable in full on October 23, 2015. As of March 1, 2014, TLC had paid in full the outstanding balance of the term loan through monthly amortization payments and proceeds from our sale of non-core assets, primarily real estate.

UBS Margin Loan

We have a margin loan agreement with UBS that allows us to purchase investments. The maximum loan amount is based on a percentage of marketable securities held by us. The interest rate at June 30, 2014 and December 31, 2013 was 1.65% and 1.67%, respectively. The outstanding balance was $1,174,174 and $1,663,534 on June 30, 2014 and December 31, 2013, respectively. The loan is included in the line of credit on our consolidated balance sheets.

Outstanding Warrants

On May 6, 2014, CVSL issued warrants to purchase up to 250,000 and 125,000 shares of its common stock, respectively, in connection with exclusivity agreements. The warrants will be exercisable commencing 75 days after their date of issuance, in whole or in part, until one year from the date of issuance for cash and/or on a cashless exercise basis at an exercise price of $0.55 per share, representing the average closing price of our common stock for the ten days preceding the issuance. In addition, the warrants provide for piggyback registration rights upon request, in certain cases. The exercise price and number of shares issuable upon exercise of the warrants is subject to adjustment in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. The fair value of the warrants on the date of issuance totaled $116,000.

Critical Accounting Policies

The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and related disclosure of contingent liabilities. We evaluate the appropriateness of these estimations and assumptions, including those related to the valuation allowances for receivables, inventory and sales returns and allowances, the carrying value of non-current assets and income taxes, on an ongoing basis. Estimates and assumptions are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Accordingly, actual results in future periods could differ materially from these estimates. Significant judgments and estimates used in the preparation of the consolidated financial statements apply to the following critical accounting policies:

Revenue Recognition and Deferred Revenue

We receive payment, primarily via credit card, for the sale of products at the time customers place orders. Sales and related fees such as shipping and handling, net of applicable sales discounts, are recorded as revenue when the product is shipped and when title and the risk of ownership pass to the customer. Payments received for undelivered products are recorded as deferred revenue and are included in other current liabilities. Certain incentives offered on the sale of our products, including sales discounts, are classified as a reduction of revenue. A provision for product returns and allowances is recorded and is founded on historical experience.

Income Taxes

We and our U.S. subsidiaries (excluding TLC) file a consolidated Federal income tax return. Deferred income taxes are provided for temporary differences between accrual basis and tax bases of asset and liabilities. The principal differences are described in footnote (11) to income taxes to the notes to the annual consolidated financial statements included in this prospectus. Benefits from tax credits are reflected currently in earnings. We record income tax positions based on a more likely than not threshold that the tax positions will be sustained on examination by the taxing authorities having full knowledge of all relevant information.

Impairment of Long-Lived Assets

We review long-lived assets, including property, plant and equipment and other intangibles with definite lives for impairment or whenever events or changes in circumstances indicated that the carrying amount of such an asset might not be recoverable. When indicators are present, management determines whether there has been an impairment of long-lived assets held for use in the business by comparing anticipated undiscounted future cash flow from the use and eventual disposition of the asset or asset group to the carrying value of the asset. The amount of any resulting impairment is calculated by comparing the carrying value to the fair value. Long-lived assets that meet the definition of held for sale are valued at the lower of carrying amount or net realizable value. Assets or asset groups are determined at the lowest level possible for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For assets whose aggregate undiscounted cash flows are less than its carrying value, the assets are considered potentially impaired and actual impairments, if any, would be determined to the extent the assets carrying value exceeds its aggregate fair value.

Goodwill and Other Intangibles

We perform our goodwill and other indefinite-lived intangible impairment test annually or when changes in circumstances indicate an impairment event may have occurred by estimating the fair value of each reporting unit compared to its carrying value. Our reporting units represent an operating segment or a reporting level below an operating segment.

Additionally, the reporting units are aggregated based on similar economic characteristics, nature of products and services, nature of production processes, type of customers and distribution methods. We use a discounted cash flow model and a market approach to calculate the fair value of its reporting units. The model includes a number of significant assumptions and estimates regarding future cash flows and these estimates could be materially impacted by adverse changes in market conditions.

Other Accounting Policies and Recent Accounting Pronouncements

See footnote (2), Summary of Significant Accounting Policies, to our consolidated annual financial statements included in this prospectus.

 BUSINESS

Overview

We operate a multi-brand direct selling/micro-enterprise company that employs innovative operational, marketing, social networking and e-commerce strategies to drive a high-growth global business. We are engaged in a long-term strategy to develop a large, global, diverse, company that combines the entrepreneurship, innovation and relationship-based commerce of micro-enterprise with the infrastructure and operational excellence of a large scale company. We are building an online "community" consisting of a growing number of entrepreneurs and their customers, who can share various economic benefits of membership. Our growth is supported by a highly disciplined acquisition strategy focused on quality targets that can benefit from our significant operational expertise, turnaround strategies, financial resources, access to innovative technologies, and core infrastructure. We completed our first seven acquisitions of direct selling companies during 2013 and in the first quarter of 2014 and currently have a presence in seven major product categories: home décor, gourmet foods and spices, nutritional supplements, skin care, home improvement, stationery and home security. During 2013, we had $84.9 million in revenues. The following table sets forth our quarterly revenues for the fiscal year ended 2013, gross sales for first quarter of 2014 and aggregate gross sales for our four most recent reported quarters:

	Fiscal Year 2013				Fiscal Year 2014		Trailing Four
	Q1	Q2	Q3	Q4	Q1	Q2	Quarters
Revenues	$4,268,010	$20,116,868	$23,750,749	$36,810,551	$26,670,921	$24,586,118	$111,818,339

Our disciplined acquisition strategy is derived from the industry knowledge and operating expertise of our management team, which we believe allows us to identify, evaluate and integrate premium micro-enterprise companies that can benefit from our company's resources, while contributing to our overall growth strategy. We have grown at a rapid pace as a result of our recent acquisitions and intend to continue to aggressively pursue additional acquisitions in the micro-enterprise space. As of the date of this prospectus, our micro-enterprise portfolio is comprised of the following seven businesses:

Business*	Date of Acquisition	Number of Countries with Sales Presence	Products
The Longaberger Company	March 18, 2013	2	Premium hand-crafted baskets and products for the home
Your Inspiration at Home	August 22, 2013	3	Hand-crafted spices from around the world
Project Home	October 1, 2013	1	Tools designed for women, as well as home security systems
Agel	October 22, 2013	40	Nutritional supplements and skin care products
My Secret Kitchen	December 20, 2013	1	Unique line of gourmet food products
Paperly	December 31, 2013	1	Custom stationery and paper products
Uppercase Living	March 13, 2014	2	Customizable vinyl expressions for display on walls

*
We have signed a definitive acquisition agreement to acquire Golden Girls, an entity that exchanges gold, silver and platinum jewelry for cash; however, the transaction has not yet closed.

Each company we acquire maintains its own unique identity, sales force, leadership, brand and culture. CVSL provides each company it acquires with a common shared corporate infrastructure that provides operating efficiencies in areas such as sourcing, manufacturing, IT, distribution and administration. CVSL also provides operational expertise and cross-pollination of business ideas and best practices across companies. With each acquisition we expand our product and service base, our customer base and our geographic base, as well as our independent sales force. CVSL currently has sales in more than 40 countries on six continents around the world and has established a strong foundation for further international expansion for all of its companies. We believe we have an opportunity to leverage the resources, infrastructure and local market expertise we have in each of the countries where we have operations and sales.

In addition to the direct selling companies identified above, on September 25, 2012, we consummated a Share Exchange Agreement with HCG and Rochon Capital, an entity controlled by John Rochon, our Chief Executive Officer and Chairman of the Board, whereby Rochon Capital transferred 100% of the outstanding shares of HCG to us in exchange for approximately 95% of the common stock (on a fully-diluted basis upon issuance) of CVSL to be issued in two tranches, the first of which was issued on September 25, 2012, and the second of which will be issued on such future date as will be determined by Rochon Capital, in its sole discretion (as described further in this prospectus). The exchange resulted in HCG becoming our wholly-owned subsidiary.

From September 2012 until our first acquisition in March 2013, our primary focus was on the publishing business conducted by HCG, which until March 2013 was our sole revenue producing business. For the year ended December 31, 2012, we derived $0.9 million in revenue from the operations of HCG. Prior to our acquisition of HCG in September 2012, our primary business was the development of products for medical use. The medical products line of business was terminated in December 2012. HCG publishes a monthly magazine, Happenings Magazine, which references events and attractions, entertainment and recreation, and people and community in Northeast Pennsylvania. HCG also provides marketing and creative services to various companies, including direct selling companies. Such services may include creating brochures, sales materials, websites and other communications for independent sales representatives and ultimate customers. As a result, HCG is available to serve as an "in-house" resource for our current direct selling companies and the direct selling companies we hope to acquire in the future.

Because John Rochon, our Chief Executive Officer and Chairman of the Board, through his control of Rochon Capital, will continue to control more than 50% of the outstanding voting power of our common stock following the offering, we will be classified as a "controlled company" within the meaning of applicable NYSE MKT rules. In the event our common stock is listed on the NYSE MKT, we will qualify as a "controlled company" because Mr. Rochon, through his control of Rochon Capital, will continue to hold in excess of 50% of our voting securities. As a controlled company, we will qualify for certain exemptions to the NYSE MKT listing requirements, including the requirement that a majority of our directors be independent, and the requirements to have a compensation committee and a nominating corporate governance committee each composed of entirely independent directors.

Strengths and Competitive Advantages

We believe that the following sets us apart from our competitors:

  •
  Our experienced management team and board of directors.  Our management team and the Board are comprised of highly experienced industry leaders, including John P. Rochon, our Chairman of the Board and Chief Executive Officer. Mr. Rochon has 35 years of experience in capital markets, finance, operations, mergers and acquisitions, business planning, technology, sales and brand building, including an ownership position and prior senior management experience as the Chairman and Chief Executive Officer of Mary Kay Inc., a company he led through global expansion to 37 countries, a major investment in technology and a successful management-led leveraged buyout. Other members of the senior management team and the Board have also had significant experience in the direct selling industry and other industries, including Russell Mack (Mary Kay, American and United Airlines, the White House), Kelly Kittrell (Bank of America, Ernst & Young, KPMG Peat Marwick), William Randall (Mary Kay, BeautiControl) and Julie Rasmussen (Mary Kay, Hertz Russia, with clients including RJR Nabisco, Johnson and Johnson). In addition, our management team also includes other employees and consultants with significant experience in the direct selling industry, including Thomas Reynolds, Ph.D. (Wirthlin Reynolds, clients including Coca Cola, Federal Express, Procter and Gamble) and Richard Holt (Amway, NuSkin).

  •
  Our diverse product offerings and large distributor and customer base.  Each company that we acquire adds to our diverse product offerings portfolio as well as to our large representative and customer base. Currently, we have over 40,000 active independent sales force members and numerous customers in our CVSL family. We currently offer products in the following categories: home décor, gourmet foods and spices, nutritional supplements, personalized stationery, skin care, home improvement and home security. We intend to grow our business into additional product and service categories.

  •
  A differentiated shopping experience integrating social media and other state of the art technologies.  We provide a differentiated shopping experience for our customers through our energized sales force and our innovative use of social media and other technologies for the sale of products, which provides a multi-channel presence. For example, each of our independent sales representatives has his or her own personalized webpage which allows them to offer a convenient shopping experience and to establish a loyal customer base. We have invested in a state of the art IT system for use by our independent sales force members, as well as a new ERP system for operational use. Starting in April, 2014, CVSL began converting to its new, more modern and sophisticated IT platform for these functions, internally and externally. These systems are being implemented first at TLC. We plan to use these systems for all of our other companies. This new IT system makes the shopping experience easier and more efficient for customers. Our technology upgrade at TLC has two distinct but related aspects, both of which are aimed at improving the company's efficiency as a business and making it more attractive to sellers and customers. The internal side of the upgrade, the ERP system, gives the company improved ability to manage all aspects of its operations and finance, including financial planning, regular reporting of daily financial metrics to management, ordering of components for manufacturing and vendor-sourced products, accounting, and similar aspects of monitoring the business in order to make better-informed business decisions. The external side of the upgrade is the IT platform on which TLC's sales force monitors their own businesses. It provides them with the information they need to track sales, their progress toward achievement and reward levels and their downline recruits. The IT platform also includes a customer-facing side of their IT platform, which includes the individual web sites on which customers can shop and place orders. Independent sales representatives now have a centralized site for product information and placing orders, and customers can now more easily maneuver through the site from the home page to the order pages with less clicks. Separately, we have been developing, and have launched, a new web site for our benefits program called "CVSL Connections," which seeks to bring all of our independent sales representatives, along with their respective customers, into our virtual community, where they can explore the offerings of all of our CVSL companies, view social media postings from all of our CVSL companies, and receive a range of discounts and other benefits from their third-party partners.

  •
  Our ability to benefit from the brand recognition and loyal customers of each company we acquire.  We strive to acquire target companies with well established brands and loyal customers. We believe this approach allows us to maximizes sales opportunities and by increasing the chances that our customers will buy multiple products and services from our CVSL family of companies.

    We intend that each company that we bring into the CVSL community will maintain its own brand identity, independent sales representatives, key product lines and key leaders.

  •
  Our scalable business model.  CVSL provides each company it acquires with a common shared corporate infrastructure that provides operating efficiencies in sourcing, manufacturing, IT, distribution and administration. As noted above, a new IT system is being introduced at TLC for sales support and a new ERP system for operational use, and once fully implemented it is expected that the systems will be made available to all other CVSL companies. In addition, YIAH has now begun operations in North America based in our Ohio facilities while continuing operations in Australia, operating out of our Newark, Ohio office building and Project Home has shifted inventory and distribution from its facilities in Denver, Colorado to our Ohio facilities. YIAH's manufacturing facility in Australia has commenced production of certain products to be sold by My Secret Kitchen in the United Kingdom, allowing for both companies to benefit from economies of scale and best practices in manufacturing. We anticipate further integration over time of back-office functions by all our companies, resulting in what we expect to be additional cost synergies. "Shared services" are also being developed in areas such as marketing support, travel, distribution, customer care and legal support. CVSL also provides operational expertise and cross-pollination of business ideas across companies. Our role in managing our companies varies according to the needs and circumstances of each company. Our intention is that all of our companies will be able to operate in a relatively self-sufficient manner on a day-to-day basis, drawing upon our management as needed to set strategy, improve operations or solve problems, such as identifying suitable strategic business opportunities or other partnerships. However, companies may require varying levels of involvement from the CVSL management team from time to time. For example, TLC has required rather significant, hands-on management by members of the CVSL team in order to help it bring its costs under control and to ensure that it operates with best practices. Agel, on the other hand, sells products in approximately 40 countries and, because each international market tends to be comparatively self-contained from a management perspective, it has required less hands-on management from CVSL than TLC.

  •
  Our unique incentives program.  Through our CVSL Connections program, we are building an array of attractive benefits and other incentives for our independent sales representatives and their customers, including a range of useful discounts in areas such as travel, amenities, office supplies, entertainment, services and other benefits. The Hertz Corporation is the first partner, subsequently joined by Vivint, Inc. Home Automation, Bond Street Office Supplies, Square Inc. Payment Solution, Dynamics co-branded Visa credit cards, Protect America, Inc. Home Security and XOOM Energy, LLC. We are in various stages of discussion with a number of other partners. We have launched a web-based portal for members of the CVSL Connections program and will continue to build out features and offers available over time, which will allow members to access these exclusive benefits. As the CVSL Connections program grows, we believe it will have a powerful impact on customer and sales field loyalty.

Our Strategy

Our goal is to combine the power of micro-enterprise with the power of personal networks, linking millions of interpersonal relationships in a virtual "community." We are engaged in a long-term growth strategy to develop a large, diverse global company in the micro-enterprise sector. A core component is our ongoing acquisition strategy, which we expect will result in additional revenue being added as more companies are acquired. We intend to "build out" the CVSL family of companies across multiple dimensions by expanding in each of the following areas:

  •
  Product and Service Categories.  We seek to acquire micro-enterprise companies with diverse product and service offerings, which will allow us to gain a foothold in a fundamental category of products or services that has significant potential to grow over time. The size of a target company is not as important to us as gaining entry into a desirable new product or service category. We also believe that we will be able to grow each of our portfolio companies organically by our leveraging of operational infrastructure, as well as shared best practices in operations, sales and sales field recruiting. As described under "Strengths and Competitive Advantages-Our Scalable Business Model," we are already leveraging our operational infrastructure to support our current companies. For example, YIAH and Project Home use office and distribution space at our facilities in Ohio and the shared services events and marketing teams have helped multiple companies that previously used outside third parties with new catalogues and event planning. In addition to the shared operational resources currently being leveraged by the various companies, we have plans to continue to integrate the back-office and leverage our operational resources. For example, the implementation of our new ERP system at TLC is expected to be rolled out to the other companies over time, which will be beneficial from a simplicity (single system to manage and operate) and cost (single system to host and maintain) standpoint.

  •
  Geography.  We seek to acquire companies in new geographic markets. Our major markets outside the United States currently are Australia, Italy, Russia and other Eastern European countries. Each time we acquire a company in a new geographic market, we gain a foothold in that country which represents additional growth potential. Each new geographic market we are able to penetrate becomes an established platform in which our other portfolio companies may conduct commerce, saving the investment of time and expense that would otherwise be necessary for each company to open new markets individually. Although we do not have any immediate plans to expand our sales or operations to any new countries and believe that there is ample room to expand our sales and operations within the countries in which we currently have a presence, should a business opportunity in a new country present itself, we would consider entering such geographic markets.

  •
  The "Consumer Cloud."  Every micro-enterprise company we acquire brings with it names and contacts that represent personal relationships with current sellers, former sellers, current customers and former customers. We intend to use social media as one method to reach and connect all of these people. There are numerous connections already within the CVSL family of companies and we intend to continue to add many more connections through organic growth and acquisitions. The "consumer cloud" refers to a data base with a list of connections, including names of current and former sellers in our independent sales force, current and former customers, in some cases current and former hosts or hostesses (for party plan companies), and employees. The number of such connections varies according to the size of the company. The connections include such information as names, addresses, email addresses, phone numbers and past selling or purchasing history. These persons can be reached via email, and in some cases by phone or in writing. They can also be reached when they visit the web sites of any CVSL company, or the website for the CVSL Connections program, or the personalized web sites of independent sales representatives of any CVSL company.

  In the consumer cloud, CVSL can inform these contacts about opportunities or product or service offerings by all CVSL companies, it can engage them in dialog through social media (e.g., Facebook), and can provide these contacts with benefits and privileges such as discounts on products or services offered by third-party partners—for example, rental cars, office supplies, a credit card offering, etc. Every time any CVSL company adds another seller or customer, it obtains an additional connection from that person (organic growth), and each time CVSL acquires another company, it adds to its data base the total number of connections which that acquired company has already accumulated. These connections represent personal relationships—between family members, friends, neighbors, co-workers, etc. When a consumer recommends a product to a friend, family member or neighbor, that recommendation carries more credibility than even the most effective advertising. Our strategy is to build a virtual "community" which offers its members an attractive and growing array of benefits and privileges.

  •
  Gender Demographics.  The sales forces of our companies, as well as their customers, represent both gender demographics, although the gender breakdown varies from one company to another. We seek to acquire companies that will appeal to both gender demographics. For example, TLC's sales force and customer base is predominantly female, while the sales force and customer base of Agel, is comprised of more men than women. In general, the micro-enterprise/direct selling sector globally tends to be more female than male. According to a 2011 study by the Direct Selling Association, 78% of direct selling entrepreneurs were female. However, both genders are represented in varying proportions, depending on the nature of the product or service.

The Direct Selling Industry

Direct selling is a well-established sales channel where products are marketed directly to customers, eliminating the need for middlemen, wholesalers, advertisers and retailers. The global direct selling market is a growing $166 billion industry. The U.S. portion of the industry alone exceeds $31 billion in annual sales. Worldwide, more than 90 million people are estimated to participate in direct selling. According to the World Federation of Direct Selling Associations, the four largest direct selling markets are the United States, Japan, China and Brazil, but the direct selling industry has a strong presence in every region of the world.

Our History and Overview of Recently Acquired Companies and Companies to Be Acquired

Our History

We were incorporated under the laws of Delaware in April 2007 under the name Cardio Vascular Medical Device Corporation. In June 2011, we converted to a Florida corporation and changed our name to Computer Vision Systems Laboratories, Corp. On May 27, 2013, we changed our name to CVSL Inc. On September 25, 2012, we completed an initial share exchange whereby we acquired 100% of the issued and outstanding capital stock of HCG, a magazine publisher, in exchange for 21,904,302 shares of our common stock representing approximately 90% of our issued and outstanding capital stock at such time. In December 2012, we decided to terminate our medical device line of business.

Happenings Communications Group

Through a share exchange that occurred in August 2012, we acquired HCG. HCG publishes a monthly magazine, Happenings Magazine, that references events and attractions, entertainment and recreation, and people and community in Northeast Pennsylvania. HCG also provides marketing and creative services to various companies, and can provide such services to direct selling businesses. Services may include creating brochures, sales materials, websites and other communications for independent sales representatives and ultimate customers. As a result, HCG is available to serve as an "in-house" resource for providing marketing and creative services to the direct selling companies that we expect to acquire.

The Longaberger Company

In March 2013, we acquired a 51.7% controlling interest in TLC. TLC is a direct selling business based in Newark, Ohio that sells premium hand-crafted baskets and a line of products for the home, including pottery, cookware, wrought iron and other home décor products, through a nationwide network of independent sales representatives. TLC also has showrooms in various states, which offer merchandise and serve as support centers for sales representatives. We acquired, in two separate transactions, a total of 1,616 shares of TLC's Class A common stock ("TLC Class A Common Stock"), representing 64.6% of the issued and outstanding TLC Class A Common Stock, which class has sole voting rights at TLC, and acquired 968 shares of TLC's Class B common stock, which are non-voting ("TLC Class B Common Stock" and, together with the TLC Class A Common Stock, the "TLC Stock"). Together, the two transactions resulted in CVSL acquiring 51.7% of all issued and outstanding TLC Stock. As consideration, we issued to a trust of which Tamala Longaberger is the trustee (the "Trust"), a Convertible Subordinated Unsecured Promissory Note, dated March 15, 2013, in the original principal amount of $6.5 million (the "Convertible Note"), and, to TLC, we issued a ten year, $4.0 million unsecured promissory note, dated March 14, 2013, payable in monthly installments. On June 14, 2013, the Convertible Note was converted into 32,500,000 shares of our common stock.

Your Inspiration At Home

In August 2013, we formed Your Inspiration At Home, Ltd., a Nevada corporation, which acquired substantially all of the assets of YIAH. YIAH is an innovative and award-winning direct seller of hand-crafted spices from around the world. YIAH originated in Australia and has expanded its operations to North America during the third quarter of 2013. We acquired substantially all the assets of YIAH in exchange for total consideration of 4,512,975 shares of our common stock and the assumption of certain liabilities of YIAH.

Project Home

In October 2013, we formed CVSL TBT, LLC, a Nevada limited liability company, which acquired substantially all of the assets of Tomboy Tools, Inc., a direct seller of a line of tools designed for women as well as home security monitoring services. We acquired substantially all the assets of Tomboy Tools, Inc. in exchange for total consideration of 1,766,979 shares of our common stock and the assumption of certain liabilities of Tomboy Tools, Inc.

Agel Enterprises

In October 2013, we formed AEI which acquired substantially all of the assets of Agel. AEI is a direct selling business based in Utah that sells nutritional supplements and skin care products through a worldwide network of independent sales representatives. AEI's products are sold in over 40 countries. We are in the process of developing a new proprietary skin care product to be launched by Agel and are in negotiations for the exclusive use of a unique ingredient for such product. To date, research and development costs for such product have been minimal. AEI acquired substantially all the assets of Agel in exchange for total consideration of 7,446,600 shares of our common stock (of which 572,549 shares were issued in January 2014), the delivery of a purchase money note, dated the closing date, in the original principal amount of $1.7 million and the assumption of certain liabilities of Agel.

Paperly

In December 2013, we formed Paperly, Inc., a Delaware corporation, which acquired substantially all of the assets of Paperly, a direct seller that allows its independent sales representatives to work with customers to design and create custom stationery through home parties, events and individual appointments. We acquired substantially all the assets of Paperly in exchange for total consideration of 155,926 shares of our common stock and payment of an earn out of 10% of earnings before interest, taxes, depreciation and amortization ("EBITDA") from 2014 to 2016. The shares of our common stock for this acquisition were issued in 2014.

My Secret Kitchen

In December 2013, we formed CVSL A.G., a Switzerland company, which acquired a 90% controlling interest of MSK, an award-winning United Kingdom-based direct seller of a unique line of food products. We acquired substantially all the stock of MSK in exchange for total consideration of 317,804 shares of our common stock and payment of an earn-out of 5% of EBITDA from 2014 to 2016. The shares of our common stock for this acquisition were issued in January 2014.

Uppercase Living

In March 2014, we formed Uppercase Acquisition, Inc., a Delaware corporation which acquired substantially all the assets of Uppercase Living, a direct seller of customizable vinyl expressions for display on walls. Consideration consisted of 578,387 shares of our common stock and payment of an earn out equal to 10% of the EBITDA of the subsidiary that acquired the assets for the years ended December 31, 2014, 2015 and 2016 payable in cash or shares of our common stock at our discretion. The shares of common stock for this acquisition were issued in April 2014.

Golden Girls

During the first quarter of 2014, we entered into a definitive agreement to acquire Golden Girls, a direct seller and purchaser of jewelry for cash. Upon the closing of the acquisition, a newly formed subsidiary of ours will acquire substantially all the assets of Golden Girls. The newly formed subsidiary will be obligated to pay a purchase price equal to five percent (5%) of its EBITDA for each of the fiscal years ended December 31, 2014, 2015 and 2016, which is payable in cash or shares of our common stock. In addition, if the subsidiary achieves its budget during each of 2014, 2015 and 2016, for any year that the budget is achieved it will issue 33,333 share of our common stock to Golden Girls. As of the date of this filing, this transaction has not yet closed and there can be no assurance that it will close.

Marketing, Manufacturing and Distribution

We presently have sales operations in over 40 countries and serve our customers through independent sales representatives. For the year ended December 31, 2013, approximately 16% of our revenue was derived from sales outside the United States and for the six months ended June 30, 2014, approximately 32% of our revenue was derived from sales outside the United States. The independent sales representatives utilize brochures and websites to advertise products offered by our companies. Nearly all independent sales representatives have their own personalized website for customers to use for ordering products, which allows the sales representatives to run their business more efficiently and improves our order-processing accuracy. Representatives earn commissions by selling products to their customers, the ultimate consumer. We generally have no arrangements with end-users of our products beyond the representatives. No single representative accounts for more than 1% of our revenues.

Orders are placed using the Internet, mail, telephone, fax and directly with our representatives at events that they host, and payments are processed, often via credit card, when orders are taken. Once the order is processed, products are gathered at a distribution center and delivered to the customer through a combination of local and national delivery companies. We do not believe we are materially dependent on any single supplier for raw materials or finished goods, with the exception of Innovative FlexPak, LLC, which produces substantially all of Agel's finished goods. We believe that there are other suppliers who could produce these products for Agel, if necessary; however, transitioning to other suppliers could result in delays or additional expense. In order to further mitigate this risk, Agel has developed relationships with two additional suppliers and has begun diversifying the source of its finished goods. We purchase raw materials from numerous domestic and international suppliers. Sufficient raw materials were available during the year ended December 31, 2013, and we believe they will continue to be. We believe alternative suppliers of raw materials are readily available if our current suppliers were to become unavailable. In some markets, we utilize retail locations to serve representatives and customers. We utilize third party manufacturers for some of our products and manufacture certain products ourselves, such as food products sold in Australia and baskets sold by TLC. We utilize the production capabilities of a 600,000 square foot manufacturing facility in Sherman, Texas, which is owned by Michael Bishop, a member of our Board of Directors, to produce products for YIAH that are being sold in the United States, as well as for their distribution. In addition, we began initial production runs of certain Agel products in this facility in 2014 and expect to continue to utilize this facility to meet some of Agel's production needs in the future. To achieve certain economies of scale, best pricing and uniform quality, we rely primarily on a few principal delivery companies for the delivery of our goods. We believe that there are several alternative delivery companies that could replace the current delivery companies, and there are several alternative manufacturers that could replace our current manufacturers.

The independent sales representatives are independent contractors compensated based on sales of products achieved by them, the representatives they recruit, known as their down-line representatives, and their customers. Representatives do not receive a fee for recruiting down-line representatives. The recruiting of new representatives and the training are responsibilities of the existing representatives, who are supported by in-house marketing staff. Because representatives are compensated not only on their own sales but on sales made by other representatives who they recruit, each representative has an incentive to recruit additional representatives in order to increase their total sales and potential sales commissions. The primary method of adding to our independent sales representatives and customer base has been the acquisitions of other companies with such bases and personal contacts.

Intellectual Property

We have acquired numerous registered trademarks in our business relating to the acquisitions that we have consummated and intend to maintain the trademarks of companies we acquire. We own trademarks that are registered with the U.S. Patent and Trademark Office and in foreign jurisdictions. Registration of a trademark enables the registered owner of the mark to bar the unauthorized use of the registered trademark in connection with a similar product in the same channels of trade by any third-party in the respective country of registration, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs.

We also claim ownership and protection of certain product names, unregistered trademarks, and service marks under common law. Common law trademark rights do not provide the same level of protection that is afforded by the registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is actually used. We believe these trademarks, whether registered or claimed under common law, constitute valuable assets, adding to recognition of our brands and the effective marketing of our products. We intend to maintain and keep current all of our trademark registrations and to pay all applicable renewal fees as they become due. The right of a trademark owner to use its trademarks, however, is based on a number of factors, including their first use in commerce, and trademark owners can lose trademark rights despite trademark registration and payment of renewal fees. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete, and if for any reason we were unable to maintain our trademarks, our sales of the related products bearing such trademarks could be materially and negatively affected. See "Risk Factors."

We own certain intellectual property, including trade secrets that we seek to protect, in part, through confidentiality agreements with employees and other parties. Most of our products are not protected by patents, and therefore, such agreements are often our only form of protection. Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors. Our proprietary product formulations are generally considered trade secrets, but are not otherwise protected under intellectual property laws.

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights. Any patent litigation could result in substantial cost and divert the efforts of management and technical personnel.

Governmental Regulation

The direct selling industry is subject to a number of federal and state regulations administered by the FTC and various state agencies in the United States, as well as regulations regarding direct selling activities in foreign markets. Laws specifically applicable to direct selling companies generally are directed at preventing deceptive or misleading marketing and sales practices, and include laws often referred to as "pyramid" or "chain sales" scheme laws. These "anti-pyramid" laws are focused on ensuring that product sales ultimately are made to end consumers and that advancement within a sales organization is based on sales of products and services rather than investments in the organization, recruiting other participants, or other non-retail sales-related criteria. The regulatory requirements concerning direct selling programs involve a high level of subjectivity and are subject to judicial interpretation. We and our subsidiaries are subject to the risk that these laws or regulations or the enforcement or interpretation of these laws and regulations by governmental agencies or courts can change. Any direct selling company that we own or that we acquire in the future, could be found not to be in compliance with current or newly adopted laws or regulations in one or more markets, which could prevent us from conducting our business in these markets and harm our prospects, business activities, cash flow, financial condition, results of operations and stock price. We are aware of pending judicial actions and investigations against other companies in the direct selling industry. Adverse decisions in these cases could impact our business if direct selling laws or anti-pyramid laws are interpreted more narrowly or in a manner that results in additional burdens or restrictions on direct selling. The implementation of such regulations may be influenced by public attention directed toward a direct selling company, its products or its direct selling program, such that extensive adverse publicity could result in increased regulatory scrutiny. If any government were to ban or restrict our business mode, our prospects business activities, cash flows, financial condition and results of operations may be materially adversely affected.

Our products and related promotional and marketing activities are subject to extensive governmental regulation by numerous governmental agencies and authorities, including the FDA, FTC, the Consumer Product Safety Commission, the Department of Agriculture, State Attorneys General and other state regulatory agencies in the United States, and the Ministry of Health, Labor and Welfare in Japan and similar government agencies in each market in which we operate. Government authorities regulate advertising and product claims regarding the efficacy and benefits of our products. These regulatory authorities typically require adequate and reliable scientific substantiation to support any marketing claims. What constitutes such reliable scientific substantiation can vary widely from market to market and there is no assurance that the research and development efforts that we undertake to support our claims will be deemed adequate for any particular product or claim. If we are unable to show adequate and reliable scientific substantiation for our product claims, or our marketing materials or the marketing materials of our sales force make claims that exceed the scope of allowed claims for nutritional supplements, spices or skin care products that we offer, the FDA or other regulatory authorities could take enforcement action requiring us to revise our marketing materials, amend our claims or stop selling certain products, which could harm our business.

For example, the FDA recently issued warning letters to several cosmetic companies alleging improper structure/function claims regarding their cosmetic products, including, for example, product claims regarding gene activity, cellular rejuvenation, and rebuilding collagen. There is a degree of subjectivity in determining whether a claim is an improper structure/function claim. Given this subjectivity, there is a risk that we could receive a warning letter, be required to modify our product claims or take other actions to satisfy the FDA if the FDA determines any of our marketing materials include improper structure/function claims for our cosmetic products. In addition, plaintiffs' lawyers have filed class action lawsuits against some of our competitors after our competitors received these FDA warning letters. There can be no assurance that we will not be subject to governmental actions or class action lawsuits, which could harm our business.

As previously stated, our spices, nutritional supplements and skin cares are subject to rigorous FDA and related legal regimens limiting the types of therapeutic claims that can be made about our products. The treatment or cure of disease, for example, is not a permitted claim for these products. While we train our independent sales representatives and attempt to monitor our sales representative's marketing materials, we cannot ensure that all such materials comply with applicable regulations, including bans on therapeutic claims. If our independent sales representatives fail to comply with these restrictions, then we and our independent sales representatives could be subjected to claims, financial penalties, mandatory product recalls or relabeling requirements, which could harm our financial condition and operating results. Although we expect that our responsibility for the actions of our independent sales representatives in such an instance would be dependent on a determination that we either controlled or condoned a noncompliant advertising practice, there can be no assurance that we could not be held vicariously liable for the actions of our independent sales representatives.

In the United States, FDA regulations on Good Manufacturing Practices and Adverse Event Reporting requirements for the nutritional supplement industry require us and our vendors to maintain good manufacturing processes, including stringent vendor qualifications, ingredient identification, manufacturing controls and record keeping. We are also required to report serious adverse events associated with consumer use of our products. Our operations could be harmed if regulatory authorities make determinations that we, or our vendors, are not in compliance with these regulations or public reporting of adverse events harms our reputation for quality and safety. A finding of noncompliance may result in administrative warnings, penalties or actions impacting our ability to continue selling certain products. In addition, compliance with these regulations has increased and may further increase the cost of manufacturing certain of our products as we work with our vendors to assure they are qualified and in compliance.

There are an increasing number of laws and regulations being promulgated by the U.S. government, governments of individual states and governments overseas that pertain to the Internet and doing business online. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local, and foreign governments and agencies

As a U.S. entity operating through subsidiaries in foreign jurisdictions, we are subject to foreign exchange control, transfer pricing and customs laws that regulate the flow of funds between us and our subsidiaries and for product purchases, management services and contractual obligations, such as the payment of sales commissions.

As is the case with most companies that operate in our product categories, from time to time we receive inquiries from government regulatory authorities regarding the nature of our business and other issues, such as compliance with local direct selling, transfer pricing, customs, taxation, foreign exchange control, securities and other laws.

Industry Overview/Competition

The business of direct selling is competitive. Not only do we compete for customers but also for independent sales representatives. We face competition from products sold to customers by other direct selling companies and through the internet, and products sold through the mass market and traditional retail channels.

Many direct selling segment competitors such as Avon Products Inc., Tupperware Brands Corp. and others have longer operating histories, greater financial, technical, product development, marketing and sales resources, greater name recognition, larger customer bases and better-developed distribution channels.

Seasonality

Although we are not significantly affected by seasonality, we do experience slight increases in sales activity in the fourth quarter around Christmas.

Employees

As of June 30, 2014, we had worldwide approximately 360 employees (including employees of our subsidiaries) as measured by full-time equivalency. As of December 31, 2013 and 2012, we had worldwide approximately 393 and five employees (including employees of our subsidiaries), respectively, as measured by full-time equivalency. These numbers do not include our independent sales representatives, who are independent contractors and are not considered employees. Our employees are not represented by a union or other collective bargaining group. We believe that we have a good relationship with our employees.

Independent Sales Representatives

As of June 30, 2014, we had more than 40,000 active independent sales representatives across our direct selling companies. Our independent sales representatives are not salaried and earn commissions by selling products to their customers, the ultimate consumer. They also earn revenue from the sales of products by representatives that they recruit. Our largest general and administrative expense is commissions paid to our independent sales representatives. For the year ended December 31, 2013, we paid $16.4 million in commissions to our independent sales representatives. For the six months ended June 30, 2014, we paid $13.0 million in commissions to our independent sales representatives.

Facilities

The following table sets forth the location and approximate square footage of our major manufacturing, distribution and office facilities:

Entity	Location	Approximate square footage of facilities	Land in acres	Description of property	Own/ Lease
CVSL	Plano, Texas	14,139		CVSL Corporate Headquarters	Lease
CVSL	Luzern, Switzerland	350		European Headquarters	Lease
TLC	Newark, Ohio	180,000	22	TLC Corporate Headquarters	Own
TLC	Frazeysburg, Ohio	1,170,113	293	Manufacturing and Distribution Facilities	Lease
TLC	Frazeysburg, Ohio	121,300	32	Longaberger Homestead (retail, restaurants and historic structures)	Lease
TLC	Hagerstown, Maryland	3,051		Retail Showroom	Lease
TLC	Aurora, Ohio	2,587		Retail Showroom	Lease
TLC	Williamsburg, Virginia	2,512		Retail Showroom	Lease
TLC	Jeffersonville, Ohio	2,475		Retail Showroom	Lease
TLC	Edinburgh, Indiana	2,400		Retail Showroom	Lease
TLC	Rehoboth Beach, Delaware	1,865		Retail Showroom	Lease
Agel	Pleasant Grove, UT	10,656		Agel Corporate Headquarters	Lease
Agel	Spanish Fork, Utah	10,350		Distribution Center	Lease
Agel	Moscow, Russia	4,166		Warehousing, Distribution & Associated Offices	Lease
Agel	Kiev, Ukraine	3,610		Warehousing, Distribution & Associated Offices	Lease
Agel	Kuala Lumpur, Malaysia	2,900		Warehousing, Distribution & Associated Offices	Lease
Agel	Milan, Italy	1,399		Warehousing, Distribution & Associated Offices	Lease
Agel	Astana, Kazakhstan	1,086		Warehousing, Distribution & Associated Offices	Lease
YIAH	Gold Coast, Australia	6,997		Warehousing, Distribution & Associated Offices	Lease
HCG	Clark's Summit, Pennsylvania	2,080		HCG Corporate Headquarters	Lease
Uppercase Living	Sandy, UT	41,920		Uppercase Living Headquarters, manufacturing and distribution	Lease

Our corporate headquarters are located in Plano, Texas where we rent 14,139 square feet of office space for annual rent of $351,492. TLC owns a 180,000 square foot facility that serve as its corporate headquarters, and leases a 1,170,113 square foot manufacturing and distribution facility and a 121,300 square foot facility that houses retail stores and restaurants, all located in Ohio for aggregate annual payments of $2,207,088. TLC leases retail outlets in Maryland, Virginia, Ohio, Indiana and Delaware for aggregate annual lease payments of $296,904 in the aggregate. Agel's corporate headquarters is located in Pleasant Grove, Utah where Agel rents 10,656 square feet of space for annual rent of $154,512. Agel also rents 10,350 sq. ft. of distribution space in Spanish Fork, Utah for annual rent of $55,890 per year. In addition, Agel rents warehousing, distribution and office space in Russia, Ukraine, Malaysia, Italy and Kazakhstan for annual rent of $346,176 in the aggregate. YIAH rents warehousing, distribution and office space in Australia for annual rent of $90,540 and the HCG corporate headquarters in Pennsylvania are leased for an annual rent of $20,560. CVSL leases 350 square feet for monthly rent of $3,379.90 in Luzern, Switzerland which serves as our European Headquarters.

Uppercase Living rents 41,920 square feet for monthly rent of $13,833.60 in Sandy, UT which serves as the company's headquarters. Uppercase Living also subleases some of the space to the third party manufacturer and distributor of its products.

Legal Proceedings

As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, we are disputing a tax and penalty assessment by the Spanish Taxing Authorities relating to Agel. Prior to AEI's acquisition of the assets of Agel Enterprises LLC ("Agel"), Agel was assessed withholding taxes and income taxes along with penalties by the Spanish Tax Authorities, which asserted that Agel had maintained permanent establishment in Spain for the years 2008 to 2010. As part of the acquisition, AEI agreed to assume this liability. Agel, and now AEI, has vigorously disputed these claims on the basis that Agel believes they did not have permanent establishment, and therefore, any compensation paid to independent representatives should not have been subject to withholding taxes.

AEI has recently filed an appeal in Tribunal Económico-Administrativo Regional de Cataluña. The ultimate resolution of the dispute cannot be determined at this time. Agel paid the income tax due and AEI has paid approximately $260,000 in good faith towards the disputed withholding tax liability to preserve the appeal process. As of June 30, 2014, AEI maintained a liability of $0.6 million in accrued liabilities for this disputed amount, which is reflected in CVSL's 2013 consolidated financial statements.

On April 29, 2014, AEI paid $420,000 to the Spanish Taxing Authorities toward its outstanding tax assessment. Although we have appealed this assessment by the Spanish Taxing Authorities and are rigorously defending our position, this payment was made to prevent the Spanish Taxing Authorities from beginning certain legal proceedings that would have negatively affected AEI's European operations. If the appeal is successful, the payments made to date will be refunded to us.

Other than the above, we are not aware of any material, active, pending or threatened proceeding against us, nor are we involved as a plaintiff in any material proceeding or pending litigation.

MANAGEMENT AND BOARD OF DIRECTORS

Our business and affairs are organized under the direction of our Board, which currently consists of eleven members. The primary responsibilities of our board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as necessary.

The following table sets forth the name, age and position of each of our directors and executive officers:

Name	Age	Current Title & Position	Served as an Officer or Director Since
John P. Rochon	62	Chief Executive Officer, President and Chairman of the Board	2012
John Rochon, Jr.	37	Vice Chairman and Director	2012
Kelly L. Kittrell	55	Chief Financial Officer, Treasurer and Director	2012
Russell Mack	63	Vice President and Director	2012
Michael Bishop(1)(2)(3)	66	Director	2012
Tamala L. Longaberger	52	Director	2012
William H. Randall(1)(2)(3)	68	Director	2012
Julie Rasmussen(2)	49	Director	2013
Kay Bailey Hutchison(3)	71	Director	2014
Bernard Ivaldi	65	Director	2014
Roy Damary	71	Director	2014

(1)
Audit Committee

(2)
Compensation Committee

(3)
Nominating Committee

Our directors and officers serve until their successor is elected and qualified, or until their earlier resignation or removal.

The business experience for the past five years (and in some instances for prior years) of each of our executive officers and directors is as follows:

John P. Rochon, Chief Executive Officer, President and Chairman of the Board

John P. Rochon has had four decades of wide-ranging success in finance, operations, business planning, sales, brand-building and marketing. He is an accomplished investor and business strategist. By the time he was 40 years old, Mr. Rochon was chairman and CEO of a Fortune 500 global consumer goods company, serving in that role for nearly a decade. Mr. Rochon is founder and chairman of Richmont Holdings, a private investment and business holding company based in Dallas, Texas. His career has included hundreds of business transactions across multiple industries. His team has achieved an impressive investment track record in its category over three decades. Richmont uses its own patented diagnostic system to build the top line of a company. Mr. Rochon was the leader in bringing the power of the Internet to consumer sales. With Mr. Rochon as its General Partner, Richmont Capital Partners led an investment group that became the largest shareholder in, and appointed two members to the Board of Directors of, Avon Products Inc., which subsequently experienced tremendous growth. From 1989-1992, Mr. Rochon and his team created a detailed strategy for Avon to grow, including recommendations (many of which were adopted by Avon) relating to revitalizing the corporate entrepreneurial culture through a re-focus on the needs of the sales force; enhancing career opportunities for the sales force; improved training for the sales force; more effective internal communication; improving product delivery and product rationalization; strengthening price/quality equity; enhanced long range planning to increase repeat purchases and reduce sales force turnover; and tying management compensation more closely to shareholder returns. During the 1987-1997 period, Avon's revenue increased by 100% from $2.5 billion to $5 billion, earnings per share increased by 43% and market cap increased from approximately $1.5 billion at the beginning of 1987 to approximately $8.0 billion at the end of 1997. Neither John Rochon nor Richmont Capital Partners I or II currently has an equity interest in Avon Products, Inc.

As chairman and CEO of Mary Kay Inc., he led that company to global growth and pioneered the use of Internet technology in the micro-enterprise/direct selling sector. He also managed the growth of a portfolio of Richmont companies, in financial services, marketing, international trading, food services and other sectors. Major investments included Armor Holdings, Royal Appliance/Dirt Devil, The Dial Corp., Harvey's Casinos, Black and Decker, RealPage Inc. and Maybelline. In addition to CVSL, Mr. Rochon's companies today include a nationwide network of supplies and services to businesses and a line of gourmet products. He has founded several investment funds, including a hedge fund, a fund of funds and a debt investment fund. Mr. Rochon holds a Bachelor of Science and a Master of Business Administration from the University of Toronto and began his career as a chemist before moving on to management positions in manufacturing, operations, marketing and finance. We selected Mr. Rochon to serve on our Board due to his substantial experience in finance, operations, business planning, and his years of leadership in the direct selling industry.

John Rochon, Jr., Vice Chairman and Director

John Rochon, Jr. became a director on December 3, 2012 and our Vice Chairman on May 1, 2014. Since 2006, he has served as the Vice Chairman and CEO of Richmont Holdings. He has expertise in capital markets and is experienced in financial analysis, mergers and acquisitions, technology and the review, structuring and management of new business opportunities. After receiving his degree in Business Administration from Southern Methodist University, he worked at JP Morgan Chase in New York before returning to Dallas, where for more than a decade he has run the Rochon's family office. He now oversees Richmont Holdings' financial analysis of potential business transactions and plays a leading role in guiding strategic planning for Richmont Holdings. We selected Mr. Rochon to serve on our Board due to his experience in financial analysis, mergers and acquisitions, technology and structuring and management of new business opportunities. Mr. Rochon is the son of John P. Rochon, our Chairman and CEO.

Kelly L. Kittrell, Chief Financial Officer, Treasurer and Director

Kelly L. Kittrell was appointed as our Chief Financial Officer and Treasurer on November 20, 2012, and as a director effective December 3, 2012. Mr. Kittrell has served as the Chief Investment Officer of Richmont Holdings since January 2005. Mr. Kittrell has more than 25 years of experience in corporate finance, investments, and mergers and acquisitions. Prior to his position at Richmont Holdings, he provided financial advisory services to clients while at Bank of America as a Managing Director in the Private Company Advisory Services practice and as a Director in the Mergers & Acquisitions practice at Ernst & Young Capital Advisors LLC. Mr. Kittrell is a member of the CFA Institute and obtained the Chartered Financial Analyst designation in 1996. Mr. Kittrell obtained a Master of Business Administration degree from the University of Texas at Austin and a Bachelor of Science degree from the University of Alabama. We selected Mr. Kittrell to serve on our Board due to his experience in corporate finance and mergers and acquisitions.

Russell Mack, Vice President and Director

Russell R. Mack was appointed as our Vice President on November 20, 2012, and as a director effective December 3, 2012. Mr. Mack has been the Executive Vice President and Chief Marketing Officer at Richmont Holdings for more than 15 years. Mr. Mack is a former member of President Ronald Reagan's White House staff and possesses 40 years of experience in the field of communications and marketing. He has served as a senior executive in companies such as Mary Kay Inc., American Airlines, and United Airlines and as a legislative assistant and press secretary in the U.S. Senate and the U.S. House of Representatives. His career also included positions in the U.S. Department of Health and Human Services, the U.S. Department of Education and Temerlin McClain Advertising. He received a Juris Doctor degree from George Washington University Law School and a Bachelor of Arts from American University. We selected Mr. Mack to serve on our Board due to his experience in the field of communications and marketing.

Michael Bishop, Director

Michael Bishop became a director on December 3, 2012 and is the Chairman of our Audit Committee. Since 2011, he has served as the President of Actiprime, a personal care and healthy lifestyle product development and marketing company and president of ActiTech, a full service third party manufacturer of items such as creams, hair products, OTC drugs, certified NOP Organic food and personal care products, energizing and relaxing drinks and owner of a decontamination process for herbs and other products. The company owns a state-of-the-art, 600,000 square foot manufacturing and warehouse facility, serving customers such as Unilever, TIGI and Estee Lauder. He co-founded Actifirm, a marketer of anti-aging skin care sold in physicians' offices and medi-spas. He founded Active Organics, a leading natural ingredient supplier to the personal care industry, serving as president from 1981 to 2011 before the company was sold to Berkshire Hathaway's Lubrizol Corporation. A chemist holding nine patents, he held development roles with Max Factor, Redken Laboratories, Life Laboratories and Rachel Perry cosmetics. He received his Bachelor of Science and Bachelor of Arts degrees from the University of California at Irvine. We selected Mr. Bishop to serve on our Board due to his manufacturing and product development experience.

Tamala L. Longaberger, Director

Tamala L. Longaberger became a director on December 3, 2012. From 1999 to the present, Ms. Longaberger has served as the Chief Executive Officer and Chairman of the Board of The Longaberger Company, a 40 year old direct selling company that offers hand-crafted baskets and other home furnishings. In 2006, President George W. Bush, appointed her chair of the National Women's Business Council, a bipartisan advisory council that recommends policy to the President, Congress and the U.S. Small Business Administration on economic issues important to women business owners. She served as a member of the U.S. delegation to the United Nations Commission on Human Rights and last year was part of a delegation of distinguished Americans who served as observers during free elections in Tunisia. She served on the board of the Woodrow Wilson Center for International Scholars, chaired the U.S. Executive Committee for the 2002 Helsinki Women Leaders Summit, was a board member of the John Glenn Public Policy Institute and has chaired the Direct Selling Association. She is a member of Ohio Business Roundtable and serves on the Board of the International Republican Institute. She holds a Bachelor of Science degree in business administration from The Ohio State University ("Ohio University") and is a past chair of Ohio University's board of trustees and recipient of Ohio University's Distinguished Service Award. We selected Ms. Longaberger to serve on our Board due to her prior experience at The Longaberger Company and her direct selling accomplishments.

William H. Randall, Director

William Randall became a director on December 3, 2012 and is the Chairman of our Compensation Committee. He is a 35-year veteran of the direct selling industry who has served in sales, marketing and other senior executive positions in companies such as Mary Kay Inc., BeautiControl Cosmetics and start-up enterprises funded by Sur la Table and Ross Simons. He is a past board member of the Direct Selling Association and is founder and chairman of Hatch Holdings LLC which, since 1990, has provided strategic planning and tactical support to senior management of direct selling companies. He received his Master of Business Administration from Harvard Business School. We selected Mr. Randall to serve on our Board due to his prior direct selling experience.

Julie Rasmussen, Director

Julie Rasmussen became a director on February 8, 2013. During the past five years, she has been the majority owner of Hertz Russia and CEO of Dagmar Associates, a consulting and real estate holding company. From 1992 to 2002, she worked at Mary Kay Cosmetics, serving as the President of Mary Kay Europe and prior thereto as the President of Mary Kay Russia. She has advised companies on doing business in Russia, including RJR Nabisco, Kodak, Johnson & Johnson and Chevron, and has served on the board of the American Chamber of Commerce in Russia as well as president of the Russian Federation of Direct Selling Companies. She has received numerous awards and honors for her international business achievements. She received her Bachelor of Arts from the University of Virginia and her Master of International Affairs from Columbia University, where she was editor of the Journal of International Affairs. We selected Ms. Rasmussen to serve on our Board due to her prior experience with direct selling companies.

The Honorable Kay Bailey Hutchison, Director

The Honorable Kay Bailey Hutchison became a director on February 18, 2014. Senator Hutchison served for two decades as a U.S. Senator from Texas, from 1993 to 2013. She is the only woman ever elected to represent the state in the U.S. Senate. She served on the Appropriations Committee and was ranking Republican on the Commerce, Science and Transportation Committee. Before being elected to the Senate, she served in the Texas House of Representatives from 1972 to 1976 and served on the National Transportation Safety Board from 1976 to 1978. After holding positions as a bank executive and general counsel, and as a small business owner, she served as Texas State Treasurer from 1990 to 1993 and was temporary co-chair of the Republican National Convention in 1992. She holds a degree from the University of Texas at Austin and a law degree from the School of Law at the University of Texas. We selected Ms. Hutchison to serve on our Board due to her strong understanding of corporate governance.

Bernard Ivaldi, Director

Bernard Ivaldi became a director on July 9, 2014. He currently serves as a member of the board of directors of two subsidiaries of CVSL. For the past twenty years, he has been consulting extensively with multinational companies and educational institutions in Europe, USA, South America and Australia. Since 2002, he has been the Managing Director of BI Conseil & Associates, a consulting company that he owns based in Vaud, Switzerland. From 1997 to 2002, he served as the CEO of Neuromedia SA of Liege, Belgium. Prior thereto, he served as an administrator at Lalive & Partners, Attorneys at Law, Geneva, a Director of Webster University, Geneva, Switzerland and a Director General of The International School of Geneva. Bernard Ivaldi has obtained diplomas from American and French Universities including a Ph.D. (doctorate 1983) from Columbia Pacific University, Ph.D. (ABD) New York University. He was a Doctoral Fellow in Bilingual Education at New-York University N.Y. (1977). He was awarded a Maîtrise de Linguistique Générale (Honors), University of Nice, France. (1971) He has been a Member of la Conférence de l'Instruction Publique du Département de l'Instruction Publique, Genève. Bernard Ivaldi is former Chairman of the International Schools Association and currently a board member. ISA is an international NGO with consultative status to UNESCO and ECOSOC. He is currently Vice-Président du Conseil de Fondation de l'Institut Supérieur des Affaires et du Management (INSAM), Geneva. We selected Mr. Ivaldi to serve on our Board due to his knowledge of Swiss and French corporate laws and his experience in the field of administration, management of finances and of personnel, and in-service training.

Roy G.C. Damary, Director

Roy G.C. Damary became a director on July 9, 2014. Mr. Damary currently serves as a member of the board of directors of two subsidiaries of CVSL. He is the President of the INSAM Foundation in Geneva, Head of Business Studies at Robert Kennedy College (RKC), Switzerland, where he has taught for the last 13 years, and Honorary Professor at the Ural State Forest Engineering University, Ekaterinburg (Russia). He owns, and since 1994 has provided consulting services through, Technomic Consultants SA, which provided industrial marketing consultancy services for nearly 25 years before its reorientation to management services for foreign-owned Swiss companies. From 1998 through 2013, Mr. Damary also individually provided services to Bridport and Co., a financial services company in Switzerland, as an outside consultant. He began his professional career in 1966 as a research engineer and later as a techno-economic specialist at the Battelle Institue in Geneva, Switzerland. He holds an M.A. in Engineering Science with First Class Honours from Oxford University (1966), an M.B.A. with High Distinction (Baker Scholar) from Harvard Business School (1974) and a Ph.D. from Lausanne University (2000). We selected Mr. Damary to serve on our Board due to his international management prior experience as well as his knowledge of Swiss corporate law and practice and his international experience as a marketing consultant.

Leadership Structure

Our Chief Executive Officer also serves as our Chairman of the Board. Our Board does not have a lead independent director. Our Board has determined its leadership structure was appropriate and effective for us given our stage of development.

Director Independence

Although our common stock is not listed on any national securities exchange, for purposes of independence our Board has adopted NYSE MKT guidelines regarding director independence and has determined that Michael Bishop, William Randall, Julie Rasmussen, Kay Bailey Hutchison, Bernard Ivaldi and Roy Damary are "independent" directors under the definition set forth in the listing standards of the NYSE. In the event our shares of common stock are listed NYSE MKT, we will qualify as a "controlled company" because Mr. Rochon, through his control of Rochon Capital, will continue to hold in excess of 50% of our voting securities. As a controlled company, we will qualify for certain exemptions to the NYSE MKT listing requirements, including the requirement that a majority of our directors be independent, and the requirements to have a compensation committee and a nominating/corporate governance committee, each composed of entirely independent directors.

Audit Committee

The Audit Committee of our Board is currently composed of two directors, all of whom satisfy the independence and other standards for Audit Committee members under the rules of the NYSE MKT (although our securities are not listed on the NYSE MKT, but are quoted on the OTCQX). The Audit Committee is composed of Mr. Bishop and Mr. Randall and we have determined that Mr. Bishop is a "Financial Expert," as that term is defined under Section 407 of Regulation S-K.

The Audit Committee operates under a written Audit Committee Charter, which is available to shareholders on our website at http://www.cvsl.us.com/investors/corporate-governance/.

Compensation Committee

The Compensation Committee of our Board currently consists of Mr. Bishop and Mr. Randall and Ms. Rasmussen.

The Compensation Committee operates under a written Compensation Committee Charter, which is available to shareholders on our website at http://www.cvsl.us.com/investors/corporate-governance/.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board currently consists of Senator Hutchison, Mr. Bishop and Mr. Randall.

The Nominating and Corporate Governance Committee operates under a written Nominating and Corporate Governance Committee Charter, which is available to shareholders on our website at http://www.cvsl.us.com/investors/corporate-governance/.

 EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation awarded to or earned by our principal executive officer, principal financial officer and our two most highly compensated executive officers who were serving as executive officers as of December 31, 2013 other than our principal executive officer and principal financial officer, whose total compensation did not exceed $100,000 for the respective fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Incentive Plan Compensation ($)	Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John P. Rochon(1)	2013	$—	$—	$—	$—	$—	$—	$—	$—
Chief Executive Officer, President and Chairman of our Board of Directors	2012	$—	$—	$—	$—	$—	$—	$—	$—
Kelly L. Kittrell(2)	2013	$95,542	$—	$—	$—	$—	$—	$—	$95,542
Chief Financial Officer, Treasurer and Director	2012	$—	$—	$—	$—	$—	$—	$—	$—
Russell Mack(3)	2013	$97,919	$—	$—	$—	$—	$—	$40,000	$137,919
Vice President and Director	2012								$—
Tamala L. Longaberger(4)	2013	$670,685	$—	$—	$—	$—	$—	$—	$670,685
Chief Executive Officer of The Longaberger Company and Director	2012	$—	$—	$—	$—	$—	$—	$—	$—

(1)
Mr. Rochon was appointed as our Chief Executive Officer and President immediately after the consummation of the Initial Share Exchange on September 25, 2012. Mr. Rochon currently is not receiving, and has not received, compensation for his service as our Chief Executive Officer. Mr. Rochon has received compensation from Richmont Holdings for services performed for Richmont Holdings.

(2)
Mr. Kittrell was appointed as our Chief Financial Officer on November 20, 2012. Mr. Kittrell began receiving compensation for his services as Chief Financial Officer in 2013, and has received additional compensation from Richmont Holdings for services performed for Richmont Holdings.

(3)
Mr. Mack was appointed as our Vice President on November 20, 2012. Mr. Mack began receiving compensation for his services as Vice President in 2013, and has received additional compensation from Richmont Holdings for services performed for Richmont Holdings. Included in other compensation is a one-time fee that was paid to Mr. Mack in the amount of $40,000 for communications and marketing consulting services he performed for TLC.

(4)
Ms. Longaberger is compensated pursuant to her employment agreement, as further described below.

We do not have any current intentions to change our compensation policy or to compensate our executive officers differently after the Offering.

Options Grants During the Last Fiscal Year/Stock Option Plans

No individual grants of stock options, whether or not granted in tandem with stock appreciation rights (known as SARs or freestanding SARs, respectively), or other stock awards were made to any executive officer or director during the fiscal years ended December 31, 2013 or 2012 or during the current fiscal year, as of the date of this prospectus.

Aggregated Options Exercises in Last Fiscal Year

No stock options were exercised by any of our officers or directors and no stock awards vested during the fiscal years ended December 31, 2013 and 2012 or during the current fiscal year, as of the date of this prospectus.

Long-Term Incentive Plans and Awards

None of our executive officers is a participant in any long-term incentive plan.

Employment Agreements

On March 18, 2013, we entered into an employment agreement with Tamala L. Longaberger (the "Longaberger Agreement"), pursuant to which Ms. Longaberger will continue to serve as Chief Executive Officer of TLC, our majority-owned subsidiary. The Longaberger Agreement contains a ten-year term and provides Ms. Longaberger with eight weeks of paid vacation each year, which, if not taken, does not carry over to subsequent years. Upon termination of her employment for any reason, any unused vacation days are forfeited. Ms. Longaberger is entitled to a vehicle allowance and reimbursement for her business expenses in accordance with TLC's standard policies. Ms. Longaberger's initial base salary is $850,000, subject to adjustment by the Board, and she is entitled to an incentive bonus based on, among other things, TLC's operating results for and Ms. Longaberger's performance during each fiscal year. The incentive bonus is a percentage of Ms. Longaberger's base salary, and her target bonus is 50% of her base salary, subject to adjustment by the Board.

DIRECTOR COMPENSATION TABLE FISCAL YEAR 2013

Name	Fees Earned or Paid in Cash(1)	All Other Compensation	Total
William Randall	$41,666	—	$41,666
Julie Rasmussen	$41,666	$37,193	$78,859

(1)
In March 2013, we began making cash payments of $4,166 per month ($50,000 annually) to two of our non-employee directors for their service as directors.

We do not compensate any of our employee directors. Directors who are not employees will receive an annual cash fee of $50,000, payable monthly. Commencing July 2014, upon election to the Board, each non-employee director receives a grant of restricted stock having a value of $50,000 on such date, vesting on the first anniversary of the grant date.

Long-Term Incentive Plans and Awards

The 2013 Director Smart Bonus Unit Plan (the "Plan") provides for the issuance of a cash bonus tied to stock price appreciation for non-employee directors. The Compensation Committee of the Board approves all awards that are granted under the Plan. During 2013, we awarded a total of 25,000 equivalent shares of SARs among all eligible directors that are remeasured each reporting period and are recognized ratably over the contractual term. We recognized $42,000 in compensation expense in 2013 related to the Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

The table below sets forth information as of August 31, 2014 regarding the beneficial ownership of our common stock. Beneficial ownership generally includes voting or investment power with respect to securities. The table reflects ownership by:

  •
  each person or entity who owns beneficially 5% or greater of the shares of our outstanding common stock;

  •
  each of our executive officers and directors; and

  •
  our executive officers and directors as a group.

The percentages below are calculated based on 992,525,840 shares of our common stock being issued and outstanding as of August 31, 2014 which includes 487,712,326 shares of our common stock outstanding as of August 31, 2014 and assumes the issuance of an additional 504,813,514 shares of common stock that are to be issued at the Second Tranche Closing under the Share Exchange Agreement. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before October 30, 2014, which is 60 days after August 31, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name of Beneficial Owner	Positions	Number of Shares of Common Stock Beneficially Owned or Right to Direct Vote	Percent of Common Stock Beneficially Owned or Right to Direct Vote
Directors and Named Executive Officers
John P. Rochon(1)	Chief Executive Officer/President and Chairman of the Board	796,870,877	80.3%
John Rochon, Jr.(2)	Vice Chairman and Director	44,750,000	4.5%
Kelly Kittrell(3)	Chief Financial Officer, Treasurer and Director	796,870,877	80.3%
Russell Mack(4)	Vice President and Director	796,870,877	80.3%
Michael Bishop		—	*
Tamala Longaberger(5)		—	*
William Randall		65,000	*
Julie Rasmussen		—	*
Kay Bailey Hutchison(6)		106,315	*
Bernard Ivaldi(7)		52,631	*
Roy Damary(8)		52,631	*
All directors and executive officers as a group(11)		841,897,454	84.8%
5% Shareholders
Rochon Capital Partners, Ltd.(9)		796,870,877	80.3%
John Rochon Management, Inc.(10)		796,870,877	80.3%

*
Less than 1%

(1)
Includes 750,000 shares of common stock issued directly to John Rochon Management, Inc. ("JRMI") and 252,807,363 shares issued to Rochon Capital. The limited partnership interests of Rochon Capital are owned 79% by Mr. Rochon, 20% by his wife and 1% by the general partner, JRMI. JRMI has control over the voting and disposition of the shares held by Rochon Capital, and as the owner of all of the equity of JRMI, Mr. Rochon has control over the decision making of JRMI. As such, Mr. Rochon may be considered to have control over the voting and disposition of the shares registered in the name of Rochon Capital, and therefore, such shares are also included in the shares listed as held by Mr. Rochon. Inasmuch as Mr. Rochon, Mr. Kittrell, Mr. Mack, Rochon Capital and JRMI may be deemed a group due to certain actions taken by them in connection with the Share Exchange Agreement, the beneficial ownership number for John Rochon also includes an additional 3,000,000 shares issued directly to each of Mr. Kittrell and Mr. Mack. Also includes an additional 504,813,514 shares of common stock that are to be issued at the second closing under the Share Exchange Agreement and 32,500,000 shares of common stock issued to a trust of which Ms. Longaberger is the trustee, which shares are subject to a voting agreement entered into between the trust and Rochon Capital.

(2)
Includes 25,000,000 shares held directly by John Rochon, Jr. and 24,750,000 shares of common stock held by The William John Philip Rochon 2010 Dynasty Trust, of which John Rochon, Jr. is the sole trustee. Does not include 64,000,000 shares of common stock to be issued upon conversion of a subordinated unsecured note in the principal amount of $20.0 million bearing interest at the rate of 4% per annum issued to RCP V. The note is convertible into shares of common stock at a conversion price of $0.33 per share on the earlier of within ten days of June 12, 2015 or a date as mutually agreed upon by RCP V and us with the maximum number of shares of common stock that may be issued upon conversion of the note is 64,000,000.

(3)
Includes 3,000,000 shares owned by Mr. Kittrell. Inasmuch as Mr. Rochon, Mr. Kittrell, Mr. Mack, Rochon Capital and JRMI may be deemed a group due to certain actions taken by them in connection with the Share Exchange Agreement, the beneficial ownership number for Mr. Kittrell includes an additional 3,000,000 shares issued directly to Mr. Mack, 750,000 shares of common stock issued directly to JRMI and 252,807,363 shares issued to Rochon Capital. JRMI is the general partner of Rochon Capital and John Rochon has decision making power with respect to JRMI. Mr. Kittrell disclaims ownership of all shares other than the 3,000,000 shares directly owned by him. Also includes an additional 504,813,514 shares of common stock that are to be issued at the Second Tranche Closing under the Share Exchange Agreement and 32,500,000 shares of common stock issued to a trust of which Ms. Longaberger is the trustee, which shares are subject to a voting agreement entered into between the trust and Rochon Capital.

(4)
Includes 3,000,000 shares owned by Mr. Mack. Inasmuch as Mr. Rochon, Mr. Kittrell, Mr. Mack, Rochon Capital and JRMI may be deemed a group due to certain actions taken by them in connection with the Share Exchange Agreement, the beneficial ownership number for Mr. Mack includes an additional 3,000,000 shares issued directly to Mr. Kittrell, 750,000 shares of common stock issued directly to JRMI and 252,807,363 shares issued to Rochon Capital. JRMI is the general partner of Rochon Capital and John Rochon has decision making power with respect to JRMI. Mr. Mack disclaims ownership of all shares other than the 3,000,000 shares directly owned by him. Includes an additional 504,813,514 shares of common stock that are to be issued at the Second Tranche Closing under the Share Exchange Agreement and 32,500,000 shares of common stock issued to a trust of which Ms. Longaberger is the trustee, which shares are subject to a voting agreement entered into between the trust and Rochon Capital.

(5)
Does not include 32,500,000 shares of common stock that were issued to a trust of which Ms. Longaberger is the trustee upon conversion of a convertible subordinated unsecured note in the principal amount of $6,500,000 bearing interest at the rate of 4% per annum issued to a trust of which Ms. Longaberger is the trustee. The note converted into 32,500,000 shares of common stock at a conversion price of $0.20 per share. These shares are subject to a voting agreement entered into between the trust and Mr. Rochon that grants to Mr. Rochon the right to vote the shares for a period of five years commencing March 18, 2013. The agreement also provides that the trust also agreed not to transfer, pledge, hypothecate, encumber or assign or otherwise dispose of the shares during the term of the agreement.

(6)
Includes 106,315 shares of common stock that were issued to Kay Bailey Hutchinson for director compensation.

(7)
Includes 52,631 shares of restricted common stock issued to Mr. Ivaldi for director compensation, for which restrictions lapse on July 8, 2015.

(8)
Includes 52,631 shares of restricted common stock issued to Mr. Damary for director compensation, for which restrictions lapse on July 5, 2015.

(9)
Includes 252,807,363 shares of common stock issued directly to Rochon Capital. The limited partnership interests of Rochon Capital are owned 79% by Mr. Rochon, 20% by his wife and 1% by the general partner, JRMI. JRMI has control over the voting and disposition of the shares held by Rochon Capital and as the owner of all of the equity of the JRMI. Mr. Rochon has control over the decision making of JRMI. Inasmuch as Mr. Rochon, Mr. Kittrell, Mr. Mack, Rochon Capital and JRMI may be deemed a group due to certain actions taken by them in connection with the Share Exchange Agreement the beneficial ownership number for Rochon Capital also includes an additional 750,000 shares issued directly to JRMI, and an additional 3,000,000 shares issued directly to each of Mr. Kelly Kittrell and Mr. Russell Mack. Includes an additional 504,813,514 shares of common stock that are to be issued at the second closing under the Share Exchange Agreement and 32,500,000 shares of common stock issued to a trust of which Ms. Longaberger is the trustee, which shares are subject to a voting agreement entered into between the trust and Rochon Capital.

(10)
Includes 750,000 shares of common stock issued directly to JRMI and 252,807,363 shares issued to Rochon Capital. The limited partnership interests of Rochon Capital are owned 79% by Mr. Rochon, 20% by his wife and 1% by the general partner, JRMI. JRMI has control over the voting and disposition of the shares held by Rochon Capital and as the owner of all of the equity of JRMI, Mr. Rochon has control over the decision-making of JRMI. Inasmuch as Mr. Rochon, Mr. Kittrell, Mr. Mack, Rochon Capital and JRMI may be deemed a group due to certain actions taken by them in connection with the Share Exchange Agreement, the beneficial ownership number for JRMI also includes an additional 3,000,000 shares issued directly to each of Mr. Kittrell and Mr. Mack. Include an additional 504,813,514 shares of common stock that are to be issued at the Second Tranche Closing and 32,500,000 shares of common stock issued to a trust of which Ms. Longaberger is the trustee, which shares are subject to a voting agreement entered into between the trust and Rochon Capital.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Party Transaction Policy

Other than compensation arrangements for named executive officers and directors, which are described in the section entitled "Executive Compensation" we describe below each transaction and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

On March 7, 2012, we issued 1,000,000 shares of our restricted common stock to our then director, Douglas Miscoll, for future service as our director. All shares issued to Mr. Miscoll for future service subsequently were deemed fully earned. Mr. Miscoll has no further obligation to provide services to us.

On May 15, 2012, we issued 2,666,666 restricted shares of common stock to an investor in satisfaction of $250,000 in principal and $16,666 in interest due to him pursuant to a convertible note. In connection with the conversion of this note, we granted the investor a warrant to acquire 1,277,537 shares of our common stock exercisable for two years at a price of $0.50 per share. These warrants are no longer outstanding.

On May 16, 2012, we issued 2,380,000 shares of restricted common stock to an investor in satisfaction of $225,000 in principal and $13,000 in interest due to him pursuant to a convertible note. In connection with the conversion of this note, we granted the investor a warrant to acquire 1,010,137 shares of our common stock exercisable for two years at a price of $0.50 per share. These warrants are no longer outstanding.

On August 24, 2012, we entered into a Share Exchange Agreement with HCG and Rochon Capital. Under the Share Exchange Agreement, in exchange for all of the capital stock of HCG, we issued 438,086,034 shares of our restricted common stock to Rochon Capital (the "Initial Share Exchange"). The shares of our common stock received by Rochon Capital totaled approximately 90% of our issued and outstanding stock at the time of issuance. Under the Share Exchange Agreement, Rochon Capital also purchased and has the right to be issued an additional 504,813,514 shares of common stock upon its request, the timing of which is in its sole discretion.

On September 27, 2012, Rochon Capital transferred, in a private transaction, 3,000,000 shares of restricted common stock received by Rochon Capital as part of the Initial Share Exchange to each of Kelly Kittrell and Russell Mack. Rochon Capital transferred these shares to Messrs. Kittrell and Mack in exchange for services performed by them to Richmont Holdings in connection with the Share Exchange Agreement, and, with respect to Mr. Kittrell, for financial management services, and with respect to Mr. Mack, for marketing strategy services, to be performed on our behalf in connection with any direct selling business conducted by us. Each of Messrs. Kittrell and Mack is an employee and director of CVSL as well as an employee of an affiliate of Richmont Holdings.

In October 2012, we entered into a Reimbursement of Services Agreement for a minimum of one year with Richmont Holdings, which was renewed for an additional year in October 2013. We are still building an infrastructure of personnel and resources necessary to identify, analyze, negotiate and conduct due diligence on direct selling acquisition candidates; however, we have a continuing need for such acquisition opportunities and advice and assistance in areas related to identification, analysis, financing, due diligence, negotiations and other strategic planning, accounting, tax and legal matters associated with such potential acquisitions. Richmont Holdings and its affiliates have experience in the above areas and we wish to draw upon such experience. We have agreed to pay Richmont Holdings a reimbursement fee (the "Reimbursement Fee") each month equal to $150,000, which increased by $10,000 after six months, and we reimbursed or paid the substantial due diligence, financial analysis, legal, travel and other costs Richmont Holdings incurred in identifying, analyzing, performing due diligence, structuring and negotiating potential transactions, which costs were expensed in the 2012 fourth quarter income statements under legal and professional fees and other administrative costs.

On December 12, 2012 (the "Issuance Date"), we issued a convertible subordinated unsecured promissory note in the amount of $20.0 million to RCP V in consideration of our receipt of $20.0 million. The note is an unsecured obligation of ours and subordinated to any bank, financial institution, or other lender providing funded debt to us or any direct or indirect subsidiary of ours, including any seller debt financing provided by the owners of any entity(ies) that may be acquired by us. Principal payments of $1,333,333 are due and payable on each anniversary of the issuance date beginning on the third anniversary of the issuance date. A final principal payment, equal to the then unpaid principal balance of the note, is due and payable on the tenth anniversary of the Issuance Date. The note bears interest at an annual rate of 4%, which interest is payable on each anniversary of the issuance date; provided, however, that interest payable through the third anniversary of the issuance date may, at our option, be paid in kind and any such PIK Interest will be added to the outstanding principal amount of the note. Beginning 380 days from the issuance date, the note may be prepaid, in whole or in part, at any time without premium or penalty. The full amount of the note (including any and all accrued interest thereon, whether previously converted to principal or otherwise) will be converted, on a mandatory basis (the "Conversion"), into no more than 64,000,000 shares of our common stock on a date that is within 380 calendar days of the issuance date (the date of the Conversion being referred to as the "Conversion Date"), at a price of $0.33 per share of common stock. We have agreed, within 365 days of the issuance date, to: (1) amend our articles of incorporation to increase the number of unissued authorized shares of common stock; (2) reincorporate in Delaware and, as part of such reincorporation, increase the number of unissued authorized shares of common stock; and/or (3) cause the surrender by Rochon Capital, of issued and outstanding shares of common stock, in each instance necessary to allow us to be able to effect the Conversion. John Rochon, Jr., our Vice Chairman and one of our directors and the son of John P. Rochon, our Chairman and Chief Executive Officer, is the 100% owner, and is in control, of Richmont Street, the sole general partner of RCP V. Michael Bishop, one of our directors, is a limited partner of RCP V. On June 17, 2013, the note was amended to extend the date of Conversion of the Note from a date that was 380 days from the Issuance Date to provide that the note be mandatorily convertible into shares of our common stock (subject to a maximum of 64,000,000 shares being issued) within ten days of June 17, 2014. On June 12, 2014, the note was amended to extend the mandatory conversion date to within ten days of June 12, 2015 or such earlier date as may be mutually agreed by us and RCP V. The full amount of the note (including any and all accrued interest thereon, whether previously converted to principal or otherwise) will be converted into no more than 64,000,000 shares of common stock at a price of $0.33 per share of our common stock.

At December 31, 2013, HCG had a related party shareholder payable of $25,241 related to a loan made by HCG's former shareholder, Rochon Capital, to HCG for working capital. Two of the employees of HCG are siblings of Mr. Rochon, our Chief Executive Officer, Chairman of our Board, and the controlling person of Rochon Capital, our principal shareholder. Each of Paula Mackarey and John P. Rochon is a guarantor to HCG's line of credit with Pennstar Bank.

On March 18, 2013, we completed our acquisition of a controlling stake in the voting stock of TLC. The President and CEO of TLC is Tamala Longaberger, a member of our Board. In consideration of our acquisition of a majority of the shares of TLC stock, we issued to a trust of which Tamala Longaberger is the trustee a $6,500,000 Convertible Subordinated Unsecured Promissory Note, which was subsequently converted into 32,500,000 shares of our common stock and we issued to TLC a $4,000,000 Unsecured Promissory Note, dated March 14, 2013, payable in monthly installments.

On June 18, 2013, we entered into an Equity Contribution Agreement with Rochon Capital pursuant to which Rochon Capital contributed to us for no cash consideration 32,500,000 shares of our common stock to offset the shares issued in connection with the acquisition of TLC. During the fourth quarter of 2013, we entered into an Equity Contribution Agreement with Rochon Capital pursuant to which Rochon Capital contributed to us and we cancelled a total of 13,726,554 shares of our common stock, which consisted of 4,512,975 shares related to the YIAH acquisition, 1,766,979 shares related to the Project Home acquisition and 7,446,600 shares related to the Agel acquisition to offset the shares issued in connection with the acquisitions. In addition, on December 3, 2013, Rochon Capital contributed to a consultant on our behalf and for no cash consideration 10,000,000 shares to satisfy an obligation we had to the consultant. On May 1, 2014, we entered into an Equity Contribution Agreement with Rochon Capital pursuant to which Rochon Capital Rochon Capital contributed to us and we cancelled 1,052,117 shares of our common stock related to the Uppercase Living acquisition to offset the shares issued in connection with the acquisition of TLC. The cancelled shares are not being held as treasury shares.

During the year ended December 31, 2013, we paid a total of $159,378 to Actitech, L.P., an entity owned by Michael Bishop, for the use of the entity's production capabilities for the production of products for YIAH that are being sold in the United States. In addition, in 2014 we began initial production runs of certain Agel products in this facility in 2014 and expect to continue to utilize this facility to meet some of Agel's production needs in the future. Since January 2014, we have paid Actitech, L.P. a total of $116,364 for use of its manufacturing facility.

On June 27, 2014, Tamala L. Longaberger loaned TLC $42,000 and in connection therewith TLC issued a promissory note in the principal amount of $42,000 to her. The note bears interest at the rate of 10% per annum and matures on June 27, 2015. The company's failure to attain certain milestones, including specified operational cost-savings, are considered a default under the note as is a default under other loan, security or similar agreements of TLC if the default materially affects any of TLC's property, or ability to repay the note or perform its obligations under the note or any related document. The note may be prepaid in whole or in part at any time without premium or penalty. The note also provides for a cure period for any nonpayment default that is curable so long as a notice of breach of the same provision has not been given within the preceding 12 months. Upon default, the note holder may accelerate the time of payment of the note.

On July 1, 2014, Tamala L. Longaberger loaned Agel $158,000 and in connection therewith Agel issued a promissory note in the principal amount of $158,000 to her. The note bears interest at the rate of 10% per annum and matures on July 1, 2015 and is guaranteed by the CVSL. The company's failure to comply with the obligations under the Note, insolvency or bankruptcy proceedings or a default under any other loan, security or similar agreements of Agel if the default materially affects any of Agel's property or Agel's ability to repay the note or perform its obligations under this note, is a default under the note. The note may be prepaid in whole or in part at any time without premium or penalty. The note also provides for a cure period for any nonpayment default that is curable so long as a notice of breach of the same provision has not been given within the preceding 12 months. Upon default, the note holder may accelerate the time of payment of the note.

On July 11, 2014, Tamala L. Longaberger loaned Agel $800,000 and in connection therewith Agel issued a promissory note in the principal amount of $800,000 to her. The note bears interest at the rate of 10% per annum and matures July 11, 2015 and is guaranteed by CVSL. The company's failure to comply with the obligations under the note, insolvency or bankruptcy proceedings or a default under any other loan, security or similar agreements of Agel if the default materially affects any of Agel's property or Agel's ability to repay the note or perform its obligation under the note, is a default under the note. The note may be prepaid in whole or in part at any time without premium or penalty. The note also provides for a cure period for any nonpayment default that is curable so long as a notice of breach of the same provision has not been given within the preceding 12 months. Upon default, the note holder may accelerate the time of payment of the note.

 DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital consists of 5,000,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of August 31, 2014, 487,712,326 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Holders of shares of our common stock have the right to cast one vote for each share of common stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation, or by our bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or the amendment of our articles of incorporation.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Holders of shares of our common stock are not entitled to preemptive or subscription or conversion rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of common stock are, and the shares of common stock sold in the offering, will when issued be fully paid and non-assessable.

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. If we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. Except as otherwise required by Florida law, other than the election of directors, all other action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of shareholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy. The election of directors by our shareholders is determined by a plurality of the votes cast by the stockholders entitled to vote at any meeting held for such purposes at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Reverse Stock Split

We expect to effect a        -for-        reverse stock split. Upon the effectiveness of the reverse stock split, every         shares of outstanding common stock decreased to        shares of common stock. Similarly, the number of shares of common stock into which each outstanding option and warrant to purchase common stock is exercisable decreased on a        -for-        basis, and the exercise price of each outstanding option and warrant to purchase common stock increased proportionately.

Preferred Stock

Our Board has the authority, without action by our shareholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board determines the specific rights of the holders of the preferred stock. The effects might include:

  •
  restricting dividends on our common stock;

  •
  diluting the voting power of our common stock;

  •
  impairing liquidation rights of our common stock; or

  •
  delaying or preventing a change in control of us without further action by our shareholders.

The Board's authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage such attempt. We have no present plans to issue any shares of preferred stock.

Warrants

Outstanding Warrants

As of July 2, 2014, a total of 1,375,000 shares of common stock were issuable upon the exercise of outstanding warrants, 375,000 have an exercise price of $0.55 per share (the "May 2014 Warrants") and 1,000,000 have an exercise price of $0.64 (the "July 2014 Warrant"). The May 2014 Warrants were issued to a potential supplier and are exercisable for a term that expires on May 5, 2015; provided, however, that the term will be extended for an additional year if on May 5, 2015 the shares of common stock underlying the warrant are subject to an effective registration statement under the Securities Act or our common stock is listed on the Nasdaq National Market or the NYSE. In addition, the May 2014 Warrants provide for piggyback registration rights upon request, in certain cases. The exercise price and number of shares issuable upon exercise of the May 2014 Warrants is subject to adjustment in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. The July 2014 Warrant was issued to a consultant and is exercisable for a term that expires on July 1, 2015; provided, however, that the term will be extended for an additional year if on July 1, 2015 the shares of common stock underlying the warrant are subject to an effective registration statement under the Securities Act or our common stock is listed on the Nasdaq National Market or the NYSE. In addition, the July 2014 Warrant provides for piggyback registration rights upon request, in certain cases. The exercise price and number of shares issuable upon exercise of the July 2014 Warrant is subject to adjustment in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. Warrants issued in May 2012 exercisable for an aggregate of 2,287,674 shares of common stock with an exercise price of $0.50 per share expired unexercised in May 2014.

Registration Rights

On September 25, 2012, we entered into a Registration Rights Agreement with Rochon Capital which granted the holders of Registrable Securities (as defined below) two demand registration rights upon request of at least 25% of the then outstanding Registrable Securities (as defined below). Registrable Securities are entitled to two demand registration rights. The holders of the Registrable Securities have unlimited piggyback registration rights. Registrable Securities are defined as: (1) any shares of common stock held by Rochon Capital (or any assignee or transferee of any Registrable Securities) or issuable upon conversion, exercise or exchange of options, warrants, convertible securities or exchangeable securities owned by Rochon Capital (or any assignee or transferee of any Registrable Securities) at any time, and (2) any shares of common stock issued or issuable with respect to any shares described in subsection (1) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. Tami Longaberger was added as a party entitled to registration rights under the Registration Rights Agreement.

The holders of the May 2014 Warrants and July 2014 Warrant (the "Warrants") have been granted piggyback registration rights for the registration of the shares of common stock underlying the Warrants, prior to the expiration of the Warrants, if we propose to register any shares of our common stock in connection with a shelf registration statement under Rule 415 of the Securities Act. The piggyback registration rights are not applicable to: (1) the registration of any of our securities in connection with an underwritten public offering; (2) a registration relating solely to an employee benefit plan; (3) a registration relating solely to a transaction under Rule 145 of the Securities Act; or (4) a registration in which the only securities being registered are shares of common stock issuable upon conversion of debt securities which are also being registered.

Potential Anti-Takeover Effects

Certain provisions set forth in our articles of incorporation, as amended, in our bylaws and under Florida law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

Blank Check Preferred Stock.    Our articles of incorporation and bylaws contain provisions that permit us to issue, without any further vote or action by the shareholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Special Meetings of Shareholders.    Our bylaws provide that special meetings of shareholders shall be held when directed by the Board. Shareholders are not permitted to call a special meeting of shareholders, to require that the Board call such a special meeting, or to require that our Board request the calling of a special meeting of shareholders.

While the foregoing provisions of our articles of incorporation and bylaws and of Florida law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Transfer Agent

We have retained Fidelity Transfer Company as our transfer agent. They are located at 8915 South 700 East, Suite 102, Sandy, Utah 84070. Their telephone number is (801) 562-1300.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion describes the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws, any income tax treaties, or any other U.S. federal tax laws, including U.S. federal estate and gift tax laws (except as specifically addressed herein with respect to U.S federal estate taxes). This discussion is based on the Internal Revenue Code of 1986, as amended ("Code"), U.S. Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service ("IRS"), all as in effect on the date of the initial public offering. These authorities may change, possibly retroactively, resulting in tax consequences different from those discussed below. No rulings have been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position regarding the tax consequences of a non-U.S. holder's acquisition, ownership or disposition of our common stock or that any such position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as "capital assets" within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a non-U.S. holder in light of the holder's particular circumstances. It also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including, without limitation, U.S. expatriates, banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, brokers, dealers or traders in securities, commodities or currencies, partnerships or other pass-through entities (or investors in such entities), tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax or the unearned income Medicare contribution tax, and persons holding our common stock as part of a straddle, hedge or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

WE RECOMMEND THAT PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY APPLICABLE INCOME TAX TREATIES, OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

Definition of Non-U.S. Holder

As used in this discussion, a non-U.S. holder is any beneficial owner of our common stock who is not treated as a partnership for U.S. federal income tax purposes and is not:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (1) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all its substantial decisions or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If any entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the tax consequences to them of the acquisition, ownership and disposition of our common stock.

Distributions on Our Common Stock

As described in the section entitled, "Dividend Policy," we do not anticipate paying dividends on our common stock in the foreseeable future. If we make a distribution of cash or other property with respect to our common stock, the distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a tax-free return of capital to the extent of a holder's adjusted tax basis in its common stock, but not below zero. Any remaining excess will be treated as capital gain from the sale of property.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected to the holder's conduct of a U.S. trade or business generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or a lower rate specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying the holder's qualification for the reduced rate. A non-U.S. holder may be required to obtain a U.S. taxpayer identification number to claim treaty benefits. This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but which qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with the holder's U.S. trade or business and, if an income tax treaty applies, the non-U.S. holder maintains a "permanent establishment" in the United States to which the dividends are attributable, the non-U.S. holder will be exempt from U.S. federal withholding tax, if the appropriate certification is provided. To claim the exemption for effectively connected income, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form) prior to the payment of the dividends. Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's U.S. trade or business generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the holder were a resident of the United States, unless the holder is entitled to the benefits of a tax treaty that provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or a lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year that are attributable to such dividends. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States ; and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock and certain other requirements are met.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or a lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year that are attributable to such gain. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or a lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not and will not become a U.S. real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation generally depends on whether the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market value of our other trade or business assets and our worldwide real property interests, there can be no assurance that we will not become a U.S. real property holding corporation in the future. In the event we do become a U.S. real property holding corporation, as long as our common stock is regularly traded on an established securities market, our common stock will constitute a U.S. real property interest only with respect to a non-U.S. holder that actually or constructively holds more than five percent of our common stock at some time during the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock. Any taxable gain described in the third bullet point above generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax will not apply.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to the holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder's conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, currently at a rate of 28%, generally will not apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status (typically, by providing a valid IRS Form W-8BEN or W-8ECI) or an exemption is otherwise established.

Payment of the proceeds from a non-U.S. holder's disposition of our common stock made by or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker does not have documentary evidence that the beneficial owner is a non-U.S. holder, an exemption is not otherwise established and the broker is, for U.S. federal income tax purposes, a United States person (as defined in the Code) or has certain other enumerated connections with the United States.

Payment of the proceeds from a non-U.S. holder's disposition of our common stock made by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status (such as by providing a valid IRS Form W-8BEN or W-8ECI) or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

U.S. Federal Estate Tax

Shares of our common stock held (or deemed held) by an individual who is a non-U.S. holder at the time of his or her death will be included in such non-U.S. holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and thus may be subject to U.S. federal estate tax.

Additional Withholding Tax Related to Foreign Accounts

Legislation enacted in 2010 and existing guidance issued thereafter will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and after December 31, 2016, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which shares of our common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, common stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exceptions will be subject to withholding at a rate of 30% beginning after the dates noted above, unless such entity either (1) certifies to us (or another applicable withholding agent) that such entity does not have any "substantial U.S. owners" or (2) provides certain information regarding the entity's "substantial U.S. owners," which we (or another applicable withholding agent) will in turn provide to the U.S. Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common stock.

WE RECOMMEND THAT PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY APPLICABLE INCOME TAX TREATIES, OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. Cantor Fitzgerald & Co. is acting as book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Cantor Fitzgerald & Co.

Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to        additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $        .

We have also agreed to pay certain of the underwriters' expenses relating to the offering, including: (a) the underwriters' roadshow costs and expenses not to exceed $35,000; (b) preparation of bound volumes in such quantities as the representative may reasonably request, not to exceed $2,500; (c) the fees and disbursements of counsel to the underwriters, not to exceed $100,000; and (d) the cost of any background investigations performed by the underwriters of the principals of our company, not to exceed $2,500 per person, or $15,000 in the aggregate.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

We have agreed that we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences of ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Cantor Fitzgerald & Co. for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued upon the exercise of options granted under our existing stock-based compensation plans.

Our directors and executive officers, and certain of our significant shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of Cantor Fitzgerald & Co., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The 180-day restricted period will be automatically extended if (1) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock has been approved for listing on the NYSE MKT under the symbol "CVSL," subject to meeting all of the NYSE listing standards on the date of this offering and official notice of issuance.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE MKT, in the over-the-counter market or otherwise.

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common stock on the NYSE MKT in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security; however, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the public offering price.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"), or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") was implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

 LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Reed Smith LLP, New York, New York.

EXPERTS

The consolidated financial statements of CVSL Inc. and subsidiaries as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 included in this prospectus and in the Registration Statement have been so included in reliance on the report of PMB Helin Donovan, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Our website address is www.cvsl.us.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

CVSL INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
    Stockholders of CVSL, Inc.:

        We have audited the accompanying consolidated balance sheets of CVSL, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CVSL, Inc. as of December 31, 2013 and 2012, including the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

PMB Helin Donovan, LLP
/s/ PMB Helin Donovan, LLP

Dallas, Texas
March 31, 2014

CVSL Inc.

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$3,876,708	$19,032,392
Marketable securities	11,830,252	—
Accounts receivable, net	780,237	100,769
Inventory	18,734,294	—
Other current assets	2,948,717	20,859

Total current assets	38,170,208	19,154,020
Property, plant and equipment, net of accumulated depreciation	22,847,854	1,514
Goodwill	4,422,928	—
Intangibles, net	3,764,063	—
Other assets	617,795	—

Total assets	$69,822,848	$19,155,534

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable—trade	$10,471,121	$409,643
Accounts payable—related party	181,858	416,670
Line of credit payable	9,806,002	22,653
Accrued commissions	3,740,846	—
Deferred revenue	1,661,851	60,548
Current portion of long-term debt	1,128,674	—
Other current liabilities	7,881,994	18,375

Total current liabilities	34,872,346	927,889
Long-term debt	25,594,722	20,041,644
Other long-term liabilities	499,640	—

Total liabilities	60,966,708	20,969,533

Commitments & contingencies	—	—
Stockholders' equity (deficit):
Preferred stock, par value $0.001 per share, 10,000,000 authorized-0-issued and outstanding	—	—
Common stock, par value $0.0001 per share, 5,000,000,000 and 490,000,000 shares authorized; 487,139,777 and 487,712,326 shares issued and outstanding, respectively	48,713	48,771
Additional paid-in capital	14,362,493	2,691,942
Accumulated other comprehensive loss	(767,569)	—
Accumulated deficit	(13,085,777)	(4,554,712)

Total stockholders' equity (deficit) attributable to CVSL	557,860	(1,813,999)
Stockholders' equity attributable to noncontrolling interest	8,298,280	—

Total stockholders' equity (deficit)	8,856,140	(1,813,999)

Total liabilities and stockholders' equity	$69,822,848	$19,155,534

See notes to consolidated financial statements.

CVSL Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012
Revenues	$84,850,502	$930,073
Program costs and discounts	(20,139,341)	—

Net revenues	64,711,161	930,073
Costs of sales	29,027,643	324,923

Gross profit	35,683,518	605,150
Commissions and incentives	16,432,061	—
Impairment of goodwill	—	2,488,708
Selling, general and administrative	27,918,877	2,291,991

Operating loss	(8,667,420)	(4,175,549)
Gain on marketable securities	(499,949)	—
Interest expense, net	1,609,313	42,673

Loss from continuing operations before income tax provision	(9,776,784)	(4,218,222)
Income tax provision	273,000	—

Loss from continuing operations	(10,049,784)	(4,218,222)
Loss from discontinued operations, net of income taxes of $0	—	(184,725)

Net loss	(10,049,784)	(4,402,947)
Net loss attributable to non-controlling interest	(1,518,719)	—

Net loss attributed to common stockholders'	$(8,531,065)	$(4,402,947)

Basic and diluted loss per share:
Weighted average common shares outstanding	994,102,491	451,274,391
Loss from continuing operations*	$(0.01)	$(0.00)
Loss from discontinued operations	(0.00)	(0.00)

Net loss attributable to common stockholders'	$(0.01)	$(0.00)

*
Excludes loss attributable to non-controlling interest.

See notes to consolidated financial statements.

CVSL Inc.

Consolidated Statements of Comprehensive Loss

	Year Ended December 31,
	2013	2012
Net loss	$(10,049,784)	$(4,402,947)
Other comprehensive loss, net of tax:
Unrealized loss on marketable securities	(636,778)	—
Foreign currency translation adjustment	(142,364)	—

Other comprehensive loss	(779,142)	—

Comprehensive loss	(10,828,926)	(4,402,947)
Comprehensive loss attributable to non-controlling interests	(1,530,292)	—

Comprehensive loss attributable to common stockholders'	$(9,298,634)	$(4,402,947)

See notes to consolidated financial statements.

CVSL Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2013	2012
Operating activities:
Net loss	$(10,049,784)	$(4,402,947)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Goodwill impairment	—	2,488,708
Depreciation and amortization	1,799,993	1,042
Interest expense	903,007	41,644
Write-down of inventory	124,000	—
Provision for losses on receivables, net	141,801	—
Loss on discontinued operations	—	184,725
Loss on sales of assets	9,027	—
Deferred income tax benefit	(22,000)	—
Changes in certain assets and liabilities:
Accounts receivable	(414,911)	(5,216)
Inventory	3,980,288	—
Other current assets	690,228	(20,359)
Accounts payable and accrued expenses	867,105	365,394
Accounts payable—related party	(392,315)	391,429
Deferred revenue	(2,721,864)	(18,665)
Other long-term liabilities	484,852	—

Net cash (used in) provided by operating activities	(4,600,573)	(974,245)
Investing activities:
Capital expenditures	(454,188)	—
Proceeds from the sale of property, plant and equipment	4,642,522	—
Investment in marketable securities	(16,486,736)	—
Sale of marketable securities	4,019,706	—
Cash acquired in acquisition	2,548,167	—

Net cash (used in) provided by investing activities	(5,730,529)	—
Financing activities:
Proceeds from sale of convertible notes	—	20,000,000
Line of credit, net change	421,159	(1,971)
Repayments on long-term debt	(5,215,095)	—

Net cash (used in) provided by financing activities	(4,793,936)	19,998,029

Effect of exchange rate changes on cash	(30,646)	—

Increase (decrease) in cash	(15,155,684)	19,023,784
Cash and cash equivalents at beginning of year	19,032,392	8,608

Cash and cash equivalents at end of period	$3,876,708	$19,032,392

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$706,306	—
Income taxes	221,779	—
Non-cash transactions:
Convertible note converted to stock	6,563,555	—
Convertible note issued related to acquisition	6,500,000	—
Promissory note issued related to acquisition	4,000,000	—
Stock issued related to acquisitions	5,106,938	—

See notes to consolidated financial statements.

CVSL Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

	Common Stock			Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital		Accumulated Deficit	Non-controlling Interest	Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 2011	1,000	$10	$66,094	$—	$(151,765)	$—	$(85,661)
Issuance of shares to HCG owners in connection with the Share Exchange	438,085,034	43,798	(43,798)				—
Net effect of assumption of CVSL asset and liabilities	49,626,292	4,963	2,669,646				2,674,609
Net earnings (loss)					(4,402,947)		(4,402,947)

Balance at December 31, 2012	487,712,326	$48,771	$2,691,942	$—	$(4,554,712)	$—	$(1,813,999)
Net earnings (loss)					(8,531,065)	(1,518,719)	(10,049,784)
Other comprehensive income (loss)				(767,569)		(11,573)	(779,142)
Contribution of noncontrolling interest						9,828,572	9,828,572
Issuance of stock for convertible note	32,500,000	3,250	6,560,305				6,563,555
Issuance of stock for investment in subsidiaries	13,154,005	1,315	5,105,623				5,106,938
Contribution of stock with no consideration	(46,226,554)	(4,623)	4,623				—

Balance at December 31, 2013	487,139,777	$48,713	$14,362,493	$(767,569)	$(13,085,777)	$8,298,280	$8,856,140

See notes to consolidated financial statements.

CVSL Inc.

Notes to the Consolidated Financial Statements

(1) Business Overview and Current Plans

CVSL seeks to acquire companies primarily in the micro-enterprise (direct-selling) sector and companies potentially engaging in businesses related to micro-enterprise and to build within this sector an interconnected "network of networks," in which social connections aided by the power of social media will be combined with relationship-based commerce (that is, commerce conducted between friends, neighbors, relatives and colleagues). CVSL refers to this convergence as "social commerce." In making acquisitions, CVSL intends to acquire millions of coordinates of sellers and their customers, out of which will be formed a virtual, online economy which will offer its members a myriad of benefits and advantages. CVSL's acquisitions form the platform for this growing online economy.

In considering appropriate acquisition targets, CVSL anticipates that it will evaluate companies of varying sizes in our targeted space, particularly companies that management believes are accretive or otherwise add value to one or more of our businesses. CVSL plans to consider companies that are currently profitable and looking to enhance their growth, as well as companies that have experienced financial and operational difficulties or limitations and can, in our opinion, be strengthened by improved strategic and tactical guidance. All of the acquisitions, large or small, profitable or otherwise, will add additional coordinates of sellers and customers, thereby adding size and continually increasing the scope of CVSL's network of networks.

The Company owns a 51.7% controlling interest in The Longaberger Company ("TLC"). TLC is a direct-selling business based in Newark, Ohio that sells premium hand-crafted baskets and a line of products for the home, including pottery, cookware, wrought iron and other home décor products, through a nationwide network of independent sales representatives. TLC also has showrooms in various states, which offer merchandise and serve as sales force support centers.

The Company substantially owns 100% of Agel Enterprises Inc. ("AEI"). Because of foreign ownership regulations in our Argentina, Colombia, Mexico and Panama subsidiaries, AEI is limited to 99% ownership in these subsidiaries. An individual owns an approximately 1% noncontrolling interest in these subsidiaries of AEI. AEI is a direct-selling business based in Springville, Utah that sells nutritional supplements and skin care products through a worldwide network of independent sales representatives. AEI's products are sold in over 40 countries.

The Company owns 100% of Your Inspiration At Home Pty Ltd. ("YIAH"). YIAH is an innovative and award-winning direct seller of hand-crafted spices from around the world. YIAH originated in Australia and has expanded its operations to North America during the third quarter of 2013.

The Company owns 100% of CVSL TBT LLC which operates Tomboy Tools ("TBT"), a direct seller of a line of tools designed for women, as well as home security monitoring services.

The Company owns 100% of Paperly, Inc., a direct seller that allows its independent sales consultants to work with customers to design and create custom stationery through home parties, events and individual appointments.

The Company owns a 90% controlling interest in My Secret Kitchen, Ltd ("MSK"), an award-winning United Kingdom-based direct seller of a unique line of food products.

The Company owns 100% of Happenings Communications Group, Inc. ("HCG"). HCG publishes a monthly magazine, Happenings Magazine that references events and attractions, entertainment and recreation, and people and community in Northeast Pennsylvania. HCG also provides marketing and creative services to various companies, and can provide such services to direct-selling businesses. Services may include creating brochures, sales materials, websites and other communications for

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(1) Business Overview and Current Plans (Continued)

independent sales representatives and ultimate customers. As a result, HCG is available to serve as a valuable "in-house" resource for providing marketing and creative services to the direct-selling companies that we expect to acquire.

(2) Summary of Significant Accounting Policies

Consolidation

CVSL consolidates all entities in which it owns or controls more than 50% of the voting shares, including any investments where we have determined to have control. The portion of the entity not owned by us is reflected as a non-controlling interest within the equity section of the consolidated balance sheets. As of December 31, 2013, the non-controlling interest consisted of minority shareholder interests in TLC, certain international subsidiaries of AEI and MSK. As of December 31, 2012, there was no non-controlling interest. All inter-company balances and transactions have been eliminated in consolidation.

Business Combinations

Business combinations are accounted for using the acquisition method of accounting as of the acquisition date, which is the date on which control of the acquired company is transferred to CVSL. Control is assessed by considering the legal transfer of voting rights that are currently exercisable and managerial control of the entity. Goodwill is measured at the acquisition date as the fair value of the consideration transferred less the net fair value of identifiable assets acquired and liabilities assumed. Any contingent consideration is measured at fair value at the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, related to a business combination are expensed as incurred.

Reclassifications

Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

Cash equivalents are short-term, highly-liquid instruments with original maturities of 90 days or less. We maintain our cash primarily with major U.S. domestic banks. The amounts held in interest bearing accounts periodically exceed the Federal Deposit Insurance Corporation insured limit of $250,000 at December 31, 2013 and December 31, 2012. The amounts held in these banks exceeded the insured limit of $250,000 as of December 31, 2013 and December 31, 2012 totaling $898,077 and $19,032,392, respectively. We have not incurred any losses related to these deposits.

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Marketable Securities

CVSL invests in the ordinary course of business, and such investments may include equity securities, debt instruments and mutual funds. The investments are classified as available-for-sale investments that are considered temporary. The investments are recorded at fair value with unrealized gains and losses included in accumulated other comprehensive income and realized gains and losses reported separately on the income statement.

Accounts Receivable

The carrying value of our accounts receivable, net of allowance for doubtful accounts, represents their estimated net realizable value. We estimate the allowance for doubtful accounts based on type of customer, age of outstanding receivable, historical collection trends, and existing economic conditions. If events or changes in circumstances indicate that a specific receivable balance may be unrealizable, further consideration is given to the collectibility of those balances, and the allowance is adjusted accordingly. Receivable balances deemed uncollectible are written off against the allowance. We have recorded an allowance for doubtful accounts of $132,976 and $8,500 at December 31, 2013 and 2012, respectively.

Inventory

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method. The Company records provisions for obsolete, excess and unmarketable inventory in cost of goods sold.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Provisions for amortization of leasehold improvements are made at annual rates based upon the lesser of the estimated useful lives of the assets or terms of the leases. Expenditures for maintenance and repairs are expensed as incurred.

At December 31, 2013, the useful lives used for depreciation and amortization were as follows:

Buildings	7 to 40 years
Land improvements	3 to 25 years
Leasehold improvements	3 to 15 years
Equipment	3 to 25 years

Impairment of Long-Lived Assets

CVSL management reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives for impairment in accordance with accounting guidance. Management determines whether there has been an impairment of long-lived assets held for use in the business by comparing anticipated undiscounted future cash flow from the use and eventual disposition of the asset or asset group to the carrying value of the asset. The amount of any resulting impairment is calculated by comparing the carrying value to the fair value. Long-lived assets that meet the definition of held for sale are valued at the lower of carrying amount or net realizable value. Assets or asset groups are determined at the lowest level possible for which identifiable cash flows are largely

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

independent of the cash flows of other assets and liabilities. For assets whose aggregate undiscounted cash flows are less than its carrying value, the assets are considered potentially impaired and actual impairments, if any, would be determined to the extent the assets carrying value exceeds its aggregate fair value computed as the aggregate of discounted cash flow.

Goodwill and Other Intangibles

CVSL management performs its goodwill and other indefinite-lived intangible impairment test annually or when changes in circumstances indicate an impairment event may have occurred by estimating the fair value of each reporting unit compared to its carrying value. Our reporting units represent an operating segment or a reporting level below an operating segment.

Additionally, the reporting units are aggregated based on similar economic characteristics, nature of products and services, nature of production processes, type of customers and distribution methods. We use a discounted cash flow model and a market approach to calculate the fair value of our reporting units. The model includes a number of significant assumptions and estimates regarding future cash flows and these estimates could be materially impacted by adverse changes in market conditions.

Goodwill is measured for impairment by comparing the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit is less than the carrying value, a second step is performed to determine the implied fair value of goodwill. If the implied fair value of goodwill is lower than its carrying value, an impairment charge equal to the difference is recorded. After the Share Exchange Agreement in 2012, we determined that the goodwill associated with that acquisition was impaired. As a result, we recorded $2,488,708 in goodwill impairment that represented all goodwill associated with the Share Exchange Agreement. The impairment charge is included in the consolidated statements of operations.

Indefinite-lived assets are measured for impairment by comparing the fair value of the indefinite-lived intangible asset to its carrying value. If the fair value of the indefinite-lived intangible asset is lower than its carrying value, an impairment charge equal to the difference is recorded.

Income Taxes

CVSL and its U.S. subsidiaries (excluding TLC) file a consolidated Federal income tax return. Deferred income taxes are provided for temporary differences between financial statement and tax bases of asset and liabilities. Benefits from tax credits are reflected currently in earnings. We record income tax positions based on a more likely than not threshold that the tax positions will be sustained on examination by the taxing authorities having full knowledge of all relevant information.

Translation of Foreign Currencies

The functional currency of our foreign subsidiaries is the local currency of their country of domicile. Assets and liabilities of the foreign subsidiaries are translated into U.S. dollar amounts at month-end exchange rates. Revenue and expense accounts are translated at the weighted-average rates for the monthly accounting period to which they relate. Equity accounts are translated at historical rates. Foreign currency translation adjustments are accumulated as a component of other comprehensive income.

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Fair Value

We established a fair value hierarchy which prioritizes the inputs to the valuation techniques used to measure fair value into three levels. These levels are determined based on the lowest level input that is significant to the fair value measurement. Level 1 represents unadjusted quoted prices in active markets for identical assets and liabilities. Level 2 represents quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable, either directly or indirectly. Level 3 represents valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Comprehensive Income (Loss)

We report comprehensive income (loss) in our consolidated statements of comprehensive income (loss). Comprehensive income (loss) consists of net earnings (loss) plus gains and losses affecting stockholders' equity that, under generally accepted accounting principles, are excluded from net earnings (loss), such as gains and losses related to available for sale marketable securities and the translation effect of foreign currency assets and liabilities, net of taxes.

Revenue Recognition and Deferred Revenue

In the ordinary course of business we receive payments, primarily via credit card, for the sale of products at the time customers place orders. Sales and related fees such as shipping and handling, net of applicable sales discounts, are recorded as revenue when the product is shipped and when title and the risk of ownership passes to the customer. The Company presents revenues net of any taxes collected from customers which are remitted to governmental authorities. Payments received for undelivered products are recorded as deferred revenue and are included in current liabilities on the Company's consolidated balance sheets. Certain incentives offered on the sale of our products, including sales discounts, described in the paragraph below are classified as program costs and discounts. A provision for product returns and allowances is recorded and is founded on historical experience and is classified as a reduction of revenues and costs of sales. At December 31, 2013 and 2012, our allowance for sales returns totaled $221,396 and $0, respectively.

Program costs and discounts

Program costs and discounts represent the various methods of promoting our products. We offer benefits such as discounts on starter kits for new consultants, promotional pricing for the host of a home show, which vary depending on the value of the orders placed and general discounts on our products.

Cost of Sales

Cost of sales includes the cost of raw materials, finished goods, shipping expenses, and the direct and indirect costs associated with the personnel, resources and property, plant and equipment related to the manufacturing, warehousing, inventory management and order fulfillment functions.

Commissions and Incentives

Commissions and incentives include all forms of commissions, overrides and incentives related to the sales force. We accrue expenses for incentive trips over qualification periods as they are earned. The

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Company analyzes incentive trip accruals based on historical and current sales trends as well as contractual obligations when evaluating the adequacy of the incentive trip accrual. Actual results could result in liabilities being more or less than the amounts recorded.

In order to more closely conform to the financial presentation of other companies involved in direct selling, we reclassified certain amounts previously reported in interim financial information totaling $8.2 million from program costs and discounts and $3.5 million selling, general and administrative expenses, $0.5 million in costs of sales to commissions and incentives for the year ended 2013.

The intial presentation relating to commissions and incentives were included in both program costs and discounts and in selling, general and administrative expenses in the consolidated financial statements of operations. Certain personal sales incentives were presented in program costs and discounts as they represent what are referred to as retained commissions in the party plan segment in direct selling industry. Other commissions related to a consultant's downline (override commissions) were recorded and presented in selling, general and administrative expenses. As we acquired other companies in the direct selling industry, we noticed variations of compensation plans and presentation in the statements of operations. As a result, we decided to standardize our presentation of commissions and incentives. We added the commissions and incentives category for the year-ended December 31, 2013. We did not reclassify any amounts for the year-ended December 31, 2012, as we did not operate any companies in the direct selling industry during that year.

Selling, General and Administrative

Selling, general and administrative expenses include wages and related benefits associated with various administrative departments, including human resources, legal, information technology, finance and executive, as well as professional fees and administrative facility costs associated with leased buildings, depreciation related to owned buildings, office equipment and supplies.

In order to more closely conform to the financial presentation of other companies involved in direct selling, we reclassified certain amounts previously reported in interim financial information totaling $1.4 million that offset selling, general and administrative expenses to revenues.

Loss per Share of Common Stock

The computation of basic earnings (loss) per common share is based upon the weighted average number of shares outstanding in accordance with current accounting guidance.

Outstanding Stock Warrants and shares issuable upon the conversion of the Convertible Note issued to Richmont Capital Partners V L.P. are not included in the computation of dilutive loss per common share because we have experienced operating losses in all periods presented and, therefore, the effect would be anti-dilutive. The 504,813,514 shares available to Rochon Capital are included in the December 31, 2013 basic and diluted share calculation as the conditions have been met for the shares to be available for issuance.

Recent Accounting Pronouncements

In the fourth quarter of 2013, we adopted guidance issued by the Financial Accounting Standards Board ("FASB") requiring an entity to disclose additional information about reclassifications out of accumulated other comprehensive income (loss), including (1) changes in accumulated other

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

comprehensive income (loss) balances by component and (2) significant items reclassified out of accumulated other comprehensive income (loss) and the effect on the respective line items in net income if the amounts are required to be reclassified in their entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. The adoption of this guidance only impacts our disclosures and has no impact on its consolidated financial position, results of operations or cash flows. As a result of the adoption of the new guidance, we disclosed this information within the notes to the consolidated financial statements.

In the third quarter of 2013, we adopted guidance issued by the FASB on disclosure requirements for the presentation of comprehensive income (loss). This guidance requires entities to report total comprehensive income (loss), the components of net income (loss), and the components of comprehensive income (loss) in either (1) a continuous statement of comprehensive income (loss) or (2) two separate but consecutive statements. As a result of the adoption, the Company's financial statements now include a separate consolidated statement of comprehensive income (loss) immediately following the consolidated statements of operations.

In the first quarter of 2013, we adopted guidance that simplifies how entities test indefinite-lived intangible assets for impairment and improves consistency in impairment testing guidance among long-lived asset categories. The guidance permits entities to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with U.S. generally accepted accounting principles. An entity will have an option not to calculate annually the fair value of an indefinite-lived intangible asset if the entity determines that it is not more likely than not that the asset is impaired. The adoption of this guidance did not have a material impact on our consolidated financial statements. We did not elect the qualitative option in testing goodwill in 2013.

In July 2013, the FASB issued guidance requiring entities to net an unrecognized tax benefit with a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The new guidance is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. We do not expect this guidance to have a material impact on its consolidated financial statements.

In July 2013, the FASB issued guidance permitting the Fed Funds Effective Swap Rate ("Overnight Index Swap Rate" or OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes in addition to interest rates on direct obligations of the U.S. Treasury (UST) and the London Interbank Offered Rate (LIBOR) swap rate. The guidance also removed the restriction on using different benchmark rates for similar hedges. The new guidance is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. We did not have any new or redesignated interest rate hedging transactions during the period from July 17, 2013 to December 31, 2013. We will evaluate the impact of this guidance on its consolidated financial statements when applicable.

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

In April 2013, the FASB issued guidance requiring an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The new guidance is effective prospectively for entities that determine liquidation is imminent during fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. We do not expect this guidance to have a material impact on its consolidated financial statements.

In March 2013, the FASB issued guidance requiring an entity to release any related cumulative translation adjustment into net income when it either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. In addition, the guidance resolves the diversity in practice for the treatment of business combinations achieved in stages involving a foreign entity. The new guidance is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. We do not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In February 2013, the FASB issued guidance requiring an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The guidance also requires entities to disclose the nature and amount of the obligation as well as other information about the obligation. The new guidance is effective retrospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2013. We do not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In December 2011, the FASB issued guidance requiring an entity to disclose the nature of its rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The objective is to make financial statements that are prepared under GAAP more comparable to those prepared under International Financial Reporting Standards. The new disclosures will give financial statement users information about both gross and net exposures. In January 2013, the FASB issued an update and clarified the scope of transactions that are subject to disclosures concerning offsetting. These disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods, and should be applied retrospectively for all comparative periods presented. The adoption of these disclosure requirements did not have a material impact on its consolidated financial statements.

(3) Acquisitions, Dispositions and Other Transactions

Paperly Acquisition

On December 31, 2013, we completed the asset purchase of Paperly, a direct seller that allows its independent sales consultants to work with customers to design and create custom stationery through home parties, events and individual appointments. CVSL assumed $45,376 of seller's liabilities that existed prior to the transaction and issued 155,926 shares of our common stock, par value $0.0001 ("Common Stock") to Paperly at a fair value of $73,269 on the acquisition date. We also agreed to an earn-out based on 10% of Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") from 2014 to 2016. We recorded $8,639 in other long-term liabilities associated with the earn-out. As a result, the total fair value of the consideration was $81,908. Since we did not deliver the shares of our

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(3) Acquisitions, Dispositions and Other Transactions (Continued)

common stock until January 2014, we recorded a payable totaling $73,269 at December 31, 2013. Goodwill arising from the transaction totaled $113,279 at December 31, 2013. We recognized goodwill in the acquisition as the business had management in place, established distribution methods, an established consultant base and brand recognition. In addition to these factors, goodwill was recognized in this transaction because of the expected synergies that management anticipates and the overall benefits of bringing additional consultants into the CVSL network.

The Longaberger Golf Club Sale

On December 30, 2013, we completed the sale of The Longaberger Golf Club for $4,036,000 that resulted in a gain of $2,000 which is included in selling, general and administrative expenses. We used the proceeds from the sale to pay down the Key Bank term loan. See footnote (7) for further details regarding the Key Bank term loan.

My Secret Kitchen Acquisition

On December 20, 2013, we completed the acquisition of MSK, an award-winning United Kingdom-based direct seller of a unique line of food products. As consideration for the acquisition, CVSL assumed $35,028 of seller's liabilities that existed prior to the transaction and issued 317,804 shares of our Common Stock at a fair value of $133,446 on the acquisition date for 90% ownership in MSK and agreed to an earn-out based on 5% of EBITDA from 2014 to 2016. We recorded $5,894 in other long-term liabilities associated with the earn-out. As a result, the total fair value of the consideration was $139,340. Since we did not deliver the shares of our common stock until January 2014, we recorded a payable of $133,446 at December 31, 2013. Goodwill arising from the transaction totaled $155,856 at December 31, 2013. We recognized goodwill in the acquisition as the business had management in place, established distribution methods, an established consultant base and brand recognition. In addition to these factors, goodwill was recognized in this transaction because of the expected synergies that management anticipates and the overall benefits of bringing additional consultants into the CVSL network.

Agel Acquisition

On October 22, 2013, Agel Enterprises, Inc. ("AEI"), a wholly-owned subsidiary of CVSL completed the acquisition of substantially all the assets of Agel Enterprises, LLC (later renamed Lega Enterprises, LLC). AIE sells nutritional supplements and skin care products through a worldwide network of independent sales representatives. AEI's products are sold in over 40 countries. Consideration for the acquisition consisted of 7,446,600 shares of Common Stock at a fair value of $3.4 million on the acquisition date and, the delivery of a Purchase Money Note, dated on the closing date, in the original principal amount of $1,700,000 and the assumption of certain liabilities. Since we did not deliver 572,549 of the 7,446,600 shares of our Common Stock until January 2014, we recorded a payable totaling $263,373 at December 31, 2013. Goodwill arising from the transaction totaled $1.9 million. We recognized goodwill and intangible assets related to the acquisition as the business had management in place globally, established distribution methods, an established consultant base and brand recognition.

Pursuant to the acquisition, AEI purchased Agel's trade name, certain trademarks and other intellectual property. The fair value of the trademarks and trade name at December 31, 2013 totaled $3.4 million and is estimated to have a useful life of 20 years. The fair value of the other intellectual property at December 31, 2013 totaled $0.3 million and is estimated to have a useful life of 5 years.

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(3) Acquisitions, Dispositions and Other Transactions (Continued)

Tomboy Tools Acquisition

On October 1, 2013, we completed the asset purchase of Tomboy Tools Inc. ("TBT"), a direct seller of a line of tools designed for women as well as home security monitoring services. As consideration for the acquisition, we assumed certain liabilities and issued 1,766,979 shares of our Common Stock at a fair value of $0.6 million at the acquisition date. Goodwill arising from the acquisition totaled $0.6 million at December 31, 2013. We recognized goodwill in the acquisition as the business had management in place, established distribution methods, an established consultant base and brand recognition.

Your Inspiration At Home Acquisition

On August 22, 2013, we completed the asset purchase of award-winning YIAH, a direct seller of hand-crafted spice blends and gourmet foods from around the world in consideration of the issuance of 4,512,975 shares of our Common Stock at a fair value of $1.4 million at the acquisition date. Goodwill arising from the acquisition totaled $1.4 million at December 31, 2013. We recognized goodwill in the acquisition as the business had management in place globally, established distribution methods, an established consultant base and brand recognition.

Happenings Communications Group, Inc. Acquisition

On August 24, 2012 we entered into a Share Exchange Agreement (the "Share Exchange Agreement"), with, Happenings Communications Group, Inc. ("HCG") and Rochon Capital Partners, Ltd. ("Rochon Capital"). Under the Share Exchange Agreement, in exchange for all of the capital stock of HCG, we issued 438,086,034 shares of our restricted common stock to Rochon Capital (the "Initial Share Exchange"). The shares of our Common Stock received by Rochon Capital totaled approximately 90% of our issued and outstanding stock at the time of issuance. The Initial Share Exchange was completed on September 25, 2012 and resulted in a change in control and HCG becoming our wholly owned subsidiary. In May 2013, we amended our Articles of Incorporation to increase our authorized number of shares of Common Stock to 5,000,000,000 and changed our name to CVSL Inc.

Possible Issuance of Additional Common Stock under Share Exchange Agreement

Under the Share Exchange Agreement, Rochon Capital also purchased and has the right to an additional 504,813,514 shares of Common Stock (the "Additional Shares"). The second closing of the transactions and the issuance of the Additional Shares contemplated by the Share Exchange Agreement (the "Second Tranche Closing") was to occur on the date that was the later of: (i) the 20th calendar day following the date on which we first mailed an Information Statement to our shareholders; (ii) the date the Financial Industry Regulatory Authority ("FINRA") approved the Amendment; or (iii) the first business day following the satisfaction or waiver of all other conditions and obligations of the parties to consummate the transactions contemplated by the Share Exchange Agreement, or on such other date and at such other time as the parties may mutually determine.

On April 12, 2013, the Company filed Articles of Amendment to its Articles of Incorporation with the Florida Secretary of State to effect: (i) an increase in the number of authorized shares of the Corporation's common stock from 490,000,000 to 5,000,000,000 shares (the "Increase") and (ii) a change in the name of the Corporation to CVSL Inc. (the "Name Change") on May 27, 2013. The Company's shareholders holding a majority of its outstanding shares of common stock have approved

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(3) Acquisitions, Dispositions and Other Transactions (Continued)

the Increase and the Name Change and the Articles of Amendment (the "Amendment") effecting such transactions.

However, at the time of the filing of the Amendment, Rochon Capital and CVSL each determined that it was not in the best interests of CVSL to consummate the Second Tranche Closing and the issuance of the Additional Shares at that time. As a result, the Share Exchange Agreement was amended on April 10, 2013 to provide that, among other things, the Second Tranche Closing will occur on the date specified in a written notice provided by Rochon Capital, which date shall not be prior to the 20th calendar day following the date on which we first mailed our Information Statement to our shareholders and the date the FINRA approves the Amendment.

The amendment to the Share Exchange Agreement also (a) clarifies and redefines the number of shares that are to be issued at the Second Tranche Closing as 504,813,514 shares of our Common Stock, or any portion thereof provided for in the notice from Rochon Capital and (b) modifies the date tied to certain restrictions set forth in Section 7.08, since the Second Tranche Closing Date cannot be determined at this time. We have the ability to issue the Additional Shares to Rochon Capital, as agreed to in the Share Exchange Agreement, as amended, upon our receipt of written notice from Rochon Capital.

Convertible Note Settlement

On June 14, 2013, in accordance with the mandatory conversion provisions of the Convertible Subordinated Unsecured Promissory Note in the principal amount of $6,500,000 (the "Note") that we issued to the Tamala L. Longaberger Trust (the "Trust") as part of the consideration of the acquisition of TLC, we issued the Trust 32,500,000 shares of our Common Stock upon conversion of the Note.

Equity Contribution

On June 18, 2013, Rochon Capital Partners, Ltd. entered into an Equity Contribution Agreement with CVSL pursuant to which Rochon Capital Partners, Ltd. contributed to CVSL for no consideration 32,500,000 shares of our Common Stock to offset the shares issued to the Trust. During the fourth quarter of 2013, Rochon Capital Partners, Ltd. contributed and CVSL cancelled a total of 13,726,554 shares, which consisted of 4,512,975 shares related to the YIAH acquisition, 1,766,979 shares related to the TBT acquisition, 7,446,600 shares related to the Agel acquisition. The cancelled shares are not being held as treasury shares.

The Longaberger Acquisition

On March 18, 2013, we acquired a controlling interest in TLC, a direct-selling business based in Newark, Ohio. The transaction resulted in the Company acquiring 64.6% of the voting stock and 51.7% of all the stock in TLC in return for a $6,500,000 convertible note and a $4,000,000 promissory note. We incurred acquisition related costs of approximately $338,000 recorded during the fourth quarter of 2012, $138,000 during the first quarter of 2013 and $165,000 during the second quarter of 2013. The costs were recorded in selling, general and administrative expenses in the consolidated income statements. The acquisition is being accounted for under the purchase method of accounting and as of March 18, 2013 TLC is a consolidated subsidiary of CVSL. No Goodwill was recorded relating to this transaction.

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(3) Acquisitions, Dispositions and Other Transactions (Continued)

TLC Results from Operations

The following table presents the operating results of TLC included in the Company's consolidated statements of operations for the period beginning March 19, 2013 to December 31, 2013.

Revenues	$72,666,018

Net earnings attributed to CVSL	$(1,623,461)

Pro forma Results

The following table presents the unaudited pro forma consolidated results as if the business combination occurred as of January 1, 2013 and 2012, respectively. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved had the acquisition taken place as of January 1, 2013 and 2012, respectively.

	Year Ended December 31,
	2013*	2012**
Revenues	$101,135,289	$116,046,062
Net loss attributed to CVSL	(10,003,856)	(9,544,932)
Basic and diluted loss per share:
Weighted average common share outstanding	994,102,491	451,274,391
Net loss per share attributable to CVSL	$—	$(0.02)

*
Excludes purchase accounting adjustments. We increased revenues by $315,169 for the period covering January 1, 2013 to March 18, 2014 to reflect the reclassifications made during the year-ended December 31, 2103, discussed in footnote (2).

**
We increased revenues by $2,245,907 to reflect the reclassifications made during the year-ended December 31, 2013, discussed in footnote (2). We removed one time nonrecurring expenses for impairment of property, plant and equipment for $12,144,038 and loss on disposal of assets for $11,324,399. The adjustments were made to properly reflect TLC's operating results. We increased interest expense by $360,948 to reflect the interest expense associated with the $6,500,000 convertible note and $4,000,000 promissory note.

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(3) Acquisitions, Dispositions and Other Transactions (Continued)

Opening balance sheets

The following summary represents the fair value of TLC, YIAH, TBT, AEI, MSK and Paperly balance sheets as of the respective acquisition dates and is subject to change following management's final evaluation of the fair value assumptions.

	TLC	AEI	All Other	Total
Assets
Current assets:
Cash and cash equivalents	$84,062	$2,454,236	$9,869	$2,548,167
Accounts receivable	259,602	70,656	43,458	373,716
Inventory	19,892,740	2,642,320	410,884	22,945,944
Prepaid expenses and other	1,074,420	2,287,575	7,696	3,369,691

Total current assets	21,310,824	7,454,787	471,907	29,237,518
Property, plant and equipment	28,469,390	241,089	51,208	28,761,687
Goodwill	—	1,937,801	2,487,535	4,425,336
Intangibles, net	—	3,764,102	—	3,764,102
Other assets	3,946,570	553,194	44,335	4,544,099

Total assets	$53,726,784	$13,950,973	$3,054,985	$70,732,742

Liabilities and stockholders' equity
Current liabilities:
Accounts payable—trade	$6,383,107	$1,952,801	$202,922	$8,538,830
Accounts payable—related party	—	6,091	251,931	258,022
Line of credit payable	9,319,612	—	40,615	9,360,227
Accrued commissions	204,042	4,476,382	—	4,680,424
Deferred revenue	4,132,386	196,504	—	4,328,890
Current portion of long-term debt	354,390	306,965	—	661,355
Other current liabilities	3,758,003	2,401,793	585,426	6,745,222

Total current liabilities	24,151,540	9,340,536	1,080,894	34,572,970
Long-term debt	9,265,766	1,393,035	—	10,658,801
Other long-term liabilities		50,928	14,533	65,461

Total liabilities	33,417,306	10,784,499	1,095,427	45,297,232
Stockholders' equity:			—	—
Stockholders' equity attributable to CVSL	10,500,000	3,162,063	1,944,875	15,606,938
Stockholders' equity attributable to noncontrolling interest	9,809,478	4,411	14,683	9,828,572

Total stockholders' equity	20,309,478	3,166,474	1,959,558	25,435,510

Total liabilities and stockholders' equity	$53,726,784	$13,950,973	$3,054,985	$70,732,742

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(4) Marketable Securities

Our marketable securities as of December 31, 2013 include fixed income and equity investments classified as available for sale. At December 31, 2013, the fair value of the equity securities totaled $1,390,355 and the fair value of the fixed income securities totaled $10,439,897. The gross proceeds from sales of our marketable securities during the years ended December 31, 2013 and 2012 totaled $4.0 million and $-0-, respectively. Unrealized losses on the investments included in consolidated statements of other comprehensive income were $636,778 and $-0- for the years ended December 31, 2013 and 2012, respectively. Our realized gains from the sale of our marketable securities totaled $499,949 and $-0- for the years ended December 31, 2013 and 2012, respectively. The unrealized loss has been in that position for less than one year. Accordingly, management does not believe that the investments have experienced any other than temporary losses.

(5) Inventory

Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consisted of the following:

	December 31, 2013	December 31, 2012
Raw material and supplies	$2,640,842	$—
Work in process	339,581	—
Finished goods	15,753,871	—

	$18,734,294	$—

Our reserve for inventory obsolesence at December 31, 2013 and 2012 totaled at $124,000 and $0, respectively.

(6) Property, plant and equipment

Property, plant and equipment consisted of the following:

	December 31, 2013	December 31, 2012
Land and improvements	$3,049,765	$—
Buildings and improvements	19,788,447	—
Equipment	1,306,597	34,562
Construction in progress	425,424

	24,570,233	34,562
Less accumulated depreciation	1,722,379	33,048

	$22,847,854	$1,514

Depreciation expense was $1,799,993 and $1,042 for years ended December 31, 2013 and 2012, respectively. Certain assets disposed of in 2013 reduced accumulated depreciation at December 31, 2013.

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(7) Long-term debt and other financing arrangements

The Company's long-term borrowing consisted of the following:

Description	Interest rate	December 31, 2013	December 31, 2012
Convertible Subordinated Unsecured Promissory Note—Richmont Capital Partners V L.P. (including accrued interest)	4.00%	$20,881,096	$20,041,644
Promissory Note—payable to former shareholder of TLC	2.63%	3,734,695	—
Promissory Note—Lega Enterprises, LLC (formerly Agel Enterprises, LLC)	5.00%	1,649,880	—
Term loan—KeyBank	7.70% *	427,481	—
Other, equipment notes		30,244	—

Total debt		26,723,396	20,041,644
Less current maturities		1,128,674	—

Long-term debt		$25,594,722	$20,041,644

*
Represents the weighted average interest rate at December 31, 2013. The interest rate is variable based on the agreement described below.

The schedule of maturities of the Company's long-term debt are as follows:

2014	$1,128,674
2015	696,406
2016	722,928
2017	750,565
2018	714,939
Thereafter	1,828,788

Total excluding convertible note	5,842,300
Convertible note	20,881,096

Total long-term debt including current maturities	$26,723,396

The Convertible Subordinated Unsecured Promissory Note—Richmont Capital Partners V L.P. was separated in the schedule of maturities as it will likely be converted into Common Stock as discussed below.

Convertible Subordinated Unsecured Promissory Note—Richmont Capital Partners V L.P.

On December 12, 2012 (the "Issuance Date"), we signed, closed, and received, as the maker, $20,000,000 in cash proceeds from Richmont Capital Partners V L.P., a Texas limited partnership ("RCP V"), pursuant to a Convertible Subordinated Unsecured Promissory Note, in the original principal amount of $20,000,000 (the "Note"), issued pursuant to a Convertible Subordinated Unsecured Note Purchase Agreement between CVSL and RCP V (the "Purchase Agreement"). The Note is (i) an unsecured obligation of the Company and (ii) subordinated to any bank, financial institution, or other lender providing funded debt to CVSL or any direct or indirect subsidiary of CVSL, including any seller debt financing provided by the owners of any entity(ies) that may be

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(7) Long-term debt and other financing arrangements (Continued)

acquired by us. Principal payments of $1,333,333 are due and payable on each anniversary of the Issuance Date beginning on the third anniversary of the Issuance Date. A final principal payment, equal to the then unpaid principal balance of the Note, is due and payable on the 10th anniversary of the Issuance Date. The Note bears interest at an annual rate of 4%, which interest is payable on each anniversary of the Issuance Date; provided, however, that interest payable through the third anniversary of the Issuance Date may, at our option, be paid in kind ("PIK Interest") and any such PIK Interest will be added to the outstanding principal amount of the Note. Beginning 380 days from the Issuance Date, the Note may be prepaid, in whole or in part, at any time without premium or penalty.

On June 17, 2013, the Note was amended to extend the date of mandatory conversion of the Note to provide that the Note be mandatorily convertible into shares of Common Stock (subject to a maximum of 64,000,000 shares being issued) within ten days of June 17, 2014. The full amount of the Note (including any and all accrued interest thereon, whether previously converted to principal or otherwise) will be converted (the "Conversion"), into no more than 64,000,000 shares of Common Stock at a price of $0.33 per share of Common Stock.

John Rochon, Jr. is the 100% owner, and is in control, of Richmont Street LLC, the sole general partner of RCP V. Michael Bishop, a director of the Company, is a limited partner of RCP V. John Rochon, Jr. is a director of the Company and the son of John P. Rochon, the Company's Chairman and Chief Executive Officer.

Promissory Note—Lega Enterprises, LLC

On October 22, 2013, we issued a $1,700,000 Promissory Note to Lega Enterprises, LLC (formerly Agel Enterprises, LLC) in connection with AEI's acquisition of assets from Agel Enterprises LLC. The Promissory Note bears interest at 5% per annum, and is payable in equal monthly installments of outstanding principal and interest and matures on October 22, 2018.

Promissory Note—payable to former shareholder of TLC

On March 14, 2013, the Company issued a $4,000,000 Promissory Note in connection with the Purchase Agreement with TLC. The Promissory Note bears interest at 2.63% per annum, has a ten-year maturity, and is payable in equal monthly installments of outstanding principal and interest.

Term loan—Key Bank

In conjunction with the Line of Credit described below, on October 23, 2012, TLC obtained a $6,500,000 term loan from Key Bank. The interest rate on the term loan is either Key Bank's prime rate plus 5.75% or LIBOR plus 7.50%. The term note is due in monthly installments beginning April 1, 2013 and due in full on October 23, 2015. As of March 1, 2014 TLC has paid in full the outstanding balance of the term note through monthly amortization payments beginning April 1, 2013 and proceeds of the sale of non-core assets, primarily real estate. The line of credit described below is collateralized by substantially all assets of TLC. Under the agreement, TLC is subject to certain financial covenants, including a fixed charge coverage ratio and limitations on capital expenditures, additional indebtedness, and incurrence of liens. TLC obtained a waiver for the fixed charge coverage calculation as the term loan had been reduced to $427,481, and was in compliance with the financial covenants at December 31, 2013.

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(7) Long-term debt and other financing arrangements (Continued)

Line of Credit Payable

Key Bank

TLC has a line of credit agreement which expires on October 23, 2015. Under the agreement, TLC has available borrowings up to $12,000,000, limited to a formula primarily based on accounts receivable and inventory. The agreement provides for interest based on Key Bank's prime rate plus 1.75% or LIBOR plus 3.50%. Interest at December 31, 2013 was 3.94%. The line of credit balance was $8,067,573 of December 31, 2013.

UBS Margin Loan

CVSL has a margin loan agreement with UBS that allows us to purchase investments. The maximum loan amount is based on a percentage of marketable securities held by us. Interest on the outstanding balance of $1,663,534 was 1.67% at December 31, 2013. The loan is included in the line of credit on our consolidated balance sheets.

Outstanding Warrants

On May 15, 2012, we issued 2,666,666 shares of our restricted Common Stock to an investor in satisfaction of $250,000 principal and $16,666 interest due pursuant to a convertible note. In connection with the conversion of that note, we granted 1,277,537 warrants to the investor. Each warrant is exercisable into one share of our Common Stock at the price of $0.50 per share. The warrants are exercisable for a term of two years from the date of grant. Both the restricted common stock and warrants were assumed upon the Share Exchange Agreement dated August 24, 2012 by and among the Company, HCG and Rochon Capital Partners, Ltd. (the "Share Exchange Agreement").

On May 16, 2012, we issued 2,380,000 shares of our restricted Common Stock to an investor in satisfaction of $225,000 principal and $13,000 interest due pursuant to a convertible note. In connection with the conversion of this note, we granted 1,010,137 warrants to the investor. Each warrant is exercisable into one share of the Company's Common Stock at the price of $0.50 per share. The warrants are exercisable for a term of two years from the date of grant. Both the restricted common stock and the warrants were assumed upon the Share Exchange Agreement.

(8) Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss, net of taxes, is comprised of the following:

	Foreign Currency Translation	Unrealized Gain (Loss) on Available-for- Sale Securities	Total Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2012	$—	$—	$—
Other comprehensive income (loss) before reclassifications	(142,364)	(136,829)	(279,193)
Amount reclassified from AOCI	—	(499,949)	(499,949)

Net other comprehensive income (loss) at December 31, 2013	$(142,364)	$(636,778)	$(799,142)

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(8) Accumulated Other Comprehensive Loss (Continued)

Components of AOCI	Amounts reclassified from AOCI
Realized gain/(loss) on sale of marketable securities	$499,949
Income tax (expense) benefit	—

Net of income taxes	$499,949

(9) Fair Value

We established a fair value hierarchy which prioritizes the inputs to the valuation techniques used to measure fair value into three levels. These levels are determined based on the lowest level input that is significant to the fair value measurement. Levels within the hierarchy are defined as follows:

  Level 1—Unadjusted quoted prices in active markets for identical assets and liabilities;

  Level 2—Quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable, either directly or indirectly; and

  Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying values of cash and cash equivalents, accounts receivable, accounts payable trade and related party and line of credit payable are considered to be representative of their respective fair values. Our available for sale securities (Level 1) was $1,390,355 and (Level 2) $10,439,897. We do not have other assets or intangible assets measured at fair value on a non-recurring basis at December 31, 2013. We did not record any impairment charges for property, plant and equipment for the years ended December 31, 2013 and 2012.

(10) Commitments and Contingencies

Minimum lease commitments for noncancelable leases for the years ended December 31, are as follows:

2014	$1,301,497
2015	596,498
2016	236,918
2017	23,660
2018	5,360

$2,163,933

Total rental expense was $792,553 and $19,560 for the years ended 2013 and 2012, respectively.

Contingencies

The Company is occasionally involved in lawsuits and disputes arising in the normal course of business. In the opinion of management, based upon advice of counsel, the likelihood of an adverse outcome against the Company is remote. As such, management believes that the ultimate outcome of these lawsuits will not have a material impact on the Company's financial position or results of operations.

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(10) Commitments and Contingencies (Continued)

Worker's Compensation Liability

Certain of the Company's employees are covered under a self-insured worker's compensation plan. The Company estimates its worker's compensation liability based on current employee levels and past claims experience, and has an accrued liability to cover estimated future costs. At December 31, 2013, the accrued liability was approximately $1.1 million. There can be no assurance that the Company's estimates are accurate, and any differences could be material.

(11) Income Taxes

The income tax expense from continuing operations for the years ended December 31, 2013 and December 31, 2012 differs from the U.S statutory rate of 34% primarily due the Company's valuation allowance. The Company's income tax expense for 2013 and 2012 of $273,000 and $0, respectively reflect the valuation allowance established during 2012 followed by the current year tax expense related to operations in new tax jurisdictions due to asset acquisitions. The Company has fully reserved its net deferred tax assets in both years due to the uncertainty of future taxable income.

Notes to Consolidated Financial Statements: Income Taxes

	2013	2012
Current:
U.S.	$—	$—
State	—	—
Foreign	251,000	—
Deferred:
U.S.	22,000	—
State	—	—
Foreign	—	—

Total	$273,000	$—

A Reconciliation of the expected U.S. tax expense/(benefit) to income taxes related to continuing operations is as follows:

2013
Expected tax expense at U.S. statutory rate	$(2,651,000)
Permanent Adjustments	89,000
Foreign Income Taxes	238,000
Increase in Valuation Allowance	2,690,000
Rate Difference—U.S. to Foreign	(93,000)

Total	$273,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(11) Income Taxes (Continued)

purposes. Components of the Company's deferred income taxes as of December 31, 2013 and 2012 are as follows.

	2013	2012
Deferred Tax Assets
Fixed Assets	$9,901,000	$—
Net Operating Losses—U.S.	3,358,000	—
Net Operating Losses—Foreign	140,000	—
Foreign Tax Credit	251,000	—
Deferred Tax Liabilities
Intangibles	(36,000)	—
Prepaid Expenses	(406,000)	—
Valuation Allowance	(13,230,000)	—

Net Deferred Tax Asset/Liability	$(22,000)	$—

The Company has fully reserved its U.S. and Foreign net deferred tax assets in 2013 due to an inability to project future taxable income. The Company has U.S. net operating loss carryforwards of approximately $ 9,878,000 which begin to expire in 2032. The Company has net operating losses of approximately $497,000 in several foreign countries which will begin to expire at various times. The Company has foreign tax credits of approximately $ 251,000 which will begin to expire in 2023.

2013
Unrecognized Tax Benefits
Unrecognized Tax Benefits, December 31, 2012	$—
Gross Increases—Tax Positions in Prior Period	—
Gross Decreases—Tax Positions in Prior Period	—
Gross Increases—Current Period Tax Positions	168,000
Settlements	—
Lapse of Statute of Limitations	—

Unrecognized Tax Benefits, December 31, 2013	$168,000

The Unrecognized Tax Benefits shown here relate to an ongoing audit of one entity acquired by the Company during 2013 in Spain. This audit is ongoing and is in dispute. It is reasonable that the Company's existing liability for Unrecognized Tax Benefits may increase or decrease within the next twelve months primarily due to resolution of this audit. The Company cannot reasonably estimate a range of potential changes in such benefits due to the unresolved nature of the Spanish audit.

(12) Share-based compensation plans

We have two share-based compensation plans, the 2013 Director Smart Bonus Unit Plan and 2013 Smart Bonus Unit Award Plan. These plans provide for the issuance of a cash bonus for stock appreciation. A Committee comprised of members of the Board of Directors approves all awards that are granted under our share-based compensation plan. We classify the awards as a liability as the value

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(12) Share-based compensation plans (Continued)

of the award will be settled in cash, notes, or stock. The Company awarded 4,700,000 equivalent shares of stock appreciation rights ("SARs") that are remeasured each reporting period and is recognized ratably over the contractual term. The SARs vest over a period of three years and have a contractual term of five years. The liability related to these awards is included in other long-term liabilities on our consolidated balance sheets. Share-based compensation expense for the years ended December 31, 2013 and 2012 of $339,661 and $-0-, respectively, is included in selling, general and administrative expenses on the Company's consolidated income statements. As of December 31, 2013, total unrecognized compensation cost related to unvested share-based compensation was $1,534,689, which is expected to be recognized over a three-year period.

(13) Earnings per share attributable to CVSL

In calculating earnings per share, there were no adjustments to net earnings to arrive at earnings for any periods presented. We included the additional 504,813,512 shares available to Rochon Capital as discussed in footnote (3) in the calculation of basic and diluted shares as the conditions were met during the year-ended December 31, 2013 for the shares to be available for issuance. We did not include the outstanding warrants nor the shares issuable upon the conversion of the Convertible Note Issued to Richmont Capital Partners V L.P. as discussed in footnote (7) in the calculation of dilutive shares because we recorded losses from continuing operations, therefore, the effect would be anti-dilutive.

(14) Segment Information

CVSL operates in a single reporting segment as a direct selling company that sells a wide range of products sold primarily by independent sales force across many countries around the world. For the year ended December 31, 2013, approximately $10.3 million or 16% of our net revenues were generated in international markets with 13% or $8.3 million comprised of countries in Europe in addition to Russia and Ukraine. We do not view any product groups as segments but have grouped similar products into consumable and non-consumable categories for disclosure purposes only. For the year ended December 31, 2013, approximately $74.1 million or 87% of our revenues were derived from the sale of non-consumable products and $10.5 million or 13% of our revenues were derived from the sale of consumable products. Substantially all our long-lived assets are located in the US. Our chief operating decision-maker is our Chief Executive Officer who reviews financial information presented on a consolidated basis. Accordingly, we have determined that we operate in one reportable business segment.

(15) Related party transactions

During the fourth quarter of 2013, we renewed a Reimbursement of Services Agreement for a minimum of one year with Richmont Holdings. CVSL has begun to establish an infrastructure of personnel and resources necessary to identify, analyze, negotiate and conduct due diligence on direct-selling acquisition candidates. However, we continue to need advice and assistance in areas related to identification, analysis, financing, due diligence, negotiations and other strategic planning, accounting, tax and legal matters associated with such potential acquisitions. Richmont Holdings and its affiliates have experience in the above areas and we wish to draw upon such experience. In addition, Richmont Holdings had already developed a strategy of acquisitions in the direct-selling industry and has assigned and transfered to us the opportunities it has previously analyzed and pursued. CVSL has agreed to pay

CVSL Inc.

Notes to the Consolidated Financial Statements (Continued)

(15) Related party transactions (Continued)

Richmont Holdings a reimbursement fee (the "Reimbursement Fee") each month equal to One Hundred Sixty Thousand dollars ($160,000) and we agreed to reimburse or pay the substantial due diligence, financial analysis, legal, travel and other costs Richmont Holdings incurred in identifying, analyzing, performing due diligence, structuring and negotiating potential transactions. During the years ended December 31, 2013 and 2012, we recorded $1,870,000 and $450,000, respectively in Expense Reimbursement Fees that were included in selling, general and administrative expense.

Other related party transactions include the following discussed at footnote (3) and (7):

  •
  Convertible Subordinated Unsecured Promissory Note—Richmont Capital Partners V L.P. (Note 7)

  •
  Conversion of Convertible Subordinated Unsecured Promissory Note—Tamala L. Longaberger Trust (Note 7)

  •
  Equity contribution by Rochon Capital Partners, Ltd. (Note 3)

(16) Subsequent Events

On January 23, 2014, we announced the signing of a definitive agreement to acquire Golden Girls LLC, which offers women a safe and trusted way to sell their jewelry for cash. Founded in 2008, Golden Girls LLC purchases precious metals from guests at Golden Girls LLC home parties. Hosts and buyers earn commissions on all jewelry purchased at the parties. The company provides training to buyers, enabling them to pay fair value for jewelry on the spot. As of the date of this filing, this transaction has not yet closed and we are currently unable to ascertain the consideration to be paid by us in connection with such acquisition as the consideration is based upon achievement of a certain EBITDA at the end of 2014, 2015 and 2016 and other milestones that are not expected to occur prior to closing.

On March 14, 2014, we completed the acquisition of Uppercase Living LLC ("Uppercase Living"). Salt Lake City-based Uppercase Living offers an extensive line of customizable vinyl expressions for display on walls. Its independent sales force sells throughout the United States. Consideration for the acquisition consists of 578,387 shares of our Common Stock. The shares of our Common Stock have not been issued as of March 31, 2014.

CVSL Inc.

Consolidated Balance Sheets

	(Unaudited) June 30, 2014	(Audited) December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$4,176,351	$3,876,708
Marketable securities	5,223,472	11,830,252
Accounts receivable, net	777,871	780,237
Inventory, net	17,607,749	18,734,294
Other current assets	2,983,941	2,948,717

Total current assets	30,769,384	38,170,208
Property, plant and equipment, net of accumulated depreciation	21,025,616	22,847,854
Goodwill	4,736,771	4,422,928
Intangibles, net	3,660,930	3,764,063
Other assets	955,769	617,795

Total assets	$61,148,470	$69,822,848

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable—trade	$10,767,036	$10,471,121
Accounts payable—related party	—	181,858
Lines of credit	7,944,270	9,806,002
Accrued commissions	4,485,547	3,740,846
Deferred revenue	3,154,541	1,661,851
Current portion of long-term debt	711,398	1,128,674
Other current liabilities	5,621,187	7,881,994

Total current liabilities	32,683,979	34,872,346
Long-term debt	25,694,232	25,594,722
Other long-term liabilities	889,164	499,640

Total liabilities	59,267,375	60,966,708

Commitments & contingencies	—	—
Stockholders' equity
Preferred stock, par value $0.001 per share, 10,000,000 authorized-0-issued and outstanding	—	—
Common stock, par value $0.0001 per share, 5,000,000,000 and 5,000,000,000 shares authorized; 487,712,326 and 487,139,777 shares issued and outstanding, respectively	48,770	48,713
Additional paid-in capital	15,052,359	14,362,493
Accumulated other comprehensive loss	(80,481)	(767,569)
Accumulated deficit	(19,767,575)	(13,085,777)

Total stockholders' equity (deficit) attributable to CVSL stockholders'	(4,746,927)	557,860
Stockholders' equity attributable to noncontrolling interest	6,628,022	8,298,280

Total stockholders' equity	1,881,095	8,856,140

Total liabilities and stockholders' equity	$61,148,470	$69,822,848

See notes to unaudited consolidated financial statements.

CVSL Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$24,586,118	$20,575,794	$51,257,039	$24,843,804
Program costs and discounts	(5,220,414)	(5,327,012)	(10,196,353)	(6,358,982)

Net revenues	19,365,704	15,248,782	41,060,686	18,484,822
Costs of sales	5,862,635	7,756,963	13,878,643	9,153,149

Gross profit	13,503,069	7,491,819	27,182,043	9,331,673
Commissions and incentives	6,004,515	2,689,836	12,978,029	3,203,947
Gain on sale of assets	(140,985)	—	(406,912)	—
Selling, general and administrative	11,745,831	8,140,390	21,455,360	10,454,806

Operating loss	(4,106,292)	(3,338,407)	(6,844,434)	(4,327,080)
Loss on marketable securities	58,289	—	552,085	—
Interest expense, net	213,459	367,052	479,378	604,048

Loss before income tax provision	(4,378,040)	(3,705,459)	(7,875,897)	(4,931,128)
Income tax provision	212,921	—	491,921	—

Net loss	(4,590,961)	(3,705,459)	(8,367,818)	(4,931,128)
Net loss attributable to noncontrolling interest	(1,046,175)	(808,117)	(1,686,020)	(784,672)

Net loss attributed to CVSL stockholders	$(3,544,786)	$(2,897,342)	$(6,681,798)	$(4,146,456)

Basic and diluted loss per share:
Weighted average common shares outstanding	992,831,373	992,525,840	992,882,941	992,525,840
Net loss per share attributable to CVSL stockholders	$0.00	$0.00	$0.01	$0.00

See notes to unaudited consolidated financial statements.

CVSL Inc.

Consolidated Statements of Comprehensive Loss (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss	$(4,590,961)	$(3,705,459)	$(8,367,818)	$(4,931,128)
Other comprehensive income, net of tax:
Unrealized gain on marketable securities	183,824	—	652,761	—
Foreign currency translation adjustment	43,929	—	34,327	—

Other comprehensive income	227,753	—	687,088	—

Comprehensive loss	(4,363,208)	(3,705,459)	(7,680,730)	(4,931,128)
Comprehensive loss attributable to noncontrolling interest	(1,046,175)	(808,117)	(1,686,020)	(784,672)

Comprehensive loss attributable to CVSL stockholders	$(3,317,033)	$(2,897,342)	$(5,994,710)	$(4,146,456)

See notes to unaudited consolidated financial statements.

CVSL Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2014	2013
Operating activities:
Net loss	$(8,367,818)	$(4,931,128)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,223,820	765,237
Loss on marketable securities	552,085	—
Interest expense	400,001	604,048
Share-based compensation	397,965	—
Provision for losses on receivables, net	139,800	—
Provision for obsolete inventory	41,000	—
Gain on sales of assets	(406,912)	—
Deferred income tax	89,462	—
Changes in certain assets and liabilities:
Accounts receivable	(135,692)	(143,076)
Inventory	1,182,042	1,087,672
Other current assets	(161,122)	(472,713)
Accounts payable and accrued expenses	(833,273)	2,054,336
Accounts payable—related party	(277,195)	12,449
Deferred revenue	1,288,582	475,450
Other long-term liabilities	(145,896)	113,750

Net cash (used in) provided by operating activities	(5,013,151)	(433,975)
Investing activities:
Capital expenditures	(644,773)	—
Proceeds from the sale of property, plant and equipment	1,831,315	—
Sale of marketable securities	6,238,219	—
Cash acquired in acquisition	2,000	84,062

Net cash (used in) provided by investing activities	7,426,761	84,062
Financing activities:
Line of credit, net change	(1,861,732)	80,886
Proceeds from long-term debt issuance	42,000	—
Repayments on long-term debt	(799,630)	(316,312)

Net cash (used in) provided by financing activities	(2,619,362)	(235,426)

Effect of exchange rate changes on cash	505,395	—

Increase (decrease) in cash	299,643	(585,339)
Cash and cash equivalents at beginning of year	3,876,708	19,032,392
Cash and cash equivalents at end of period	$4,176,351	$18,447,053

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$130,382	$—
Income taxes	516,602	—
Non-cash transactions:
Convertible note converted to stock	—	6,563,555
Convertible note issued related to acquisition	—	6,500,000
Promissory note issued related to acquisition	—	4,000,000
Stock issued for purchase of subsidiary	607,148	—

See notes to unaudited consolidated financial statements.

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements

(1) General

Interim Financial Information

The consolidated financial statements included herein, which have not been audited pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"), reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods on a basis consistent with the annual audited statements. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for a full year. Certain information, accounting policies and footnote disclosures normally included in condensed consolidated financial statements prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP") have been omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K filed by CVSL Inc. ("CVSL," and together with its consolidated subsidiaries, the "Company"), for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014 ("Form 10-K").

Reclassifications

The Company reclassified certain amounts previously reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 ("Form 10-Q") to conform to our consolidated financial statements presented for the year ended December 31, 2013 on its Form 10-K and the quarter ended June 30, 2014. These changes had no impact on operating or net income. The operating losses of $3,338,407 and $4,327,080 for the three and six months ended June 30, 2013, respectively, in this Form 10-Q are the same as previously presented. For the three and six months ended June 30, 2013 commission and incentives expense of $2,689,836 and $3,203,947, respectively, is now shown as a separate expense line item as opposed to being included in program costs and discounts. Program costs and discounts decreased $2,327,355 and $2,820,009 for the three and six months ended June 30, 2013. Miscellaneous revenues of $458,926 and $554,602 that had previously been classified as an offset to selling, general and administrative costs has been reclassified as revenue for the three and six months ended June 30, 2013, respectively. Gross profit increased $2,974,689 and $3,591,502 for the three and six months ended June 30, 2013 as a result of the reclassification.

Significant Accounting Policies

CVSL has expanded its disclosure of the policies below in response to the SEC comments to our Registration Statement on Form S-1 filed on May 22, 2014. Other than the expanded disclosure below there have been no material changes to the Company's significant accounting policies during the three and six months ended June 30, 2014, as compared to the significant accounting policies disclosed in Note 2 of the Company's consolidated financial statements in the Form 10-K.

Revenue Recognition and Deferred Revenue

In the ordinary course of business, CVSL receives payments, primarily via credit card, for the sale of products at the time customers place orders. Sales and related fees such as shipping and handling, net of applicable sales discounts, are recorded as revenue when the product is shipped and when title and

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(1) General (Continued)

the risk of ownership passes to the customer. The Company presents revenues net of any taxes collected from customers which are remitted to governmental authorities. Payments received for undelivered products are recorded as deferred revenue and are included in current liabilities on the Company's consolidated balance sheets. Certain incentives offered to our independent sales representatives and their customers, including sales discounts, described in the paragraph below are classified as program costs and discounts. A provision for product returns and allowances is recorded and is founded on historical experience and is classified as a reduction of net revenues. At June 30, 2014 and December 31, 2013, our allowance for sales returns totaled $226,603 and $221,396, respectively.

Program Costs and Discounts

Program costs and discounts represent various methods of promoting our products. CVSL offers benefits such as discounts on starter kits for new consultants, promotional pricing for the host of a home show, which may vary depending on the value of the orders placed and general discounts on our products.

Goodwill and Other Intangibles

CVSL management performs its goodwill and other indefinite-lived intangible impairment tests annually or when changes in circumstances indicate an impairment event may have occurred by estimating the fair value of each reporting unit compared to its carrying value. Our reporting units represent an operating segment or a reporting level below an operating segment. Additionally, the reporting units are aggregated based on similar economic characteristics, nature of products and services, nature of production processes, type of customers and distribution methods. We use a discounted cash flow model and a market approach to calculate the fair value of our reporting units. The model includes a number of significant assumptions and estimates regarding future cash flows and these estimates could be materially impacted by adverse changes in market conditions. Goodwill is measured for impairment by comparing the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit is less than the carrying value, a second step is performed to determine the implied fair value of goodwill. If the implied fair value of goodwill is lower than its carrying value, an impairment charge equal to the difference is recorded. After the Share Exchange Agreement in 2012, we determined that the goodwill associated with that acquisition was impaired. As a result, we recorded $2,488,708 in goodwill impairment that represented all goodwill associated with the Share Exchange Agreement. The impairment charge is included in the consolidated statements of operations. Indefinite-lived assets are measured for impairment by comparing the fair value of the indefinite-lived intangible asset to its carrying value. If the fair value of the indefinite-lived intangible asset is lower than its carrying value, an impairment charge equal to the difference is recorded.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for bad debts, useful lives of property and equipment, impairment of goodwill, other intangibles and property and equipment,

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(1) General (Continued)

deferred taxes, and the provision for and disclosure of litigation and loss contingencies. Actual results may differ materially from those estimates.

Business Overview and Current Plans

CVSL operates a multi-brand direct selling/micro-enterprise company that employs innovative operational, marketing, social networking and e-commerce strategies to drive a high-growth global business. CVSL is engaged in a long-term strategy to develop a large, diverse company in the micro-enterprise sector that combines the entrepreneurship, innovation and relationship-based commerce of micro-enterprises with the infrastructure and operational excellence of a large scale company. CVSL seeks to acquire companies primarily in the micro-enterprise (direct-selling) sector and companies potentially engaging in businesses related to micro-enterprise.

In considering appropriate acquisition targets, CVSL anticipates that it will evaluate companies of varying sizes in our targeted space, particularly companies that management believes are accretive or otherwise add value to our businesses. CVSL plans to consider companies that are currently profitable and looking to enhance their growth, as well as companies that have experienced financial and operational difficulties or limitations and can, in our opinion, be strengthened by improved strategic and tactical guidance. All of the acquisitions, large or small, profitable or otherwise, will add additional coordinates of sellers and customers, thereby adding size and continually increasing the scope of CVSL's network of networks. CVSL's acquisitions include:

  •
  100% ownership of Uppercase Acquisition, Inc. ("UAI") in March 2014, which operates Uppercase Living ("Uppercase Living"), a direct seller of an extensive line of customizable vinyl expressions for display on walls.

  •
  100% ownership of Paperly, Inc. in December 2013, a direct seller that allows its independent sales consultants to work with customers to design and create custom stationery through home parties, events and individual appointments.

  •
  A 90% controlling interest in My Secret Kitchen, Ltd ("MSK") in December 2013, an award-winning United Kingdom-based direct seller of a unique line of food products.

  •
  Substantially 100% of Agel Enterprises Inc. ("AEI"). Because of foreign ownership regulations in our Argentina, Colombia, Mexico and Panama subsidiaries, AEI is limited to 99% ownership in these subsidiaries. An individual owns an approximately 1% noncontrolling interest in these subsidiaries of AEI. AEI is a direct-selling business based in Pleasant Grove, Utah that sells nutritional supplements and skin care products through a worldwide network of independent sales representatives. AEI's products are sold in over 40 countries.

  •
  100% ownership of CVSL TBT LLC (which operates Project Home, formerly conducting business under the name Tomboy Tools) in October 2013, a direct seller of a line of tools designed for women, as well as home security monitoring services.

  •
  100% ownership of Your Inspiration At Home Pty Ltd. ("YIAH") in August 2013, an innovative and award-winning direct seller of hand-crafted spices from around the world. YIAH originated in Australia and has expanded its operations to North America.

  •
  A 51.7% controlling interest in The Longaberger Company ("TLC") in March 2013. TLC is a direct-selling business based in Newark, Ohio that sells premium hand-crafted baskets and a line

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(1) General (Continued)

    of products for the home, including pottery, cookware, wrought iron and other home décor products, through a nationwide network of independent sales representatives. TLC also has showrooms in various states, which offer merchandise and serve as sales force support centers.

  •
  100% of Happenings Communications Group, Inc. ("HCG") in September 2012. HCG publishes a monthly magazine, Happenings Magazine that references events and attractions, entertainment and recreation, and people and community in Northeast Pennsylvania. HCG also provides marketing and creative services to various companies, and can provide such services to direct-selling businesses.

(2) Acquisitions, Dispositions and Other Transactions

Uppercase Living

On March 14, 2014, UAI, a wholly- owned subsidiary of CVSL, acquired substantially all the assets of Uppercase Living, LLC, a direct seller of an extensive line of customizable vinyl expressions for display on walls. CVSL assumed $512,195 of seller's liabilities that existed prior to the transaction and agreed to issue 254,490 shares of our common stock, par value $0.0001 ("Common Stock") to the seller at a fair value of $96,706 on the acquisition date. CVSL also delivered 323,897 shares of our common stock at a fair value of $123,081 to escrow accounts for up to 24 months that will be issued to the seller upon remediation of certain closing conditions. CVSL also agreed to pay the seller three subsequent contingent payments equal to 10% of Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") for each of the years ending 2014 to 2016. We have not recorded any contingent earn-out as of June 30, 2014. Goodwill arising from the transaction totaled $469,065. CVSL recognized goodwill in the acquisition as the business had management in place, established distribution methods, an established consultant base and brand recognition. In addition to these factors, goodwill was recognized in this transaction because of the expected synergies that management anticipates and the overall benefits of bringing additional consultants into the CVSL network.

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(2) Acquisitions, Dispositions and Other Transactions (Continued)

Opening balance sheet for Uppercase Living acquisition on March 14, 2014

The following summary represents the fair value of UAI as of the acquisition date and is subject to change following management's final evaluation of the fair value assumptions.

UAI
Assets
Current assets:
Cash and cash equivalents	$2,000
Accounts receivable	1,742
Inventory	96,497

Total current assets	100,239
Property, plant and equipment	23,230
Goodwill	469,065
Other assets	16,366

Total assets	$608,900

Liabilities and stockholders' equity
Current liabilities:
Accounts payable—trade	$267,337
Accrued commissions	79,003
Deferred revenue	28,399
Other current liabilities	96,706

Total current liabilities	471,445
Other long-term liabilities	137,455

Total liabilities	608,900
Stockholders' equity	—

Total stockholders' equity	—
Total liabilities and stockholders' equity	$608,900

Dispositions

During the quarter ended March 31, 2014, TLC sold an industrial building at ECO Business Park in Frazeysburg, Ohio for gross proceeds of $1,333,857 for a gain on sale of $271,970. During the quarter ended June 30, 2014, TLC sold three properties in Dresden, Ohio for gross proceeds of $497,458 for a gain on sale of $35,309. The gain on sale is included in consolidated statements of operations. We also had net gain on sales of other assets of $99,633 for the six months ended June 30, 2014.

The Longaberger Company

On March 18, 2013, the Company acquired a controlling interest in TLC, a direct-selling business based in Newark, Ohio. The transaction resulted in CVSL acquiring 64.6% of the voting stock and 51.7% of all the stock in TLC in return for a $6,500,000 convertible note and a $4,000,000 promissory note. The acquisition was accounted for under the purchase method of accounting and TLC is a consolidated subsidiary of CVSL.

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(2) Acquisitions, Dispositions and Other Transactions (Continued)

Convertible Note Settlement

On June 14, 2013, in accordance with the mandatory conversion provisions of the Convertible Subordinated Unsecured Promissory Note in the principal amount of $6,500,000 (the "Note") that CVSL issued to the Tamala L. Longaberger Trust (the "Trust") as part of the consideration of the acquisition of TLC, CVSL issued the Trust 32,500,000 shares of Common Stock upon conversion of the Note.

Equity Contribution

On June 18, 2013, Rochon Capital Partners, Ltd. entered into an Equity Contribution Agreement with CVSL pursuant to which Rochon Capital Partners, Ltd. contributed to CVSL for no consideration 32,500,000 shares of Common Stock to offset the shares issued to the Trust. As a result, CVSL's issued and outstanding shares of Common Stock remained at 487,712,326. The returned shares were cancelled and are not being held as treasury shares.

Possible Issuance of Additional Common Stock under Share Exchange Agreement

On August 24, 2012 CVSL entered into a Share Exchange Agreement (the "Share Exchange Agreement") with HCG and Rochon Capital Partners, Ltd. ("Rochon Capital"). Under the Share Exchange Agreement, in exchange for all of the capital stock of HCG, we issued 438,086,034 shares of our restricted common stock to Rochon Capital (the "Initial Share Exchange"). The shares of our Common Stock received by Rochon Capital totaled approximately 90% of CVSL's issued and outstanding stock at the time of issuance. The Initial Share Exchange was completed on September 25, 2012 and resulted in a change in control and HCG becoming CVSL's wholly-owned subsidiary.

Under the Share Exchange Agreement, Rochon Capital also purchased and has the right to an additional 504,813,514 shares of Common Stock (the "Additional Shares"). The second closing of the transactions and the issuance of the Additional Shares contemplated by the Share Exchange Agreement (the "Second Tranche Closing") was to occur on the date that was the later of: (i) the 20th calendar day following the date on which we first mailed an Information Statement to our shareholders; (ii) the date the Financial Industry Regulatory Authority ("FINRA") approved the Amendment; or (iii) the first business day following the satisfaction or waiver of all other conditions and obligations of the parties to consummate the transactions contemplated by the Share Exchange Agreement, or on such other date and at such other time as the parties may mutually determine.

On April 12, 2013, CVSL filed Articles of Amendment to its Articles of Incorporation with the Florida Secretary of State to effect: (i) an increase in the number of authorized shares of the Corporation's common stock from 490,000,000 to 5,000,000,000 shares (the "Increase") and (ii) a change in the name of the Corporation to CVSL Inc. (the "Name Change") which was effectuated on May 27, 2013. CVSL's shareholders holding a majority of its outstanding shares of common stock approved the Increase and the Name Change and the Articles of Amendment (the "Amendment") effecting such transactions.

However, at the time of the filing of the Amendment, Rochon Capital and CVSL each determined that it was not in the best interests of CVSL to consummate the Second Tranche Closing and the issuance of the Additional Shares at that time. As a result, the Share Exchange Agreement was amended on April 10, 2013 to provide that, among other things, the Second Tranche Closing will occur on the date

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(2) Acquisitions, Dispositions and Other Transactions (Continued)

specified in a written notice provided by Rochon Capital, which date shall not be prior to the 20 th calendar day following the date on which we first mailed our Information Statement to our shareholders and the date the FINRA approves the Amendment.

The amendment to the Share Exchange Agreement also (a) clarifies and redefines the number of shares that are to be issued at the Second Tranche Closing as 504,813,514 shares of our Common Stock, or any portion thereof provided for in the notice from Rochon Capital and (b) modifies the date tied to certain restrictions set forth in Section 7.08 of the Share Exchange Agreement, since the Second Tranche Closing Date cannot be determined at this time. CVSL has the ability to issue the Additional Shares to Rochon Capital, as agreed to in the Share Exchange Agreement, as amended, upon its receipt of written notice from Rochon Capital.

(3) Marketable Securities

The Company's marketable securities as of June 30, 2014 include fixed income and equity investments classified as available for sale. At June 30, 2014, the fair value of the equity securities totaled $0 and the fair value of the fixed income securities totaled $5,223,472. At December 31, 2013, the fair value of the equity securities totaled $1,390,355 and the fair value of the fixed income securities totaled $10,439,897. The gross proceeds from sales of our marketable securities were $2,820,515 and $6,238,219 for the three and six months ended June 30, 2014, respectively, and $-0- for three and six months ended June 30, 2013. Unrealized gain on the investments for the three and six months ended June 30, 2014 was $183,824 and $652,761, respectively. These amounts were included in the consolidated statements of comprehensive income. The Company's realized losses from the sale of marketable securities included in the consolidated statements of operations were $58,289 and $552,085 for the three and six months ended June 30, 2014, respectively, and $-0- for the three and six months ended June 30, 2013.

(4) Inventory

Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consisted of the following:

	June 30, 2014	December 31, 2013
Raw material and supplies	$2,896,445	$2,640,842
Work in process	254,016	339,581
Finished goods	14,457,288	15,753,871

	$17,607,749	$18,734,294

The Company's reserve for inventory obsolescence at June 30, 2014 and December 31, 2013 were $141,000 and $124,000, respectively.

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(5) Property, plant and equipment

Property, plant and equipment consisted of the following:

	June 30, 2014	December 31, 2013
Land and improvements	$2,884,462	$3,049,765
Buildings and improvements	18,325,355	19,788,447
Equipment	2,313,515	1,306,597
Construction in progress	170,013	425,424

	23,693,345	24,570,233
Less accumulated depreciation	2,667,729	1,722,379

	$21,025,616	$22,847,854

Depreciation expense was $554,194 and $1,065,838 for three and six months ended June 30, 2014, respectively, and was $525,660 and $765,237 for three and six months ended June 30, 2013, respectively. Certain assets disposed of in 2014 reduced accumulated depreciation at June 30, 2014. See footnote (2) for dispositions.

(6) Long-term debt and other financing arrangements

The Company's long-term borrowing consisted of the following:

Description	Interest rate	June 30, 2014	December 31, 2013
Convertible Subordinated Unsecured Promissory Note—Richmont Capital Partners V L.P. (including accrued interest)	4.00%	$21,281,097	$20,881,096
Promissory Note—payable to former shareholder of TLC	2.63%	3,555,293	3,734,695
Promissory Note—Lega Enterprises, LLC (formerly Agel Enterprises, LLC)	5.00%	1,496,996	1,649,880
Promissory Note—payable to Tamala L. Longaberger	10.00%	42,000	—
Term loan—KeyBank		—	427,481
Other, equipment notes		30,244	30,244

Total debt		26,405,630	26,723,396
Less current maturities		711,398	1,128,674

Long-term debt		$25,694,232	$25,594,722

Convertible Subordinated Unsecured Promissory Note—Richmont Capital Partners V L.P.

On December 12, 2012 (the "Issuance Date"), CVSL signed, closed, and received, as the maker, $20,000,000 in cash proceeds from Richmont Capital Partners V L.P., a Texas limited partnership ("RCP V"), pursuant to a Convertible Subordinated Unsecured Promissory Note, in the original principal amount of $20,000,000 (the "Note"), issued pursuant to a Convertible Subordinated Unsecured Note Purchase Agreement between CVSL and RCP V (the "Purchase Agreement"). The Note is (i) an unsecured obligation of CVSL and (ii) subordinated to any bank, financial institution, or other lender providing funded debt to CVSL or any direct or indirect subsidiary of CVSL, including any seller debt financing provided by the owners of any entity(ies) that may be acquired by CVSL.

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(6) Long-term debt and other financing arrangements (Continued)

Principal payments of $1,333,333 are due and payable on each anniversary of the Issuance Date beginning on the third anniversary of the Issuance Date. A final principal payment, equal to the then unpaid principal balance of the Note, is due and payable on the 10th anniversary of the Issuance Date. The Note bears interest at an annual rate of 4%, which interest is payable on each anniversary of the Issuance Date; provided, however, that interest payable through the third anniversary of the Issuance Date may, at CVSL's option, be paid in kind ("PIK Interest") and any such PIK Interest will be added to the outstanding principal amount of the Note. Beginning 380 days from the Issuance Date, the Note may be prepaid, in whole or in part, at any time without premium or penalty.

On June 17, 2013, the Note was amended to extend the date of mandatory conversion of the Note to provide that the Note be mandatorily convertible into shares of Common Stock (subject to a maximum of 64,000,000 shares being issued) within ten days of June 17, 2014. The full amount of the Note (including any and all accrued interest thereon, whether previously converted to principal or otherwise) will be converted (the "Conversion"), into no more than 64,000,000 shares of Common Stock at a price of $0.33 per share of Common Stock.

On June 12, 2014, CVSL and RCP V entered into a Second Amendment to Convertible Subordinated Unsecured Promissory Note (the "Second Amendment"), which amends the Note. The Second Amendment amends the Note to extend the date of mandatory conversion of the Note. As amended by the Second Amendment, the original principal amount of, and all accrued interest under, the Note is convertible mandatorily into shares of the Company's common stock (subject to a maximum of 64,000,000 shares being issued) within ten days after June 12, 2015, or such earlier time as may be mutually agreed upon by the Company and RCP V. All other terms and conditions of the Note remain unchanged and in effect.

John Rochon, Jr. is the 100% owner, and is in control, of Richmont Street LLC, the sole general partner of RCP V. Michael Bishop, a director of CVSL, is a limited partner of RCP V. John Rochon, Jr. is a director of CVSL and the son of John P. Rochon, CVSL's Chairman, President, and Chief Executive Officer.

Promissory Note—payable to former shareholder of TLC

On March 14, 2013, CVSL issued a $4,000,000 Promissory Note in connection with the purchase of TLC. The Promissory Note bears interest at 2.63% per annum, has a ten-year maturity, and is payable in equal monthly installments of outstanding principal and interest.

Promissory Note—Lega Enterprises, LLC

On October 22, 2013, CVSL issued a $1,700,000 Promissory Note to Lega Enterprises, LLC (formerly Agel Enterprises, LLC) in connection with AEI's acquisition of assets from Agel Enterprises LLC. The Promissory Note bears interest at 5% per annum, and is payable in equal monthly installments of outstanding principal and interest and matures on October 22, 2018.

Term loan

In conjunction with the Line of Credit described below, on October 23, 2012, TLC obtained a $6,500,000 term loan from Key Bank. As of March 1, 2014, TLC had paid in full the outstanding balance of the term loan.

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(6) Long-term debt and other financing arrangements (Continued)

Promissory Note—payable to Tamala L. Longaberger

On June 27, 2014, Tamala L. Longaberger lent TLC $42,000 and in connection therewith TLC issued a promissory note in the principal amount of $42,000 to her. The note bears interest at the rate of 10% per annum and matures on June 27, 2015. The company's failure to attain certain milestones, including specified operational cost-savings, are considered a default under the note as is a default under other loan, security or similar agreements of TLC if the default materially affects any of TLC's property, or ability to repay the note or perform its obligations under the note or any related document. The note may be prepaid in whole or in part at any time without premium or penalty. The note also provides for a cure period for any nonpayment default that is curable so long as a notice of breach of the same provision has not been given within the preceding 12 months. Upon default, the note holder may accelerate the time of payment of the note.

Lines of Credit

Key Bank

Prior to payoff in full on July 31, 2014, TLC had a line of credit agreement through October 23, 2015. Under the agreement, TLC had available borrowings up to $12,000,000, limited to a formula primarily based on accounts receivable and inventory. The agreement provided for interest based on Key Bank's prime rate plus 1.75% or LIBOR plus 3.50%. Interest at June 30, 2014 and December 31, 2013 was 3.94% and 3.94%, respectively. The balance was $6,633,250 and $8,067,573 on June 30, 2014 and December 31, 2013, respectively. The line of credit was collateralized by substantially all assets of TLC. TLC was subject to certain financial covenants, including a fixed charge coverage ratio and limitations on capital expenditures, additional indebtedness, and incurrence of liens. TLC obtained a waiver for the fixed charge coverage calculation, as the term loan had been paid in full, and was in compliance with all other the financial covenants for the period ended June 30, 2014. The loan is included in the lines of credit on our consolidated balance sheets.

On July 31, 2014, TLC has repaid in full all remaining line of credit amounts with proceeds from a Sale Leaseback transaction, as described in Subsequent Events in footnote (15).

UBS Margin Loan

CVSL has a margin loan agreement with UBS that allows us to purchase investments. The maximum loan amount is based on a percentage of marketable securities held by us. The interest rate at June 30, 2014 and December 31, 2013 was 1.65% and 1.67%, respectively. The outstanding balance was $1,174,174 and $1,663,534 on June 30, 2014 and December 31, 2013, respectively. The loan is included in the lines of credit on our consolidated balance sheets.

Outstanding Warrants

On May 6, 2014, CVSL issued warrants to purchase up to 250,000 and 125,000 shares of its Common Stock, respectively, in connection with exclusivity agreements. The warrants will be exercisable commencing 75 days after their date of issuance, in whole or in part, until one year from the date of issuance for cash and/or on a cashless exercise basis at an exercise price of $0.55 per share, representing the average closing price of our common stock for the ten days preceding the issuance. In addition, the warrants provide for piggyback registration rights upon request, in certain cases. The

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(6) Long-term debt and other financing arrangements (Continued)

exercise price and number of shares issuable upon exercise of the warrants is subject to adjustment in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. The fair value of the warrants on the date of issuance approximated $116,000.

(7) Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss, net of taxes, is comprised of the following:

	Foreign Currency Translation	Unrealized Gain (Loss) on Available-for- Sale Securities	Total Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2013	$(130,791)	$(636,778)	$(767,569)
Other comprehensive income (loss) before reclassifications	34,327	100,676	135,003
Amount reclassified from AOCI	—	552,085	552,085

Net other comprehensive income (loss)	34,327	652,761	687,088

Balance at June 30, 2014	$(96,464)	$15,983	$(80,481)

Components of AOCI	Amounts reclassified from AOCI
Realized gain/(loss) on sale of marketable securities	$(552,085)
Income tax (expense) benefit	—

Net of income taxes	$(552,085)

(8) Fair Value

The Company established a fair value hierarchy which prioritizes the inputs to the valuation techniques used to measure fair value into three levels. These levels are determined based on the lowest level input that is significant to the fair value measurement. Levels within the hierarchy are defined as follows:

  Level 1—Unadjusted quoted prices in active markets for identical assets and liabilities;

  Level 2—Quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable, either directly or indirectly; and

  Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying values of cash and cash equivalents, accounts receivable, accounts payable trade and related party and line of credit payable are considered to be representative of their respective fair values. The Company's available for sale securities (Level 1) was $-0- and (Level 2) $5,223,472 at June 30, 2014. Our available for sale securities (Level 1) was $1,390,355 and (Level 2) $10,439,897 at December 31, 2013. The Company does not have other assets or intangible assets measured at fair value on a non-recurring basis at June 30, 2014 and December 31, 2013.

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(9) Commitments and Contingencies

The Company is occasionally involved in lawsuits and disputes arising in the normal course of business. In the opinion of management, based upon advice of counsel, the likelihood of an adverse outcome against the Company is remote. As such, management believes that the ultimate outcome of these lawsuits will not have a material impact on the Company's financial position or results of operations.

(10) Income Taxes

As of December 31, 2013, the Company lacked a history of earnings that would allow it to record any of its net deferred tax assets without a corresponding valuation allowance. Using the same methodology, and updating the earnings history based on actual earnings for the six months ended June 30, 2014, the Company is unable to reduce its valuation allowance. Therefore, no net deferred tax asset is reflected as of June 30, 2014. Additionally, due to some of its historical acquisitions which included indefinite lived intangibles, the Company continues to accumulate a deferred tax liability which is recorded outside the net deferred tax asset and valuation allowance. This deferred tax liability increased by $44,731 and $89,462 during the three and six months ended June 30, 2014, respectively. The Company recorded a similar amount of deferred tax expense. The Company records no current income tax expense related to its domestic activities due to historical or current net operating losses. Current tax expense of $212,921 and $491,921 for the three and six months ended June 30, 2014 has been recorded based on the Company's activities in certain foreign jurisdictions which are currently profitable and no loss carryover is available to offset the income.

(11) Share-based compensation plans

CVSL has two share-based compensation plans, the 2013 Director Smart Bonus Unit Plan and 2013 Smart Bonus Unit Award Plan. These plans provide for the issuance of a cash bonus for stock appreciation. A Committee comprised of members of the Board of Directors approves all awards that are granted under its incentive-based compensation plan. CVSL classifies the awards as a liability as the value of the award will be settled in cash. As of June 30, 2014, we have 5,655,000 equivalent shares of stock appreciation rights ("SARs") outstanding. During the six months ended June 30, 2014, CVSL has granted 1,504,998 SARs and have forfeitures of 550,000. The SARs are remeasured each reporting period and is recognized ratably over the vesting period of the award. The SARs vest over a period of three years and are paid to the recipient in three annual payments of one-third the vested award amount. The liability related to these awards is included in other long-term liabilities on our consolidated balance sheets. SARs expense for the three and six months ended June 30, 2014 was $311,453 and $397,965, respectively, as compared to $113,750 for the three and six months ended June 30, 2013. The SARs are included in selling, general and administrative expenses in the Company's consolidated statement of operations. As of June 30, 2014, total unrecognized compensation cost related to unvested SARs was $2,356,016.

(12) Loss per share attributable to CVSL

In calculating earnings per share, there were no adjustments to net earnings to arrive at earnings for any periods presented. The Company included the additional 504,813,512 shares available to Rochon Capital discussed in footnote (2) in the calculation of basic and diluted shares as the conditions were met for the shares to be available for issuance. The Company did not include the outstanding warrants nor the shares issuable upon the conversion of the Convertible Note issued to Richmont Capital

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(12) Loss per share attributable to CVSL (Continued)

Partners V L.P. discussed in footnote (6) in the calculation of dilutive shares because we recorded losses from continuing operations; therefore, the effect would be anti-dilutive.

(13) Related party transactions

During the fourth quarter of 2013, CVSL renewed a Reimbursement of Services Agreement for a minimum of one year with Richmont Holdings. CVSL has begun to establish an infrastructure of personnel and resources necessary to identify, analyze, negotiate and conduct due diligence on direct-selling acquisition candidates. However, CVSL continues to need advice and assistance in areas related to identification, analysis, financing, due diligence, negotiations and other strategic planning, accounting, tax and legal matters associated with such potential acquisitions. Richmont Holdings and its affiliates have experience in the above areas and CVSL wishes to draw upon such experience. In addition, Richmont Holdings had already developed a strategy of acquisitions in the direct-selling industry and has assigned and transferred to us the opportunities it has previously analyzed and pursued. CVSL has agreed to pay Richmont Holdings a reimbursement fee (the "Reimbursement Fee") each month equal to One Hundred Sixty Thousand dollars ($160,000) and CVSL agreed to reimburse or pay the substantial due diligence, financial analysis, legal, travel and other costs Richmont Holdings incurred in identifying, analyzing, performing due diligence, structuring and negotiating potential transactions. CVSL recorded $480,000 and $960,000 during the three and six month ended June 30, 2014 and 2013, respectively, and $460,000 and $910,000 for the three and six months ended June 30, 2013. The Expense Reimbursement Fees were included in selling, general and administrative expense.

During the three and six months ended June 30, 2014, we paid a total of $15,279 and $131,644, respectively, to Actitech, L.P., an entity owned by Michael Bishop, for the use of the entity's production capabilities for the production of products for YIAH that are being sold in the United States. In addition, in 2014 CVSL began initial production runs of certain Agel products in this facility and expect to continue to utilize this facility to meet some of AEI production needs in the future.

Tamala L. Longaberger lent TLC $42,000 for the period ended June 30, 2014 and AEI $958,000 subsequent to June 30, 2014. The terms of these loans are described in footnotes (6) and (14).

(14) Segment Information

CVSL operates in a single reporting segment as a direct selling company that sells a wide range of products sold primarily by an independent sales force around the world. For the six months ended June 30, 2014, 32% of our revenues were generated in international markets with 29%, or $15.0 million comprised of countries in Europe (primarily Russia and Italy). One hundred percent of our revenues were domestically generated for the six months ended June 30, 2013. We do not view any product groups as segments but have grouped similar products into consumable and non-consumable categories for disclosure purposes only. For the six months ended June 30, 2014, approximately $28 million, or 55% of our revenues came from non-consumable products, and approximately $22.8 million, or 45% of our revenues came from consumable products. One hundred percent of our revenues were derived from non-consumable products for the six months ended June 30, 2013. Substantially all our long-lived assets are located in the U.S. Our chief operating decision maker is our Chief Executive Officer who reviews financial information presented on a consolidated basis. Accordingly, we have determined that we operate in one reportable business segment.

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(15) Subsequent Events

On July 1, 2014, Tamala L. Longaberger lent AEI $158,000 and in connection there with AEI issued a promissory note in the principal amount of $158,000 to her. The note bears interest at the rate of 10% per annum and matures on July 1, 2015 and is guaranteed by CVSL. The company's failure to comply with the obligations under the Note, insolvency or bankruptcy proceedings or a default under any other loan, security or similar agreements of AEI if the default materially affects any of AEI property or AEI ability to repay the note or perform its obligations under this note, is a default under the note. The note may be prepaid in whole or in part at any time without premium or penalty. The note also provides for a cure period for any nonpayment default that is curable so long as a notice of breach of the same provision has not been given within the preceding 12 months. Upon default, the note holder may accelerate the time of payment of the note.

On July 2, 2014, CVSL issued a warrant exercisable for 1,000,000 shares of our common stock at an exercise price of $0.64 per share. The warrant is exercisable for a term of one year from its issuance date; provided, however, that the term will be extended for an additional year if on July 1, 2015 the shares of common stock underlying the warrant are subject to an effective registration statement under the Securities Act or our common stock is listed on the Nasdaq National Market or the NYSE MKT. In addition, the warrant provides for piggyback registration rights upon request, in certain cases. The exercise price and number of shares issuable upon exercise of the warrants is subject to adjustment in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation.

On July 9, 2014, we issued 106,315 shares of common stock to a director as director compensation and an aggregate of 105,262 shares of restricted common stock to two directors for which restrictions lapse on July 8, 2015.

On July 11, 2014, Tamala L. Longaberger lent AEI $800,000 and in connection therewith AEI issued a promissory note in the principal amount of $800,000 to her. The note bears interest at the rate of 10% per annum and matures July 11, 2015 and is guaranteed by CVSL. The company's failure to comply with the obligations under the note, insolvency or bankruptcy proceedings or a default under any other loan, security or similar agreements of AEI if the default materially affects any of AEI property or AEI ability to repay the note or perform its obligation under the note, is a default under the note. The note may be prepaid in whole or in part at any time without premium or penalty. The note also provides for a cure period for any nonpayment default that is curable so long as a notice of breach of the same provision has not been given within the preceding 12 months. Upon default, the note holder may accelerate the time of payment of the note.

On July 31, 2014, TLC, a subsidiary of CVSL and CFI NNN Raiders, LLC. ("CFI"), entered into a Sale Leaseback Agreement (the "Sale Leaseback Agreement") pursuant to which TLC agreed to sell to CFI certain real estate owned by TLC and used by TLC in its manufacturing, distribution and showroom activities. The real estate described in the Sale Leaseback Agreement was purchased by CFI, for an aggregate purchase price of $15,800,000 ($4,400,000 of which is held with CFI as a security deposit and will be released to TLC over time as certain targets are met).

Concurrently with entering into the Sale Leaseback Agreement, CVSL and CFI entered into a Master Lease Agreement (the "Master Lease Agreement"). The Master Lease Agreement provides for a 15-year lease term and specifies the base quarterly rental for the real estate described in the rental schedule. The base quarterly rent in the first year is $551,772 and increases 3% annually each year thereafter. During the lease term, all of the costs, expenses and liabilities associated with the real estate are to be borne by the Company, and the Company is entitled to the unlimited use of the real estate.

CVSL Inc.

Notes to the Unaudited Consolidated Financial Statements (Continued)

(15) Subsequent Events (Continued)

The Master Lease Agreement includes customary events of default, including non-payment by the Company of the quarterly rental or other charges due under any The Master Lease Agreement. The Company intends to utilize the proceeds from the sale of the real estate to pay off outstanding bank debt and for working capital purposes.

            Shares
Common Stock

PROSPECTUS

Cantor Fitzgerald & Co.

            , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant in connection with this offering, other than estimated underwriting discounts and commissions. All amounts shown are estimates with the exception of the SEC registration fee, the FINRA filing fee and the NYSE MKT listing fee.

SEC registration fee		$8,887
FINRA filing fee		10,850
NYSE MKT listing fee		75,000
Accounting fees and expenses			*
Legal fees and expenses			*
Printing and engraving expenses			*
Transfer agent and registrar fees and expenses			*
Non-accountable expense allowance			*
Miscellaneous fees and expenses			*

Total	$		*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

Under the provisions of Section 607.0850 of Florida Business Corporations Act, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Section 607.0850 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

Our amended bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Florida Business Corporations Act.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the Florida Business Corporations Act against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.

Insofar as indemnification for liabilities for damages arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.    Recent Sales and Issuances of Unregistered Securities.

During the last three years, we have issued unregistered securities to certain persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that, except as otherwise set forth below, each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with the registrant, to information about the registrant. The following issuances have not been adjusted to reflect the    -for-    reverse stock split.

On July 9, 2014, we issued 106,315 shares of common stock to a director as director compensation and an aggregate of 105,262 shares of restricted common stock to two directors for which restrictions lapse on July 8, 2015.

On July 2, 2014, we issued a warrant exercisable for 1,000,000 shares of our common stock at an exercise price of $0.64 per share. The warrant is exercisable for a term of one year from its issuance date; provided, however, that the term will be extended for an additional year if on July 1, 2015 the shares of common stock underlying the warrant are subject to an effective registration statement under the Securities Act or our common stock is listed on the Nasdaq National Market or the NYSE MKT. In addition, the warrant provides for piggyback registration rights upon request, in certain cases. The exercise price and number of shares issuable upon exercise of the warrants is subject to adjustment in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation.

On June 5, 2014, we issued 323,897 shares of common stock in connection with our acquisition of certain assets in the Uppercase Living transaction, which shares have not yet been released and are being held in escrow subject to certain closing conditions.

On May 6, 2014, we issued warrants exercisable for an aggregate of 375,000 shares of our common stock at an exercise price of $0.55 per share. The warrants are exercisable for a term of one year from their issuance date; provided, however, that the term will be extended for an additional year if on May 5, 2014 the shares of common stock underlying the warrant are subject to an effective registration statement under the Securities Act or our common stock is listed on the Nasdaq National Market or the NYSE MKT. In addition, the warrants provide for piggyback registration rights upon request, in certain cases. The exercise price and number of shares issuable upon exercise of the warrants is subject to adjustment in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation.

On April 24, 2014, we issued 254,490 shares of common stock to UL SLC, LLC in connection with our acquisition of assets.

On January 7, 2014, we issued 572,549 shares of common stock to Lega Enterprises, LLC in connection with our acquisition of assets.

On January 6, 2014, we issued 155,926 shares of common stock to Paperly in connection with our acquisition of assets.

On January 6, 2014, we issued 317,804 shares of common stock to the five former shareholders of MSKin connection with our acquisition of the stock of MSK.

On November 27, 2013, we issued 3,150,751 shares of common stock to Lega Enterprises, LLC and TPark One LLC in connection with our acquisition of assets.

On October 22, 2013, we issued 3,723,300 shares of common stock to Lega Enterprises, LLC in connection with our acquisition of assets.

On October 1, 2013, we issued 1,766,979 shares of common stock to TBT in connection with our acquisition of assets.

On August 22, 2013, we issued 4,512,975 shares of common stock to Inspired Portfolio Pty, Ltd. in connection with our acquisition of assets.

On June 14, 2013, we issued 32,500,000 shares of common stock to the Trust upon conversion of the Convertible Subordinated Unsecured Promissory Note in the principal amount of $6,500,000 issued to the Trust. The issuance qualified for exemption under Section 3(a)(9) of the Securities Act.

On March 18, 2013, we issued a Convertible Subordinated Unsecured Promissory Note in the principal amount of $6.5 million in connection with our acquisition of TLC. This note was converted into shares of our common stock on June 14, 2013, as described above.

On December 12, 2012, we issued a convertible subordinated unsecured promissory note in the principal amount of $20,000,000 to an entity controlled by one of our directors.

On August 2012, we issued 500,000 shares of our common stock to two investors in satisfaction of certain obligations under a prior contract.

On September 25, 2012, we issued 438,086,034 shares of our common stock to Rochon Capital in connection with the Initial Share Exchange.

On May 15, 2012, the holder of two convertible promissory notes dated April 5, 2011 and February 15, 2012 converted the principal amount of $250,000 plus accrued interest into 2,666,666 shares of our common stock in full satisfaction of all principal and interest due thereunder. The issuance of the shares of common stock qualified for exemption under Section 3(a)(9) of the Securities Act. In connection with the February 15, 2012 note, we granted the holder one warrant for each one share converted. Each warrant was exercisable into one share of our common stock at the price of $0.50 per share.

On May 16, 2012, the holder of two convertible promissory notes dated April 1, 2011 and February 24, 2012 converted the principal amount of $225,000 plus accrued interest into 2,380,000 shares of our common stock in full satisfaction of all principal and interest due thereunder. The issuance of the shares of common stock qualified for exemption under Section 3(a)(9) of the Securities Act. In connection with the February 24, 2012 note, we granted the holder one warrant for each one share converted. Each warrant was exercisable into one share of our common stock at the price of $0.50 per share.

On April 11, 2012, we issued 50,000 restricted shares of common stock for services related to our guidewire device.

On March 7, 2012, we issued 50,000 restricted shares of our common stock for bookkeeping services rendered to us.

On March 7, 2012, we issued 50,000 restricted shares of our common stock for fabricating the prototype for our guidewire bookkeeping services rendered to us.

On March 7, 2012, we issued 30,000 restricted shares of our common stock for legal services.

On March 7, 2012, we issued 8,830,000 restricted shares of our common stock for consulting services in financial, business and marketing.

On March 7, 2012, we issued 2,830,000 restricted shares of our common stock for consulting services in financial, business and marketing.

On March 7, 2012, we issued 25,000 restricted shares of our common stock for assistance with marketing our products.

On March 7, 2012, we issued 5,000 restricted shares of our common stock for strategic introductions.

On March 7, 2012, we issued 6,556,000 restricted shares of our common stock to our then vice president and director, Michael DiCicco, for services rendered to us.

On March 7, 2012, we issued 1,000,000 restricted shares of common stock to our then director, Douglas Miscoll, for service rendered to us.

On March 7, 2012, we issued 6,830,000 restricted shares of common stock to a consultant for services rendered to us.

On March 7, 2012, we issued 2,830,000 restricted shares of common stock to a consultant for services rendered to us.

On February 13, 2012, we issued 298,350 restricted shares of common stock to Olympus Capital Group in exchange for satisfaction of a convertible note in the amount of $7,500.

On February 13, 2012, we issued an aggregate of 175,000 restricted shares of common stock to six persons for advisory services rendered.

On February 13, 2012, we issued 99,450 restricted shares of common stock to Rada Advisors, Inc. in exchange for satisfaction of a convertible note in the amount of $2,500.

During November 2011, we issued $470,000 worth of convertible notes to three investors. The notes were convertible into shares of our restricted common stock. These notes were converted into 2,256,818 shares of our common stock on December 1, 2011. The issuance of the shares of common stock upon conversion of the notes qualified for exemption under Section 3(a)(9) of the Securities Act.

On July 28, 2011, we issued 1,444,000 restricted shares of common stock to a former vice president and director for services rendered.

On July 28, 2011, we issued 1,740,000 restricted shares of common stock to a consultant for services rendered.

On July 28, 2011, we issued 1,174,000 restricted shares of common stock to Joseph Babiak for services rendered.

Item 16.    Exhibits.

Exhibit No.		Description
1.1	+	Form of Underwriting Agreement between CVSL Inc. and Cantor Fitzgerald & Co., as representative of the several underwriters
2.1
Share Exchange Agreement, dated August 24, 2012, by and among Computer Vision Systems Laboratories, Corp., Happenings Communications Group, Inc. and Rochon Capital Partners, Ltd. (incorporated by reference to Exhibit 10.10 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on August 30, 2012)
3.1		Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form SB-2 (File Number 333-145738) filed with the Commission on August 28, 2007)
3.2		Bylaws of Cardio Vascular Medical Device (incorporated by reference to Exhibit 3.2 of our Registration Statement on Form SB-2 (File Number 333-145738) filed with the Commission on August 28, 2007)

Exhibit No.	Description
3.3	Articles of Incorporation (incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on June 28, 2011)
3.4	Bylaws of Computer Vision Systems Laboratories, Corp. (incorporated by reference to Exhibit 3.4 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on June 28, 2011)
3.5	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on May 30, 2013)
3.6	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.7 of our Current Report on Form 10-Q (File No. 000-52818) filed with the Commission on August 14, 2013)
3.7
Amendment to Bylaws of Computer Vision Systems Laboratories, Corp., effective as of September 28, 2012 (incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on October 1, 2012)
3.8	Amendment to Bylaws effective July 9, 2014 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on July 15, 2014)
4.1
Registration Rights Agreement, dated September 25, 2012, by and between Computer Vision Systems Laboratories, Corp. and Rochon Capital Partners, Ltd. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on October 1, 2012)
4.2
Convertible Subordinated Unsecured Promissory Note, dated December 12, 2012, in the original principal amount of $20,000,000, from Computer Vision Systems Laboratories, Corp., (as Maker), to Richmont Capital Partners V LP, (as Payee) (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on December 18, 2012)
4.3
Lockup Agreement between International Equities Group and Computer Vision Systems Laboratories dated February 15, 2013 (incorporated by reference to 99.10 to Schedule 13D/A (File No. 005-85515) filed with the Commission on February 19, 2013)
4.4
Convertible Subordinated Unsecured Promissory Note, dated March 15, 2013, in the original principal amount of $6,500,000, issued by Computer Vision Systems Laboratories, Corp. to The Longaberger Company (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on March 20, 2013)
4.5
Promissory Note, dated March 14, 2013, in the original principal amount of $4,000,000, issued by Computer Vision Systems Laboratories, Corp. to The Longaberger Company (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on March 20, 2013)
4.6
Amendment to Share Exchange Agreement to Defer Second Tranche Closing Indefinitely dated April 10, 2013 (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 000-52818) filed April 12, 2013)

Exhibit No.		Description
4.7		First Amendment to Convertible Subordinated Unsecured Promissory Note, dated as of June 17, 2013, between CVSL Inc. and Richmont Capital Partners V LP (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on June 21, 2013)
4.8
Irrevocable Proxy between Computer Vision Systems Laboratories and Rochon Capital Partners Ltd. (incorporated by reference to Exhibit 99.12 to Schedule 13-D/A (File No. 005-85515) filed with the Commission on June 27, 2013)
4.9		Director Smart Bonus Plan (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 000-52818) filed with the Commission on July 24, 2013)
4.10	#	Form of Warrant issued in May 2014
4.11	#	Form of Warrant issued in July 2014
4.12
Second Amendment to Convertible Subordinated Unsecured Promissory Note, dated as of June 12, 2014, between CVSL Inc. and Richmont Capital Partners V LP (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on June 16, 2014)
4.13
Promissory note dated July 11, 2014 between Agel Enterprises, Inc. and Tamala L. Longaberger (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on July 15, 2014)
5.1	+	Legal Opinion of Gracin & Marlow, LLP
9.1
Voting Agreement by and among Tamala L. Longaberger Revocable Trust, Rochon Capital Partners Ltd, Computer Vision Systems Laboratories Corp. dated March 18, 2013 (incorporated by reference to Exhibit 99.11 to Schedule 13D/A (File No. 005-85515) filed with the Commission on June 27, 2013)
10.1
Indemnification Agreement entered into between Computer Vision Systems Laboratories, Corp. and John P. Rochon (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on October 1, 2012)
10.2
Convertible Subordinated Unsecured Note Purchase Agreement, dated December 12, 2012, by and between Computer Vision Systems Laboratories, Corp., and Richmont Capital Partners V LP (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on December 18, 2012)
10.3
Purchase Agreement, dated March 15, 2013, by and among Computer Vision Systems Laboratories, Corp., The Longaberger Company, TMRCL Holding Company, TMRCL Holding LLC, and The Longaberger Company Canada (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on March 20, 2013)
10.4
Subscription Agreement, dated March 14, 2013, by and between the Company and The Longaberger Company (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on March 20, 2013)
10.5
Guarantee Agreement, dated March 14, 2013, made by Computer Vision Systems Laboratories, Corp. (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on March 20, 2013)

Exhibit No.		Description
10.6		Employment Agreement, dated March 18, 2013, by and between Computer Vision Systems Laboratories, Corp. and Tamala L. Longaberger (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on March 22, 2013)
10.7
Reimbursement of Services Agreement between Computer Vision Systems Laboratories Corp., a Florida corporation and Richmont Holdings, Inc., (incorporated by reference to Exhibit 10.11 of our Annual Report on Form 10-K (File No. 000-52818) filed with the Commission on March 29, 2013)
10.8
Amendment to Share Exchange Agreement to Defer Second Tranche Closing Indefinitely dated April 10, 2013 (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on April 12, 2013)
10.9
Equity Contribution Agreement, dated as of June 18, 2013, between Rochon Capital Partners, Ltd. and CVSL Inc. (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on June 21, 2013)
10.10
Asset Purchase Agreement, dated September 25, 2013, between Agel Enterprises, Inc. and Agel Enterprises, LLC. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on October 1, 2013)
10.11
Purchase Money Note issued by Agel Enterprises, Inc. in the principal amount of $1,700,000 (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on October 1, 2013)
10.12
Equity Contribution Agreement, dated as of November 11, 2013, between Rochon Capital Partners, Ltd. and CVSL Inc. (incorporated by reference to Exhibit 13 to Schedule 13D/A (File No. 005-85515) filed with the Commission on April 1, 2014 by Rochon Capital Partners, Ltd.)
10.13
Satisfaction of Obligation dated December 3, 2013 between CVSL, Rochon Capital Partners Ltd. and International Equities Group, Inc. (incorporated by reference to Exhibit 14 to Schedule 13D/A (File No. 005-85515) filed with the Commission on April 1, 2014 by Rochon Capital Partners, Ltd.)
10.14
Equity Contribution Agreement, dated as of May 1, 2014, between Rochon Capital Partners, Ltd. and CVSL Inc. (incorporated by reference to Exhibit 99.13 to Schedule 13D/A (File No. 005-85515) filed with the Commission on May 7, 2014 by Rochon Capital Partners, Ltd.)
10.15	#	Credit and Security Agreement dated October 23, 2012 among Keybank National Association and The Longaberger Company
10.16	#	First Amendment Agreement to Credit and Security Agreement by and between Keybank National Association and The Longaberger Company
10.17	#	Second Amendment Agreement to Credit and Security Agreement by and between Keybank National Association and The Longaberger Company
10.18	#	Third Amendment Agreement to Credit and Security Agreement by and between Keybank National Association and The Longaberger Company
10.19	#	Fourth Amendment Agreement to Credit and Security Agreement by and between Keybank National Association and The Longaberger Company

Exhibit No.		Description
10.20	#	Fifth Amendment Agreement to Credit and Security Agreement by and between Keybank National Association and The Longaberger Company
10.21
Restricted Stock Agreement between CVSL Inc. and Roy Damary dated July 9, 2014 (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on July 15, 2014)
10.22
Restricted Stock Agreement between CVSL Inc. and Bernard Ivaldi dated July 9, 2014 (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on July 15, 2014)
10.23
Agreement for Purchase and Sale dated as of July 31, 2014 between The Longaberger Company and CFI NNN Raiders, LLC (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on August 1, 2014).
10.24
Master Lease Agreement made as of July 31, 2014 by and between CFI NNN Raisers, LLC and CVSL Inc. (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 000-52818) filed with the Commission on August 1, 2014).
21		List of Subsidiaries (incorporated by reference to Exhibit 21 of the Registrant's Annual Report on Form 10-K (File No. 000-52818) filed March 31, 2014)
23.1	*	Consent of Independent Registered Public Accounting Firm
23.2	+	Consent of Gracin & Marlow, LLP (included in its opinion filed as Exhibit 5.1)
24.1	#	Power of Attorney
24.2	#	Power of Attorney
101	**
The following materials formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheet at December 31, 2013 and June 30, 2014 (unaudited), (ii) Consolidated Statements of Operations and Comprehensive Loss for the three month periods ended June 30, 2014 and 2013, (iii) Consolidated Statements of Cash Flows for the three month periods ended June 30, 2014 and 2013 (unaudited), (iv) Notes to Unaudited Consolidated Financial Statements, (v) Consolidated Balance Sheets for the years ended December 31, 2013 and 2012, (vi) Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, (vii) Consolidated Statements of Changes in Stockholders' (Deficit) for the years ended December 31, 2013 and 2012, (viii) Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012, and (ix) Notes to Audited Consolidated Financial Statements.

*
Filed herewith.

#
Previously filed.

+
To be filed by amendment.

**
In accordance with Rule 406T of Regulation S-T, the Interactive Data Files in Exhibit 101 to this Registration Statement on Form S-1 are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, are deemed not filed for purposes of Section 18 of the Exchange Act of 1934, as amended, and otherwise are not subject to liability under these sections.

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

    (i)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

   (ii)  For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)  The portion of any other free writing prospectuses relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Amendment No. 3 to the Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, September 5, 2014.

CVSL INC.
By:	/s/ JOHN P. ROCHON John P. Rochon Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)
Date: September 5, 2014
By:	/s/ KELLY KITTRELL Kelly Kittrell Chief Financial Officer, Treasurer and Director (Principal Financial and Principal Accounting Officer)
Date: September 5, 2014

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN P. ROCHON John P. Rochon	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	September 5, 2014
* John P. Rochon	Vice Chairman and Director	September 5, 2014
/s/ KELLY KITTRELL Kelly Kittrell	Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	September 5, 2014

Signature	Title	Date

* Russell Mack	Vice President and Director	September 5, 2014
* Michael Bishop	Director	September 5, 2014
* Tamala Longaberger	Director	September 5, 2014
* William Randall	Director	September 5, 2014
* Julie Rasmussen	Director	September 5, 2014
* Kay Bailey Hutchison	Director	September 5, 2014
* Bernard Ivaldi	Director	September 5, 2014
* Roy Damary	Director	September 5, 2014

*By:	/s/ JOHN P. ROCHON John P. Rochon as Attorney-in-Fact